As Filed with the Securities and Exchange Commission on February 11, 2011	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Wesen Recycling Technology, Inc.
(Name of Registrant As Specified in its Charter)

Delaware	3080	26-1357843
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation	Classification Code Number)
or Organization)

Room 405, Floor 4, North Tower, 9 Shen Zhou Road,
Guangzhou High-tech Industrial Development Zone, Guangzhou
People’s Republic of China
86 (20) 32290314
(Address and Telephone Number of Principal Executive Offices)

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808
800-222-2122
(Name, Address and Telephone Number of Agent for Service)

Copies to
Thomas J. Poletti, Esq. Melissa A. Brown, Esq. K&L Gates LLP 10100 Santa Monica Blvd., 7th Floor Los Angeles, CA 90067 Telephone (310) 552-5000 Facsimile (310) 552-5001	V. Joseph Stubbs, Esq. Scott Galer, Esq. Stubbs Alderton & Markiles, LLP 15260 Ventura Boulevard, 20th Floor Sherman Oaks, California 91403 Telephone (818) 444-4500 Facsimile (818) 444-4520

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum		Amount of
Title of Each Class of	Amount To Be		Offering Price		Aggregate		Registration
Securities To Be Registered	Registered (1)		Per Share		Offering Price		Fee
Common Stock, $0.0001 par value per share	1,380,000	(2)	$4.00	(2)	$5,520,000	(2)	$640.87
Common Stock, $0.0001 par value per share	2,457,167	(3)	$4.00	(4)	$9,828,668	(4)	$1,141.11
Underwriter’s Warrants to Purchase Common Stock	120,000	(5)	N/A		N/A		N/A	(6)
Common Stock Underlying Underwriter’s Warrants, $0.0001 par value per share	120,000	(7)	$4.80		$576,000	(10)	$66.87	(10)

Total Registration Fee							$1,848.85	(11)

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes shares which the underwriters have the option to purchase to cover over-allotments, if any.

(3)
This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 2,457,167 shares of Common Stock previously issued to the selling stockholders as named in the Resale Prospectus.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(5)	Represents the maximum number of warrants to purchase the Registrant’s common stock to be issued to the underwriter in connection with the public offering.

(6)
In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the underwriter’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(7)	Represents the maximum number of shares of the Registrant’s common stock issuable upon exercise of the underwriter’s warrants.

(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an exercise price of $4.80 per share.

(9)	Paid herewith.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

•
Public Offering Prospectus.  A prospectus to be used for the public offering by the Registrant of up to 1,200,000 shares of the Registrant's common stock (in addition to 180,000 shares that may be sold upon exercise of the underwriters’ over-allotment option) (the "Public Offering Prospectus") through the underwriter named on the cover page of the Public Offering Prospectus.  We are also registering the warrants and shares of common stock underlying the warrants to be received by the underwriter in this offering.

•	Resale Prospectus. A prospectus to be used for the resale by selling stockholders of up to 2,457,167 shares of the Registrant’s common stock (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•	they contain different outside and inside front covers;
•	they contain different Offering sections in the Prospectus Summary section beginning on page 1;
•	they contain different Use of Proceeds sections on page 30;
•	the Capitalization and Dilution sections are deleted from the Resale Prospectus on page 32 and page 33, respectively;
•
the “Selling Stockholders” portion of the Beneficial Ownership of Certain Beneficial Owners, Management, and Selling Stockholders on page 73 of the Public Offering Prospectus is deleted from the Resale Prospectus;

•	a Selling Stockholder section is included in the Resale Prospectus beginning on page 80A;
•	references in the Public Offering Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;
•	the Underwriting section from the Public Offering Prospectus on page 80 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;
•	the Legal Matters section in the Resale Prospectus on page 83 deletes the reference to counsel for the underwriters; and
•	the outside back cover of the Public Offering Prospectus is deleted from the Resale Prospectus.

The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the Public Offering Prospectus.

Notwithstanding the Resale Prospectus, selling stockholders named in the Resale Prospectus have agreed that (i) if the proposed public offering that we expect to conduct is for $5 million or more, then they would not be able to sell or transfer their shares until at least six (6) months after the date on which the Company’s common stock becomes listed or quoted on either the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board (the “Listing Date”), and (ii) if the offering is for less than $5 million, then one-tenth of their shares would be released from the lock-up restrictions ninety (90) days after the Listing Date and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  WestPark Capital, in its discretion, may also release some or all the shares from the lock-up restrictions earlier.  We currently intend this offering to be in an amount less than $5 million. However, there can be no assurance of the actual size of this offering.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	February 11, 2011

1,200,000 SHARES
CHINA WESEN RECYCLING TECHNOLOGY, INC.

COMMON STOCK

This is a public offering of our common stock.  We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the NASDAQ Global Market or the NYSE Amex under the symbol “[___].”  There can, however, be no assurance that our common stock will be accepted for listing on either such exchange.

We are offering all of the 1,200,000 shares of our common stock offered by this prospectus.  We expect that the public offering price of our common stock will be between $3.00 and $4.00 per share.

Investing in our common stock involves a high degree of risk.  Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 11 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share			Total
Public offering price	$	[___	]	$	[___	]
Underwriting discounts and commissions (1)	$	[___	]	$	[___	]
Proceeds, before expenses, to China Wesen Recycling Technology, Inc.	$	[___	]	$	[___	]
Proceeds, before expenses, to selling stockholders	$	[___	]	$	[___	]

(1)  The underwriter will receive compensation in addition to the discounts and commissions as set forth under “Underwriting.”

The Underwriter has a 45-day option to purchase up to 180,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriter sells more than 1,200,000 shares of common stock in this offering (the “Over-allotment Shares”).  The Underwriter agreed to purchase 70% of the Over-allotment Shares from the selling stockholders identified in this prospectus and the remaining shares from us.  We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders.  If the Underwriter exercises this option in full, the total underwriting discounts and commissions will be $[__], and total proceeds, before expenses, to the selling stockholders will be $[__] and the additional proceeds to us, before expenses, from the over-allotment option exercise will be $[__].

We have agreed to pay the Underwriter an aggregate non-accountable expense allowance of 3.0% of the gross proceeds of this offering or $[__], based on a public offering price of $[__] per share.

The Underwriter will also receive warrants to purchase a number of shares equal to 10% of the shares of our common stock sold in connection with this offering, or 120,000 shares, exercisable at a per share price equal to 120% of the offering price of this offering.  The Underwriter is offering the common stock as set forth under “Underwriting.”  Delivery of the shares will be made on or about [__________], 2011.

WestPark Capital, Inc.

The Date of this Prospectus is: ____________________, 2011

[INSIDE FRONT COVER].

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL DATA	10
RISK FACTORS	11
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	29
USE OF PROCEEDS	30
DIVIDEND POLICY	31
CAPITALIZATION	32
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	33
DILUTION	33
ACCOUNTING FOR THE SHARE EXCHANGE	34
SELECTED CONSOLIDATED FINANCIAL DATA	35
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36
DESCRIPTION OF BUSINESS	53
MANAGEMENT	63
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	68
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND SELLING STOCKHOLDERS	72
DESCRIPTION OF SECURITIES	74
SHARES ELIGIBLE FOR FUTURE SALE	77
UNDERWRITING	80
CONFLICTS OF INTEREST	82
LEGAL MATTERS	83
EXPERTS	83
ADDITIONAL INFORMATION	83
INDEX TO FINANCIAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1
SIGNATURES	II-7

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not, and the underwriter has not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 11.

As used in this prospectus, unless otherwise indicated, the terms “we,” “our,” “us,” “Company” and “Wesen” refer to China Wesen Recycling Technology, Inc., a Delaware corporation, formerly known as SRKP 23, Inc. (“SRKP 23”). We conduct our business through our subsidiaries, which include our wholly-owned subsidiary, Weixin International Co., Limited, a company organized under the laws of the British Virgin Islands (“Weixin BVI”), Wei Xin Holding Group Limited, a company organized under the laws of Hong Kong and a wholly-owned subsidiary of Weixin BVI (“Weixin HK”), Gangzhou Kelida Intelligent Equipment Co., Ltd., a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Weixin HK (“Kelida”), and Zhaoqing Hua Su Plastic Trading Company (“Hua Su”), Zhaoqing Chuang Yi Resources Recycle Co., Ltd. (“Chuang Yi”), Zhaoqing Xin Ye Plastic Co., Ltd. (“Xin Ye”), and Zhaoqing Li Jun Craftwork Co., Ltd. (“Li Jun”), each a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Kelida.

The “selling stockholders” refers, collectively, to the selling stockholders named in this prospectus under the heading “Beneficial Ownership of Certain Beneficial Owners, Management, and Selling Stockholders” who have agreed to sell to the Underwriters up to 70% of the Over-allotment Shares sold in this offering, if any.

“China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

Overview

We recycle engineering plastics from complex waste streams and end-of-life plastic-rich durable goods such as computer and business equipment, household appliances, house wares, toys and many other sources.  We produce plastic grains and compounds which are sold to original equipment manufacturers of consumer products and plastic injection molders which produce new consumer products using recycled material.  We specialize in the production of high-density polyethylene, or HDPE, low-density polyethylene, or LDPE, acrylonitrile-butadiene-styrene, or ABS, and polystyrene, or PS.  In addition, we offer a line of household and construction products which we manufacture with our own recycled plastic compounds.  Our plastic grains are sold to trading companies and wholesalers, as well as customers in industries such as architecture industrial equipment and engineering production, chemical and petrochemical manufacturing. In addition, a substantial portion of our revenue is currently derived form the resale of recycled plastic materials, including HDPE, LDPE, ABS and PS material, which we cannot currently recycle due to our current recycling capabilities.

Our Strategy

Our goal is to become a leading provider of plastic grains and compounds and proprietary products manufactured from such material in China. We intend to achieve this goal by implementing the following strategies:

Maximize our existing resources to increase our profitability

We plan to use our expertise in plastics recycling and in the production of products produced from our recycled plastic material to further increase our profitability. Our plan is to actively capitalize on market opportunities by:

•	expanding our sale force by recruiting experienced and knowledgeable sales personnel to reach new customers;

•	strengthening relationships with our existing clients to increase the rate of purchase of existing products; and

•	exploring new opportunities for expanding our product offerings to new and existing clients.

Expand output capacity

In November 2009, we began construction of a new facility in Gangzhou on land for which we have obtained land use rights.  This new facility will primarily act as a research and development center for our company, and will include a materials laboratory, an advanced tool shop for researching various end-user products, a showroom and our new principal corporate offices.  The new facility will allow us to improve our corporate image and increase our ability to develop high-end plastic compounds and new end-user products, and will lessen our dependence on sales of raw materials for profitability.

Focus on improved efficiencies

We will continue to focus on efforts on improving the overall efficiency of system operations and the operational performance of our main production plants through additional engineering improvements, additional automation and modernization of the production process and reducing non-scheduled shut-downs of equipment. At the same time, we intend to balance these efforts with additional focus on production safety, environmental protection, occupational health, energy conservation and emissions reduction, striving to comply with the requirements for the development of a low-carbon, green economy with recyclable materials.

Strengthen relationships with suppliers and focus on reducing commodity costs

The purchase of raw material is fundamental to the recycling business. In order to cut costs and increase profit margins, we focus on developing relationships with new suppliers and increasing amount of raw material purchased directly from overseas recyclers, as opposed to purchasing from domestic wholesalers or intermediaries. We continue to work on obtaining more favorable terms and discounts by strengthening our relationship with suppliers and placing more bulk orders. We also continue to monitor commodity costs and work with our suppliers and customers to manage changes in commodity costs.

Expand our line of proprietary products manufactured with our recycled plastic

We intend to expand our product offerings into higher end technology oriented products such as railroad crossties. We intend to leverage the engineering and production capabilities of our experienced management team to develop new high margin product offerings to further boost our revenues and profitability. We believe that our expansion into these new product offerings will continue to differentiate us from our competition and will strengthen our competitiveness in the plastic recycling industry.  Additionally, the increase in our production and sale of end products will lessen our dependency on sales of raw materials for our revenues.  Sales of proprietary higher end products yield higher revenues than sales of raw materials, which is key to increasing our profitability.

Pursue acquisitions to broaden our product offerings and production capability

The plastic recycling market in China remains highly fragmented, and the majority of recycling companies are regionally focused with relatively few attaining national scale. We will consider strategic acquisitions that will provide us with a broader range of service offerings and access to new markets. When evaluating potential acquisition targets, we will consider factors such as market position, growth potential and earnings prospects and strength and experience of management.

Our business is subject to a number of risks and uncertainties, including risks related to our ability to develop new products utilizing our recycled plastic products, our dependence on a limited number of suppliers for a majority of our raw materials, our ability to enter into relationships directly with suppliers to obtain raw materials; our ability to secure plastic waste raw materials at competitive prices, our reliance on a limited number of customers for our net sales and PRC regulations regarding the recycled plastics industry.  Investors should carefully consider these risks and all of the risks discussed in “Risk Factors” beginning on page 12 of this prospectus before investing in our securities.

Recent Events

Share Exchange

On November 12, 2010,we entered into a Share Exchange Agreement (the “Exchange Agreement”) with Weixin BVI, Weixin HK, Kelida, Hua Su, Chuang Yi, Xin Ye, Li Jun, and all of the shareholders of Weixin BVI (collectively, the “Weixin Shareholders”). Pursuant to the Exchange Agreement, we agreed to issue an aggregate of 7,865,556 shares of our common stock, $0.0001 par value per share (the “Common Stock”) to the Weixin Shareholders in exchange for all of the issued and outstanding securities of Weixin BVI (the “Share Exchange”).  The Share Exchange closed on November 23, 2010 and Weixin BVI became our wholly-owned subsidiary.  We changed our name to “China Wesen Recycling Technology, Inc.” on November 24, 2010.

Upon the closing of the Share Exchange, we issued an aggregate of 7,865,556 shares of our Common Stock to the Weixin Shareholders in exchange for all of the issued and outstanding securities of Weixin BVI.  Prior to the closing of the Share Exchange and the initial closing of the Private Placement, as described below, our stockholders prior to the completion of the Share Exchange (the “SRKP 23 Stockholders”) canceled an aggregate of 6,679,899 shares held by them such that there were 1,907,455 shares of Common Stock outstanding immediately prior to the Share Exchange.  The SRKP 23 Stockholders also canceled warrants to purchase an aggregate of 7,804,803 shares of Common Stock such that the SRKP 23 Stockholders held warrants to purchase an aggregate of 782,545 shares of Common Stock immediately prior to the Share Exchange.  Each warrant is entitled to purchase one share of our Common Stock at $0.0001 per share and expires five years from the closing of the Share Exchange.  The stockholders did not receive any consideration for the cancellation of the shares and warrants.  The cancellation of the shares and warrants was accounted for as a contribution to capital.  Immediately after the closing of the Share Exchange and the final closing of the Private Placement, we had 12,230,178 shares of common stock, no shares of preferred stock, no options, and warrants to purchase 782,545 shares of Common Stock issued and outstanding.

The number of shares and warrants cancelled was determined based on negotiations with the security holders of SRKP 23 and Wexin BVI.  The number of shares and warrants cancelled by SRKP 23 was not pro rata, but based on negotiations between the security holders and SRKP 23.  As indicated in the Exchange Agreement, the parties to the transaction acknowledged that a conflict of interest existed with respect to the negotiations for the terms of the Share Exchange due to, among other factors, the fact that WestPark Capital, Inc. (“WestPark Capital”) was advising Wexin BVI in the transaction.  As further discussed below in “Recent Events—Private Placement,” certain of the controlling stockholders and control persons of WestPark Capital were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of SRKP 23.  Under these circumstances, the shareholders of Wexin BVI and the stockholders of SRKP 23 negotiated an estimated value of Wexin BVI and its subsidiaries, an estimated value of the shell company (based on similar recent transactions by WestPark Capital involving similar public shells), and the mutually desired capitalization of the company resulting from the Share Exchange.

With respect to the determination of the amounts of shares and warrants cancelled, the value of the shell company was derived primarily from its utility as a public company platform, including its good corporate standing and its timely public reporting status, which we believe allowed us to raise capital at an appropriate price per share and subsequently list our stock on a national securities exchange.  We believe that investors may have been unwilling to invest in our company in the Private Placement (as that term is defined below) on acceptable terms, if at all, in the absence of an investment in a public reporting vehicle and thus required us to effect the Share Exchange as a condition to the Private Placement.  We did not consider registering our own securities directly as a viable option for accessing the public markets.  We felt that private financing absent a reverse merger was not immediately available to us and we chose the structure offered by WestPark Capital as the best option to becoming publicly listed on a national securities exchange.

The services provided by WestPark Capital were not a consideration in determining this aspect of the transaction.  Under these circumstances and based on these factors, the shareholders of Weixin BVI and the stockholders of SRKP 23 agreed upon the amount of shares and warrants to be cancelled.  Further to such negotiations, we paid a $140,000 success fee to WestPark Capital, Inc for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with the principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of Weixin BVI, conducting due diligence on Weixin BVI and its subsidiaries and managing the interrelationship of legal and accounting activities.  All of the fees due to WestPark Capital in connection with the Share Exchange have been paid as of the date of this prospectus.

Based on an estimated per share offering price of $3.50, the 1,907,455 shares retained by the SRKP 23 stockholders had an implied monetary value of approximately $6.7 million.  Assuming exercise of the 782,545 warrants also retained by the SRKP 23 stockholders, 2,690,000 shares would have been retained by the SRKP 25 stockholders with an implied monetary value of approximately $9.4 million.  The implied monetary value of the retained shares was calculated based on an estimated $3.50 per share offering price, without regard to liquidity, marketability, or legal or resale restrictions; accordingly, such amounts should not be considered as an indication of the fair value of the retained shares.

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” contribution and/or reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

Private Placement

On November 23, 2010 and December 16, 2010, we consummated the initial and final closings of a private placement of shares of the Company’s Common Stock (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,457,167 shares of Common Stock at $2.25 per share, for gross proceeds of approximately $5.5 million in the Private Placement.  The purpose of the Private Placement was to increase our working capital and the net proceeds from the Private Placement will be used to expand business operations, including developing direct sources and dealerships, increasing production capacity, making permitted acquisitions, purchasing manufacturing equipment, and for general corporate purposes.

In connection with the Private Placement, we agreed to pay WestPark Capital, the placement agent for the Private Placement, commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement, for an aggregate fee of approximately $774,008.

We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Private Placement pursuant to the subscription agreement entered into with each investor and to cause such registration statement to be declared effective by the SEC no later than 150 days from the date of filing or 180 days from the date of filing if the registration statement is subject to a full review by the SEC.

Each investor in the Private Placement entered into lock-up agreements pursuant to which they agreed that (i) if the proposed public offering that we expect to conduct is for $5 million or more, then they would not be able to sell or transfer their shares until at least six (6) months after the date on which the Company’s common stock becomes listed or quoted on either the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board (the “Listing Date”), and (ii) if the offering is for less than $5 million, then one-tenth of their shares would be released from the lock-up restrictions ninety (90) days after the Listing Date and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  WestPark Capital, in its discretion, may also release some or all the shares from the lock-up restrictions earlier.  We currently intend this offering to be in an amount less than $5 million. However, there can be no assurance of the actual size of this offering.

Pursuant to the Placement Agency Agreement, we entered into a lock-up agreement pursuant to which we agreed that we will not, directly or indirectly, indirectly, (a) offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock or such other securities convertible into, or exercisable or exchangeable for, shares of Common Stock, other than repurchases at cost or without cost pursuant to the terms of our option and restricted stock purchase agreements, for a period beginning from the Listing Date and continuing to and including the date eighteen (18) months after the Listing Date, without the prior written consent of WestPark Capital; provided, however, that we may, without the prior written consent of WestPark Capital, issue equity awards to our employees pursuant to equity incentive plans approved by our the board of directors and stockholders (provided that such grants do not exceed 7% of the outstanding shares, which includes the issuance of the shares issued in connection with the Private Placement).

Some of the controlling stockholders and control persons of WestPark Capital were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of the Company, including Richard Rappaport, who is the Chief Executive Officer of WestPark Capital and was the President and a significant stockholder of the Company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the President and Treasurer of WestPark Capital and was one of the Company’s controlling stockholders and an officer and director prior to the Share Exchange.  Mr. Rappaport is the sole owner of the membership interests in the parent company of WestPark Capital.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

Certain Relationships and Related Transactions

The table below identifies all the benefits that WestPark Capital and its affiliates have received and will receive in connection with the Share Exchange, the Private Placement and this offering.

	$		Other
Share Exchange	164,000	(1)	Registration rights for an aggregate of 1,428,691 shares and 586,129 shares underlying warrants (2) (3)
Retained Shares and Warrants	2,014,820	(4)
Private Placement	814,108	(5)
Public Offering	[______	](6)	Warrants to purchase 120,000 shares of common stock at an exercise price of $4.20 per share
Total	[______	]

(1) Includes a success fee of $140,000 paid to WestPark Capital for services provided in connection with the Share Exchange.   Also includes $24,000 for consulting fees paid to WestPark by the Company for five months of consulting services provided to the Company by WestPark.

(2)  Pursuant to a Registration Rights Agreement executed in connection with the closing of the Share Exchange, affiliates of WestPark Capital received registration rights for an aggregate of 1,428,691 shares and 586,129 shares underlying warrants.  We agreed to include such shares in a subsequent registration statement to be filed on or before the 10th after the end of the six-month period that immediately followed the date on which we filed the registration statement of which this prospectus is a part.  The shareholders of Weixin immediately prior to the date of the Share Exchange holding an aggregate of  7,865,556 shares of our common stock have agreed with the Underwriter not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or  otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the  prior written consent of the Underwriter, for a period of 24 months after the date of this prospectus.

(3)  Based on an estimated per share offering price of $3.50, the 1,428,691 shares retained by SRKP 23 stockholders who are affiliates of WestPark Capital have an implied monetary value of approximately $5.0 million.  Assuming the exercise of the 586,129 warrants also retained by the SRKP 23 stockholders who are affiliates of WestPark Capital, 2,014,820 shares would have been retained by such stockholders with an implied monetary value of approximately $7.1 million.  The implied monetary value of the retained shares was calculated based on an estimated $3.50 per share offering price, without regard to liquidity, marketability, the likelihood of this offering being consummated, or legal or resale restrictions; accordingly, such amounts should not be considered an indication of the fair value of the retained shares.

(4)  Represents the implied aggregate monetary value of 1,428,691 shares and 586,129 shares underlying warrants, assuming the exercise of warrants retained by WestPark Capital and its affiliates.  The implied monetary value of the retained shares was calculated based on an estimated $3.50 per share offering price of the common shares to be sold in this offering, without regard to liquidity, marketability or legal or sale restrictions; accordingly, such amount should not be considered as an indication of the fair value of the retained shares and warrants.

(5) Represents commissions of $552,963, a non-accountable expense allowance of $221,145, and a reimbursement of WestPark Capital’s fees for legal counsel of $40,000.

(6) Represents underwriting discounts and commissions of $[__], plus a non-accountable fee of $[_____] and a reimbursement of $[_____] for WestPark Capital’s legal fees.

Corporate Information

We were incorporated in the State of Delaware on October 11, 2007 and were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.On November 23, 2010, we (i) closed a share exchange transaction, described below, pursuant to which we became the 100% parent of Weixin BVI and (ii) assumed the operations of Weixin BVI and its subsidiaries, including Weixin HK, Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun. We changed our name from “SRKP 23, Inc.” to “China Wesen Recycling Technology, Inc.” on November 24, 2010.

Our principal executive offices and corporate offices are located at Room 405, Floor 4, North Tower, 9 Shen Zhou Road, Guangzhou High-tech Industrial Development Zone, Guangzhou, People’s Republic of China.  Our telephone number is 86 (20) 32290314.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on either the NASDAQ Global Market or the NYSE Amex.

Corporate Structure

The corporate structure of the Company is illustrated as follows:

China Wesen Recycling Technology,
A Delaware corporation
("Wesen" or the "Company")
100%
Weixin International Co., Limited,
a BVI company
("Weixin BVI")
100%
Wei Xin Holding Group Limited,
a Hong Kong company
("Weixin HK")
100%
Gangzhou Kelida Intelligent Equipment Co., Ltd.,
a PRC company
("Kelida")
100%
100%
Zhaoqing Hua Su Plastic Trading Company
a PRC company
("Hua Su")
Zhaoqing Xin Ye Plastic Co., Ltd.
a PRC company
("Xin Ye")
100%
100%
Zhaoqing Chuang Yi Resources Recycle Co., Ltd.,
a PRC company
("Chuang Yi")
Zhaoqing Li Jun Craftwork Co., Ltd.,
a PRC company
("Li Jun")

Weixin BVI is a holding company that was incorporated on December 3, 2009 under the laws of the British Virgin Islands by Hongbing Wan.  Hongbing Wan was the sole shareholder of Weixin BVI upon its incorporation.  On August 9, 2010, Hongbing Wan transferred 100% of the outstanding shares of Weixin BVI to Hongyu Zhang pursuant to an instrument of transfer for consideration of $1.00.  On October 28, 2010, Hongyu Zhang transferred 100% of the shares of Weixin BVI to Wesen Environmental Technology Limited pursuant to an instrument of transfer for consideration of $1.00.  On November 8, 2010, Weixin BVI issued additional shares to the Weixin Shareholders pursuant to share subscription applications for consideration of $1.00 per share.

Weixin HK is a liability company incorporated on December 30, 2005 under the laws of Hong Kong by Hongbing Wan. Weixin HK is a window for the group to handle business outside China, including dealing with overseas customers and occasionally, suppliers.  Weixin HK sells metal parts for various home products, including door hardware and lock parts, to overseas clients.  On August 10, 2010, Weixin BVI acquired all the shares of Weixin HK from Weixin HK’s sole shareholder, Hongbing Wan, for consideration of 10,000 Hong Kong Dollars pursuant to an instrument of transfer, sold note and bought note.

Kelida is located in Guangzhou, Guangdong Province, PRC and was incorporated under the laws of the PRC on September 29, 2009 by Weixin HK. Since its inception, Kelida has not conducted any business except for the acquisition of a land use right from Guangzhou government. Eventually Kelida will be a research and development center of the Company.

Zhaoqing Hua Su Plastic Trading Company (“Hua Su”), Zhaoqing Chuang Yi Resources Recycle Co., Ltd. (“Chuang Yi”), Zhaoqing Xin Ye Plastic Co., Ltd. (“Xin Ye”), and Zhaoqing Li Jun Craftwork Co., Ltd. (“Li Jun”) are each located in Zhaoqing City, Guangdong Province, PRC.  Hua Su was incorporated under the laws of the PRC on July 20, 2006 with a registered capital of RMB 500,000.  The original registered shareholders of Hua Su were Luo Jianhua (holding 75% of the registered capital) and He Jixiong (holding 25% of the registered capital).  The registered capital of Hua Su was later increased to RMB 1,000,000.  Each of Chuang Yi, Xin Ye, and Li Jun were incorporated under the laws of the PRC on September 27, 2007 with registered capital of RMB 1,000,000.  The original registered shareholders of Chuang Yi were Peng Zhizhong and He Jixiong, with each holding 50% of the registered capital.  The original registered shareholders of Xin Ye were Luo Zeming and Lu Jianzhong, with each holding 50% of the registered capital.  The original registered shareholders of Li Jun were Chen Wenqing, holding 60% of the registered capital, and Qiu Yuji, holding 40% of the registered capital.

Hongbing Wan was the actual investor of the registered capital of each of Hua Su, Chuang Yi, Xin Ye and Li Jun.  Upon the establishment date of each of the companies, Hongbing Wan entered into entrustment agreements with each of the original registered shareholders of each of Hua Su, Chuang Yi, Xin Ye and Li Jun, pursuant to which Hongbing Wan entrusted each of the original registered shareholders to hold the shares on his behalf without paying any entrustment fees.  Under the entrustment agreements, Hongbing Wan entrusted each registered shareholder of Hua Su, Chuang Yi, Xin Ye, and Li Jun with all of the shareholders’ rights prescribed under the PRC Company Law and the articles of Articles of Association, including, to be registered as the registered shareholders of each respective company, to act on behalf of Hongbing Wan as the shareholders of Hua Su, Chuang Yi, Xin Ye, and Li Jun, and to attend the shareholders’ meeting and to collect dividends on behalf of Hongbing Wan.  Hongbing Wan under the agreements had the right to require each registered shareholder to transfer his shareholdings to Hongbing Wan or any party designed by Hongbing Wan and no registered shareholder could transfer his shareholdings in Hua Su, Chuang Yi, Xin Ye, and Li Jun without Hongbing Wan’s prior written consent.

On November 16, 2009, each registered shareholder of Hua Su, Chuang Yi, Xin Ye, and Li Jun transferred his shares of each company to Kelida pursuant to equity transfer agreements for consideration equal to the percentage of the registered capital that each registered shareholder owned.  Each of Hua Su, Chuang Yi, Xin Ye, and Li Jun completed the required registration procedures to register Kelida as its sole shareholder with the competent authority on February 1, 2010.

The Offering

Common stock we are offering	1,200,000 shares (1)

Common stock included in Underwriter’s option to purchase shares from the selling stockholders to cover over-allotments, if any (up to 70% of the over-allotment option)	126,000 shares

Common stock included in Underwriter’s option to purchase shares from us to cover over-allotments, if any	54,000 shares

Common stock outstanding after the offering	13,430,178 shares (2)

Offering price	$3.00 to $4.00 per share (estimate)

Use of proceeds
We intend to use the net proceeds of this offering to pay expenses related to the construction of our new research and development facility tin Gangzhou.  See “Use of Proceeds” on page 30 for more information on the use of proceeds. We will not receive any proceeds from the sale of any shares in this offering by the selling stockholders.

Conflicts of interest
Affiliates of WestPark Capital beneficially own approximately 15.7% of our company and, therefore, WestPark Capital has a “conflict of interest” under FINRA Rule 5121.  Accordingly, this offering is being conducted in accordance with FINRA Rule 5121, which requires that a “qualified independent underwriter” as defined in FINRA Rule 5121 participate in the preparation of the registration statement and prospectus and exercise its usual standards of due diligence in respect thereto.  [_________] is assuming the responsibilities of acting as the qualified independent underwriter in the offering.  See “Conflicts of Interest” on page 82 for more information.

Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 11.

(1)
Excludes (i) up to 120,000 shares of common stock underlying warrants to be received by to Underwriter in this offering, and (ii) 2,457,167 shares of our common stock held by the selling stockholders that are concurrently being registered with this offering for resale by such selling stockholder under a separate prospectus, and (iii) the 54,000 shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise.  The exercise of the Underwriter’s over-allotment option to purchase the 126,000 shares from selling stockholders named in this prospectus to cover over-allotments, if any, will not affect the number of shares outstanding after this offering.

(2)
Based on 12,230,178 shares of common stock issued and outstanding as of the date of this prospectus and 1,200,000 shares of common stock issued in the public offering.  Excludes (i) the Underwriter’s warrants to purchase a number of shares equal to 10% of the shares of common stock sold in this offering excluding the shares sold in the over-allotment option, and (ii) 782,545 shares of common stock underlying warrants that are exercisable at $0.0001. Excludes the 54,000 shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise and is not affected by the 126,000 shares that the Underwriter may purchase from selling stockholders named in this prospectus.

SUMMARY FINANCIAL DATA

The following summary financial information contains consolidated statement of operations data for the nine months ended September 30, 2010 and 2009 (unaudited) and for each of the years in the five-year period ended December 31, 2009 and the consolidated balance sheet data as of September 30, 2010 and year-end for each of the years in the four-year period ended December 31, 2009.  The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the nine months ended and as of September 30, 2010 and 2009 and the year ended and as of December 31, 2006.  Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2010	2009	2009	2008	2007	2006
	(unaudited)	(unaudited)				(unaudited)
	(in thousands, except share and per share information)

Revenue	$21,972	$18,428	$26,151	$8,687	$910	$-
Cost of revenue	13,788	12,472	17,516	6,522	649	-
Gross profit	8,184	5,956	8,635	2,165	261	-

Operating expenses
Selling expenses	111	79	111	38	8	-
General and administrative	632	398	591	422	167	5
Total operating expenses	743	477	702	460	175	5

Income from operations	7,441	5,479	7,933	1,705	86	(5)

Other income (expenses)
Interest income	14	9	13	10	2	-
Other income (expense), net	(53)	(27)	(39)	(36)	(26)	-
Total other income (expenses)	(39)	(18)	(26)	(26)	(24)	-

Income before income taxes	7,402	5,461	7,907	1,679	62	(5)
Income taxes	(1,885)	(1,354)	(2,031)	(441)	(33)	-
Net income (loss)	$5,517	$4,107	$5,876	$1,238	$29	$(5)

Earnings per share – basic and diluted	$0.70	$0.52	$0.75	$0.16	$0.00	$0.00

Weighted average shares outstanding – basic and diluted	7,865,556	7,865,556	7,865,556	7,865,556	7,865,556	7,865,556

Consolidated Balance Sheets

	As of September 30,	As of December 31,
	2010	2009	2008	2007	2006
	(unaudited)				(unaudited)
	(in thousands)
Total Current Assets	$9,254	$10,897	$4,373	$833	$476
Total Assets	15,954	15,951	8,019	3,236	477
Total Current Liabilities	3,083	8,769	6,146	2,662	416
Total Liabilities	3,083	8,769	6,146	2,662	416
Total Stockholders’ Equity	$12,871	$7,182	$1,873	$574	$61

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting our company.  This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

RISKS RELATING TO OUR BUSINESS

Our future success depends on our ability to increase revenues from our recycling operations

We believe that our future success depends on our ability to significantly increase revenue from processing recycled plastic wastes.  We plan to grow by increasing our product output volume, developing new products utilizing our recycled plastic products and entering new markets in China and internationally.  Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies, including:

•	Developing and enhancing processing methods;

•	Entering new markets in a cost effective manner;

•	Expanding on domestic and international marketing efforts to increase awareness of our products and capture market share;

•	Responding to competitive pressures;

•	Maintaining and developing relationships with customers and suppliers; and

•	Attracting and retaining qualified management, consultants and employees.

The success of our business is dependent upon our ability to secure plastic wastes at competitive prices.

Our ability to generate revenue depends in large part upon our ability to secure plastic wastes at competitive prices.  There is a world-wide market for these raw materials, and we face competition from other low-cost users.  If the market demand for plastics wastes or the rate at which plastic materials are recycled increase, this would likely affect both the availability and price of plastics wastes.  Additionally, as the substantial majority of the raw material used in our manufacturing is imported, an increase in the freight costs or costs of importing such material would increase our production costs.  To the extent that we are unable to secure sufficient plastics wastes at competitive prices, our business, financial condition and results of operations will be materially adversely affected.

We depend on a limited number of suppliers for a substantial majority of our raw materials.

We import the substantial majority of plastics wastes from a limited number of suppliers located in Hong Kong, Australia and the United States.  For the nine months ended September 30, 2010, we had six suppliers who accounted for 98% of our total purchases.  For the year ended December 31, 2009, we had four suppliers who accounted for an aggregate of 98% of our total purchases.  For the year ended December 31, 2008, we had two suppliers who accounted for an aggregate of 93% of our total purchases of raw materials.  Failure to maintain good relationships with our current suppliers or to develop new supply sources could negatively affect our ability to obtain the raw materials used to produce products in a timely manner.  If we are unable to obtain sufficient supplies of raw material from our existing suppliers or develop alternative supply sources, we may be unable to satisfy our customers’ orders which would materially and adversely affect our revenues and our relationship with our customers.  Furthermore, we are dependent on our suppliers for the timely delivery of raw materials.  Should our suppliers fail to deliver such materials on time, and if we are unable to source these materials from alternative suppliers on a timely basis, our revenue and profitability would be adversely affected.

The Chinese government limits the amount of plastic waste which may be imported.

The Chinese government limits the amount of plastic waste which may be imported into China.  Imports of plastic waste are subject to an import quota regulated by the Ministry of Environmental Protection; we have been approved for an import quota of 16,100 tons of plastic waste for the year ended on December 31, 2010.  Although we have not previously experienced difficulties obtaining and renewing our import license or applying for and obtaining increases in our import quota, we cannot guarantee that our import license or any application to increase our quota will be approved in the future.  If we fail to retain our import license or cannot receive increases in our import quota as needed, we would have to use domestically supplied plastics wastes which often consist largely of previously recycled plastics of an inferior quality to virgin plastics waste.  If we are required to use domestically supplied plastics waste, the quality of our products may decline and we could be required to lower our prices which would adversely affect our revenue and profitability.

Changes in Chinese environmental regulations and enforcement policies could subject us to additional liability and adversely affect our ability to continue certain operations.

Because Chinese environmental regulations continue to develop and evolve rapidly, we cannot predict the extent to which our operations may be affected by future enforcement policies as applied to existing laws, by changes to current environmental laws and regulations, or by the enactment of new environmental laws and regulations.  There are numerous Chinese provincial and local laws and regulations relating to the protection of the environment and the ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision.  Our business and operating results could be materially and adversely affected if we were required to increase expenditures to comply with any new environmental regulations affecting our operations.  We may, in the future, receive citations or notices from governmental authorities that our operations are not in compliance with our permits or certain applicable regulations, including various transportation, environmental or land use laws and regulations.  Should we receive such citations or notices, we would generally seek to work with the authorities to resolve the issues raised by such citations or notices.  There can be no assurance, however, that we will always be successful in this regard, and the failure to resolve a significant issue could result in adverse consequences to us.  As a result, we could incur material liabilities resulting from the costs of complying with environmental laws, environmental permits or any claims concerning noncompliance, or liability from contamination.

We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist at our facilities or at third-party sites for which we are liable.  Enactment of stricter laws or regulations, stricter interpretations of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third-party sites may require us to make additional material expenditures, which would adversely affect our profitability.

If environmental regulation enforcement is relaxed, the demand for our products may decrease.
The demand for our products is substantially dependent upon the public’s concern with, and the continuation and proliferation of, the laws and regulations governing the recycling of plastic.  A decrease in the level of public concern, the repeal or modification of these laws, or any signification relaxation of regulations relating to the recycling of plastic would significantly reduce the demand for our products and could have a material adverse effect on our operations and financial condition.

In order to expand our recycling operations and increase our import quota for plastic waste, we will have to move our operations to a state-owned industrial park in Zhaoqing City and if we are unable to move our operations into the industrial park, our ability to expand will be greatly diminished which will have a material adverse affect on our results of operations.

The Zhaoqing Environmental Protection Agency promulgated new environmental regulations in 2010 that will require us to move our current manufacturing operations in 2011 to a new state-owned industrial park located in Zhaoqing City.  The new regulations limit the ability of plastics recycling operators located outside of the industrial park to expand the size of the their operations or increase their import quota for plastic waste.  If we do not move our recycling and manufacturing operations to the new industrial park, we will be unable to expand our operations and will be unable to increase the import quota of plastic waste from the 16,100 tons were are currently able to import.  We are currently in the process of trying to purchase a land use right in the industrial park upon which to build our new factory, however, we cannot assure you that we will be successful in obtaining land in the industrial park.  While we hope to complete construction on a new manufacturing facility in the industrial park in mid-2011, we cannot assure you that construction will be occur as anticipated or that we will have enough funds to cover the estimated $4 million in construction costs for the new facility.  If we are unable to move our operations to a new facility in the industrial park in 2011, our results operations may be materially adversely affected.

Our business could be materially affected by a global decrease in crude oil prices.

Since most plastic resin is made from refined crude oil byproducts, the price of oil significantly affects the raw material costs for plastics. Any substantial decrease in the price of oil would make production of virgin plastic material more attractive and substantially reduce demand for our recycled plastics products.

We have depended on a small number of customers for the vast majority of our sales.  A reduction in business from any of these customers could cause a significant decline in our sales and profitability.

The vast majority of our sales are generated from a small number of customers. During the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, we had three, three and two customers that generated revenues of at least 10% of our total revenues, respectively , with our largest customer accounting for 44%, 42% and63% of our revenues for each respective period.  A total of approximately 85%, 87% and 92% of our revenues for the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively, were attributable to customers that each individually accounted for at least 10% of our sales. We believe that we may depend upon a small number of customers for a significant majority of our sales in the future, and the loss or reduction in business from any of these customers could cause a significant decline in our sales and profitability.

A substantial portion of our assets has been comprised of accounts receivable representing amounts owed by a small number of customers. If any of these customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which, in turn, could cause us to be unable to pay our liabilities or expand our sales volume.

Our accounts receivable represented approximately 35.7%, 38.2% and 35.9%, of our total current assets as of September 30, 2010, December 31, 2009 and December 31, 2008, respectively. As of September 30, 2010, 95.9% of our accounts receivable represented amounts owed by 6 customers, each of which represented over 5% of the total amount of our accounts receivable.  As of December 31, 2009, 94.3% of our trade receivables were owed to us by 5 customers, each of which represented over 5% of the total amount of our trade receivables.  As of December 31, 2008, 90% of our trade receivables were owed to us by three customers, each of which represented over 5% of the total amount of our trade receivables.  As a result of the substantial amount and concentration of our trade receivables, if any of our major customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which could adversely affect our ability to borrow funds to pay our liabilities and to purchase inventory to sustain or expand our current sales volume.

In addition, our business is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems. We experience an average accounts settlement period ranging from 15 days to as high as three months from the time we sell our products to the time we receive payment from our customers. In contrast, we typically need to place certain deposits and advances with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. Because our payment cycle is considerably shorter than our receivable cycle, we may experience working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We cannot assure you that system problems, industry trends or other issues will not extend our collection period and adversely impact our working capital.

Our plastics waste operations are risky and we may be subject to civil liabilities as a result of hazards posed by such operations.

Our operations are subject to potential hazards incident to the gathering, processing and storage of plastics waste such as product spills, leaks, emissions and fires.  These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in curtailment or suspension of operations at the affected facility.  Consequently, we may face civil liabilities in the ordinary course of our business.  At present, we do not carry any insurance to cover such liabilities in the ordinary course of our business, except that our employees are insured for injuries occurring at work.  Although we have not faced any civil liabilities historically in the ordinary course of our waste treatment operations, there is no assurance that we will not face such liabilities in the future.  If such liabilities occur in the future, they may adversely and materially affect our operations and financial condition.

Our business could be subject to potential liability claims.

The testing, manufacturing and marketing of our products involve inherent risks related to product liability claims or similar legal theories that may be asserted against us, some of which may cause us to incur significant defense costs.  We do not currently maintain or intent to procure product liability insurance coverage.  A successful product liability claim or other judgment against us could have a material adverse effect upon us.

We do not carry any business interruption or liability insurance.  As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

We could be exposed to liabilities or other claims for which we would have no insurance protection.  We do not currently maintain any business interruption insurance or any other comprehensive insurance policy, except for a key-man life insurance policy on certain of officers and directors and liability insurance on our automobiles.  As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business.  Business disruption insurance is available to a limited extent in China, but we have determined that the risks of disruption, the cost of such insurance and the difficulties associated with acquiring such insurance make it impractical for us to have such insurance.  Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Our business is affected by competition and substantial technological change.

We currently face competition from many other recycling and plastics companies that produce recycled plastics at prices that are substantially lower than the prices we charge.  Many of these companies have substantially greater financial and other resources than us and, therefore, are able to spend more than us in areas such as product development, manufacturing and marketing.  In addition, several plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of their products.  Increased recycling of plastic products could lessen their harmful environmental impact, one major basis upon which we compete.

In addition, there are few proprietary rights associated with the production of our recycled raw material products. While we seek to differentiate ourselves from other Chinese recycling companies through our production of proprietary products manufactured with our recycled plastic products, there are no significant barriers to entry in the section of our business devoted to production of recycled raw material products and resale of plastic scrap materials. For this reason, there may be many substantial competitors that may enter our markets that we are unable to currently identify.

Competitors may develop products that render our products or proposed products uneconomical or results in products being commercialized that may be superior to our products.  In addition, alternatives to recycled plastics could be developed, which would have a material adverse affect on us.

Our production costs and revenues are impacted by increases in the cost of labor.

The manufacturing of recycled plastics is highly labor-intensive as all raw material classification is done by hand.  Recent changes in Chinese labor laws are likely to increase costs further and impose restrictions on our relationship with our employees.  In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law and more strictly enforced existing labor laws.  The Labor Contract Law, which became effective on January 1, 2008, amended and formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions.  As a result of the Labor Contract Law, we have had to increase the salaries of our employees, provide additional benefits to our employees, and revise certain other of our labor practices.  The increase in labor costs has increased our operating costs, which increase we have not always been able to pass through to our customers.  In addition, under the Labor Contract Law, employees who either have worked for us for 10 years or more or who have had two consecutive fixed-term contracts must be given an “open-ended employment contract” that, in effect, constitutes a lifetime, permanent contract, which is terminable only in the event the employee materially breaches our rules and regulations or is in serious dereliction of his or her duties.  Such non-cancelable employment contracts will substantially increase our employment related risks and limit our ability to downsize our workforce in the event of an economic downturn.  No assurance can be given that we will not in the future be subject to labor strikes or that we will not have to make other payments to resolve future labor issues caused by the new laws.  Our PRC subsidiaries have not purchased sufficient social insurance for all of their employees.  If the local labor authorities order our PRC subsidiaries to do so, we may become obligated to pay unpaid insurance premiums thereby increasing our labor costs.  Furthermore, there can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

We may be exposed to monetary fines by the local housing authority and claims from our employees in connection with our PRC subsidiaries’ non-compliance with regulations with respect to contribution of housing provident funds for employees.

According to the relevant PRC regulations on housing provident funds, PRC enterprises are required to contribute housing provident funds for their employees. The monthly contributions must beat least 5% of each employee’s average monthly income in the previous year. None of our PRC subsidiaries have opened the required housing funds accounts since their establishment. Our PRC subsidiaries have not paid such funds for their employees since its establishment.  As of November, 2010, the total accumulated unpaid contribution amount was approximately RMB233,040. Under local regulations on the collection of housing provident funds in Guangzhou and Zhaoqing where our PRC subsidiaries are located, the local housing authorities may require our PRC subsidiaries to rectify their non-compliance by setting up bank accounts and making payments and relevant filings for the unpaid housing funds for their employees within a specified time period. If our PRC subsidiaries fail to do so within the specified time period, the local housing authorities in Guangzhou and Zhaoqing may seek judicial enforcement against our PRC subsidiaries to make such payments.  Each of our PRC subsidiaries could be also be subject to fines imposed by the housing funds administrative authority of a minimum of RMB10,000 and maximum of RMB 50,000.  Employees of our PRC subsidiaries may also be entitled to claim payment of such funds individually.  If we receive any notice from the local housing authorities or any claim from our current and former employees regarding our non-compliance with the regulations, we will be required respond to the notice and pay all amounts due to the government, including any administrative penalties imposed, which would require us to divert our financial resources and/or impact our cash reserves, if any, to make such payments.  Additionally, any administrative costs in excess of the payments, if material, may impact our operating results.

Our business may be adversely affected by the global economic downturn, in addition to the continuing uncertainties in the financial markets.

The global economy is currently in a pronounced economic downturn.  Global financial markets are continuing to experience disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability.  Given these uncertainties, there is no assurance that there will not be further deterioration in the global economy, the global financial markets and consumer confidence.  Any economic downturn generally in the PRC, would have a material adverse effect on our business, cash flows, financial condition and results of operations.

Although we believe we have adequate liquidity and capital resources to fund our operations internally, in light of current market conditions, our inability to access the capital markets on favorable terms, or at all, may adversely affect our financial performance.  The inability to obtain adequate financing from debt or capital sources could force us to self-fund strategic initiatives or even forego certain opportunities, which in turn could potentially harm our performance.

We will need additional capital to successfully implement our current business strategy, which may not be available to us, and if we raise additional capital, it may dilute your ownership in us.

Our continued growth is dependent upon our ability to generate increased revenue from our existing customers, obtain new customers and raise capital from outside sources.  In November 2009, we began constructing a new factory in Guangzhou, China. We estimate that we will expend $5 million in constructing this new facility.  An important element of our growth strategy is expected to be the development of operational locations outside of Guangzhou, China.  We believe that in order to continue to operate additional market share and general additional revenue, we will have to raise more capital to fund the construction and installation of additional facilities and to obtain additional equipment to collect and process plastics waste for our existing and future customers.  For example, we anticipate that we will require approximately $30 million in order to fund expansion projects to upgrade our existing plastics waste processing facilities, to finance the construction and installation of additional facilities and to obtain additional equipment to accommodate expected demand for our products and more stringent regulatory criteria in environmental management. We anticipate that such funding will be provided through a variety of sources including bank loans, equity financing and net cash flow generated from operations.  We expect net proceeds of this offering to be approximately $2.8 million, and therefore, we will have to seek additional sources of funding to complete our new facility in Guangzhou, to build our new factory in the state-owned industrial park in Guangzhou, to purchase needed new equipment and to expand our product offerings and operations.  We cannot assure you that we will be able to obtain the necessary funding to be able to complete construction on our new facilities or implement our expansion plans, which would adversely affect our results of operations.

In the future, we may be unable to obtain the necessary financing for our capital requirements on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability.  Our ability to obtain acceptable financing at any time may depend on a number of factors, including: our financial condition and results of operations; the condition of the PRC economy and the industrial waste treatment industry in PRC, and conditions in relevant financial markets in the United States, PRC and elsewhere in the world.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded our operations since our inception and will endeavor to further expand our operations in the future.  Any additional significant growth in the market for our services or our entry into new markets may require and expansion of our employee base for managerial, operational, financial, sales and marketing and other purposes.  During any growth, we may face problems related to our operational and financial systems and controls, including quality control and service capacities.  We would also need to continue to expand, train and manage our employee base.  Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the development of new products, to increase our output capacity and to hire additional employees.  For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls.  Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability.  We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

We may pursue future growth through strategic acquisitions and alliances which may not yield anticipated benefits and may adversely affect our operating results, financial condition and existing business.

We may seek to grow in the future through strategic acquisitions in order to complement and expand our business.  The success of our acquisition strategy will depend on, among other things:

•	the availability of suitable candidates;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions;

•	the ability to establish new informational, operational and financial systems to meet the needs of our business;

•	the ability to achieve anticipated synergies, including with respect to complementary products or services; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

If we are not successful in integrating acquired businesses and completing acquisitions in the future, we may be required to reevaluate our acquisition strategy.  We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions.  Acquired businesses may fail to meet our performance expectations.  If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do.  If these risks materialize, our stock price could be materially adversely affected.

We may be subject to intellectual property infringement claims, which could result in litigation and substantial costs to defend.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon patents, copyrights or other intellectual property rights held by third parties.  We may receive notice of claims of infringement of other parties’ proprietary rights.  Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims.  The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief.  Even if such litigation is not successful, it could result in substantial costs and diversion of resources and management’s attention from the operation of our business.

We face risks related to natural disasters, terrorist attacks or other unpredictable events in China which could have a material adverse effect on our business and results of operations.

Our business could be materially and adversely affected by natural disasters, terrorist attacks or other events in China where all of our operations are located.  For example, in early 2008, parts of China suffered a wave of strong snow storms that severely impacted public transportation systems.  In May 2008, Sichuan Province in China suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties.  The May 2008 Sichuan earthquake has had a material adverse effect on the general economic conditions in the areas affected by the earthquake.  The occurrence of any future disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events, or our information system or communications network breaks down or operates improperly as a result of such events, our facilities may be seriously damaged, and we may have to stop or delay operations.  We may incur expenses relating to such damages, which could have a material adverse effect on our business and results of operations.

We may adopt an equity incentive plan under which we may grant securities to compensate employees and other services providers, which would result in increased share-based compensation expenses and, therefore, reduce net income.

We may adopt an equity incentive plan under which we may grant shares or options to qualified employees.  Under current accounting rules, we would be required to recognize share-based compensation as compensation expense in our statement of operations, based on the fair value of equity awards on the date of the grant, and recognize the compensation expense over the period in which the recipient is required to provide service in exchange for the equity award.  We have not made any such grants in the past, and accordingly our results of operations have not contained any share-based compensation charges.  The additional expenses associated with share-based compensation may reduce the attractiveness of issuing stock options under an equity incentive plan that we may adopt in the future.  If we grant equity compensation to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income.  However, if we do not grant equity compensation, we may not be able to attract and retain key personnel or be forced to expend cash or other compensation instead.  Furthermore, the issuance of equity awards would dilute the shareholders’ ownership interests in our company.

RISKS RELATED TO US DOING BUSINESS IN CHINA

As substantially all of our assets are located in the PRC and all of our revenues are derived from our operations in China, changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC.  The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities.  Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters.  Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization.  There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain.  Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes.  Decided legal cases do not have so much value as precedent in China as those in the common law system prevalent in the United States.  There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, governmental approvals required for conducting business and investments, laws and regulations governing the plastics recycling industry, as well as commercial, antitrust, patent, product liability, environmental laws and regulations, consumer protection, and financial and business taxation laws and regulations.

The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters.  However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties.  New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our PRC subsidiary, Kelida, is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises.  We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.  If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business license, other licenses or authorities;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

All of our current operations are conducted in China.  Moreover, all of our directors and officers are nationals and residents of China.  All or substantially all of the assets of these persons are located outside the United States and in the PRC.  As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons.  In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of the business licenses for our subsidiaries organized in the PRC, Kelida, Hua Su, Chuang Yi, Xin Ye, and Li Jun, is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating entities, Kelida, Hua Su, Chuang Yi, Xin Ye, and Li Jun, can only conduct business within their approved business scopes, which ultimately appears on their business licenses.  The business for Kelida covers its present business to engage in the research, development and manufacture of intelligent control systems, metal parts and electronic products, the sale of self-made products and the provision of after-sale service.  The business license for Chuang Yi covers its present business to engage in the recycling, processing and sale of plastic and hardware waste, handling goods and technology importation and exportation as its own business or as an agent.  The business licenses for Hua Su covers its present business to engage in the manufacture and sale of imported plastic waste and hardware, handling goods and technology importation and exportation as its own business or as an agent.  The business licenses for Li Jun covers its present business to engage in the manufacture and sale of recycled waste plastic products, plastic craft products, handling goods and technology importation and exportation as its own business or as an agent. The business licenses for Xin Ye covers its present business to engage in the manufacture and sale of recycled waste plastic products and handling goods and technology importation and exportation as its own business or as an agent.  Additionally, we may choose to enter into new areas and activities that are not currently covered by our business licenses.  Prior to expanding our business and engaging in activities that are not covered by our current business licenses, we are required to apply and receive approval from the relevant PRC government authorities.  In order for us to expand our business beyond the scope of our licenses, we will be required to enter into a negotiation with the PRC authorities for the approval to expand the scope of our business.  PRC authorities, which have discretion over business licenses, may reject our request to expand the scope of our business licenses to include our planned areas of expansion.  We will be prohibited from engaging in any activities that the PRC authorities do not approve in our expanded business licenses.  Companies that operate outside the scope of their licenses can be subjected to fines, disgorgement of income and ordered to cease operations.  Our business and results of operations may be materially and adversely affected if we are unable to obtain the necessary government approval for expanded business licenses that cover any areas in which we wish to expand.

Contract drafting, interpretation and enforcement in China involve significant uncertainty.

We have entered into numerous contracts governed by PRC law, many of which are material to our business.  As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations.  As a result, contracts in China are more vulnerable to disputes and legal challenges.  In addition, contract interpretation and enforcement in China is not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties.  Therefore, we cannot assure you that we will not be subject to disputes under our material contracts, and if such disputes arise, we cannot assure you that we will prevail.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.  Our failure to comply with PRC regulations relating to corporate restructurings and / or obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for our planned public offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in October 2005, known as Circular 75, concerning the use of offshore holding companies controlled by PRC residents in mergers and acquisitions in China.  Circular 75 requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE.  In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Circular 75.  However, there exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies.  If any PRC resident stockholder of a SPV fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity.  Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.  We have requested our shareholders who are PRC residents to make the necessary applications, filings and amendments as required under Circular 75 and other related rules, however, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations.  Failure by any PRC resident beneficial holder to register as required with the relevant branch of SAFE could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.  Because of uncertainty in how Circular 75 will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans.  For example, our PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders over whom we have no control.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect on September 8, 2006 and was further amended on June 22, 2009.  These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises.  These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions.  Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the Revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.  However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.  Our PRC counsel, Han Kun Law Offices, believes that it is uncertain whether the transaction is subject to CSRC’s approval due to the reasons that (i) Kelida was established by means of direct investment rather than by merger or acquisition by Weixin HK; and (ii) in reality, many other similar companies have completed similar transactions like the share exchange and private placement contemplated under the Exchange Agreement without CSRC’s approval and our PRC legal counsel is not aware of any situation in which the CSRC has imposed a punishment or penalty in connection with any such transactions.  However, if the CSRC or other PRC Government Agencies subsequently determine that CSRC approval is required for the share exchange and private placement contemplated under the Exchange Agreement, we may face material regulatory actions or other sanctions from the CSRC or other PRC Government Agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.  In addition, any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock.

According to the Revised M&A Regulations, a “Related Party Acquisition” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s).  Under the Revised M&A Regulations, any Related Party Acquisition must be approved by MOFCOM and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.  In February 2010, Kelida acquired the equities of each of Chuang Yi, Hua Su, Li Jun and Xin Ye (the “WFOE Acquisition”).  At the time of the WFOE Acquisition, the WFOE was indirectly owned by a PRC individual who had an entrustment arrangement with the PRC shareholders of each of Chuang Yi, Hua Su, Li Jun and Xin Ye.  Under such entrustment arrangement, the PRC shareholders of each of Chuang Yi, Hua Su, Li Jun and Xin Ye were holding their shares on behalf of the PRC individual indirectly owning the WFOE prior to and until the WFOE Acquisition.  The WFOE Acquisition has been completed without being deemed by relevant PRC Government Agencies as Related Party Acquisition which requires the approval of MOFCOM.  However, it remains uncertain that whether the PRC Government Agencies would later challenge the WFOE Acquisition with the concern of Related Party Acquisition and require the MOFCOM’s approval for the WFOE Acquisition and impose material regulatory actions or other sanctions on us if we are unable to obtain the MOFCOM approval or a waiver of such approval, if and when procedures are established to obtain such a waiver, invalidate the WFOE Acquisition, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from any private placement or public offerings into China, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or take other actions that could have a material and adverse effect on our business, financial condition or results of operations, as well as on the trading price of our common stock

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations.  It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM, SAFE, CSRC and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law.  Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance with such rules.

If our land use rights or the land use rights of our landlord are revoked, we would be forced to relocate operations.

Under Chinese law, land is owned by the state or rural collective economic organizations.  The state issues to the land users the land use right certificate.  Land use rights can be revoked and the land users could be forced to vacate at any time when redevelopment of the land is in the public interest.  The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent.  In November 2009, we acquired approximately 12,143 square meters of land equity in Guangzhou for a total of RMB 7.29 million under land use right grant from the Guangzhou Land Resource Bureau that gives us the right to use the land for 50 years and an agreement with Guangzhou Land Resource Bureau.  Besides our land use rights in Guangzhou, we rely on our own land use rights and the land use rights of our landlords in Zhaoqing, and the loss of own land uses rights or our landlords’ land use rights would require us to identify and relocate our operations, which could have a material adverse effect on our financial conditions and results of operations.

The plants built by Chuang Yi, Hua Su, Li Jun and Xin Ye on the land they leased from certain landlord are temporary buildings, and we cannot assure you of our continuity use of the plants and we may be forced to relocate operations.

Chuang Yi, Hua Su, Li Jun and Xin Ye lease land from a landlord in Zhaoqing.  Each of Chuang Yi, Hua Su, Li Jun and Xin Ye has built its own plant on the leased land.  All of the plants were built as temporary buildings and, therefore, Chuang Yi, Hua Su, Li Jun and Xin Ye are not able to obtain any house ownership certificates for their plants.  Temporary buildings may only exist for a limited period and the local authority may determine to remove the temporary buildings at its discretion.  If the local authority orders us to remove the plants, we have to relocate our operations, which could have a material adverse effect on our financial conditions and results of operations.

We will not be able to complete an acquisition of prospective acquisition targets in the PRC unless their financial statements can be reconciled to U.S. generally accepted accounting principles in a timely manner.

Companies based in the PRC may not have properly kept financial books and records that may be reconciled with U.S. generally accepted accounting principles.  If we attempt to acquire a significant PRC target company and/or its assets, we would be required to obtain or prepare financial statements of the target that are prepared in accordance with and reconciled to U.S. generally accepted accounting principles.  Federal securities laws require that a business combination meeting certain financial significance tests require the public acquirer to prepare and file historical and/or pro forma financial statement disclosure with the SEC.  These financial statements must be prepared in accordance with, or be reconciled to U.S. generally accepted accounting principles and the historical financial statements must be audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB.  If a proposed acquisition target does not have financial statements that have been prepared in accordance with, or that can be reconciled to, U.S. generally accepted accounting principles and audited in accordance with the standards of the PCAOB, we will not be able to acquire that proposed acquisition target.  These financial statement requirements may limit the pool of potential acquisition targets with which we may acquire and hinder our ability to expand our retail operations.  Furthermore, if we consummate an acquisition and are unable to timely file audited financial statements and/or pro forma financial information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as Item 9.01 of Form 8-K, we will be ineligible to use the SEC’s short-form registration statement on Form S-3 to raise capital, if we are otherwise eligible to use a Form S-3.  If we are ineligible to use a Form S-3, the process of raising capital may be more expensive and time consuming and the terms of any offering transaction may not be as favorable as they would have been if we were eligible to use Form S-3.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises’ Share Transfer Income (“Circular 698”) that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation (SAT) released a circular (Guoshuihan No. 698 – Circular 698) on December 10, 2009 that addresses the transfer of shares of Chinese resident companies by nonresident companies.  Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China.  While, Circular 698 does not apply to shareholders who are individuals, two of the original shareholders of Weixin BVI were BVI companies.  The PRC authority has the discretion to determine whether these enterprise shareholders are treated as a resident enterprise.  If such shareholders are recognized as non-resident enterprises, Circular 698 may have been applicable to the Share Exchange due to the transfer of shares of Weixin BVI, which indirectly holds the equity interests of Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun, to the Company by such enterprise shareholders.  Circular 698 provides that where a non-resident enterprise investor indirectly transfers the equity of a PRC resident enterprise, if the overseas intermediary holding company being transferred by the non-resident enterprise is established in a country/region where the effective tax rate is less than 12.5% or which does not tax the overseas income of its residents, the non-resident enterprise must submit the required documents to the PRC tax authority in charge of the PRC resident enterprise within 30 days after the equity transfer agreement is concluded.  However, there is uncertainty as to the application of Circular 698.  For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China.  Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise.  We have not provided any information to the relevant PRC tax authorities regarding the share exchange transaction.

We have sought the advice, but not an opinion, of PRC legal counsel regarding the application of and the risks associated with Circular 698.  Circular 698, which provides parties with a short period of time to comply its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company.  It further provides that where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes.  However, there are no formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our company complies with the Circular 698.

Due to the short history of the New EIT law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of our holding companies, Weixin International Co., Limited, a company organized under the laws of the British Virgin Islands (“Weixin BVI”) and Wei Xin Holding Group Limited, a company organized under the laws of Hong Kong (“Weixin HK”).  If we, Weixin BVI or Weixin HK is determined to be a PRC resident enterprise by PRC tax authorities, Circular 698 will not be applicable to any direct or indirect transfer of our shareholdings in Kelida, Hua Su, Chuang Yi, Xin Ye or Li Jun.  If we, Weixin BVI or Weixin HK is determined to be a non-resident enterprise by the PRC tax authorities and the direct or indirect transfer of our shareholdings in Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun, is recognized by the tax authority in charge as the transfer of shares of Chinese resident companies by nonresident companies, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.  Because Weixin HK, a Hong Kong company owns 100% of Kelida; Weixin BVI, a British Virgin Islands company owns 100% of Weixin HK; and the Company, a Delaware corporation, owns 100% of Weixin BVI, it is possible that Circular 698 could apply to any transfer of shares of the Company, Weixin BVI or Weixin HK, as an indirect transfer of the equity of Kelida, Hua Su, Chuang Yi, Xin Ye or Li Jun, if such transfers are not made through a public securities market or by individuals.  If the PRC tax authority determines that Circular 698 applies to us, we will be obligated to make tax returns filings with the relevant PRC tax authority in accordance with PRC tax laws and regulations.  Failure to do so will subject us to fines up to RMB 10,000 ($1,471).  Furthermore, if the PRC tax authority determines that our arrangement which resulted in the underpayment of taxes was done to evade taxation, in addition to paying all the underpaid taxes, we may be subject to further penalties including late fees, fines ranging from 50% to 500% of the underpaid taxes, and even criminal liabilities under grave circumstances.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system.  Since 1994, the value of the Renminbi relative to the U.S. dollar has remained stable and has appreciated slightly against the U.S. Dollar.  Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets.  In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar.  Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies.  While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the U.S. dollar.

As we may rely on dividends and other fees paid to us by our subsidiary and affiliated consolidated entities in China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the amount of, and any dividends payable on, our shares in U.S. dollars.  To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion.  Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.  In addition, since our functional and reporting currency is the U.S. dollar while the functional currency of our subsidiary and affiliated consolidated entities in China is Renminbi, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would have a positive or negative effect on our reported financial results, which may not reflect any underlying change in our business, results of operations or financial condition.

Governmental control of currency conversion may limit our ability to utilize our revenues.

Substantially all of our revenues and expenses are denominated in Renminbi.  Under PRC laws, the Renminbi is currently convertible under a company’s “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the company’s “capital account,” which includes foreign direct investment and loans, without the prior approval of SAFE.  SAFE reserves the discretion to deny the conversion of RMB into foreign currencies for capital account transactions.  Currently our PRC subsidiaries, Kelida, Hua Su, Chuang Yi, Xin Ye, and Li Jun, may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of SAFE.  Therefore, Kelida, Hua Su, Chuang Yi, Xin Ye, and Li Jun may convert the revenues it generates in RMB into other currencies, such as U.S. Dollars, for settlement of current account transactions without having to obtain approval from SAFE.  However, foreign exchange transactions by Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC governmental authorities, including SAFE.  Therefore, Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun may not convert its sales revenues from RMB into other currencies for capital account transactions, such as to repay a loan, without first obtaining the approval of SAFE.  If Kelida, Hua Su, Chuang Yi, Xin Ye or Li Jun borrow foreign currency loans from us or other foreign lenders, these loans must first be registered with the SAFE.  If Kelida, a wholly foreign-owned enterprise, borrows foreign currency, the accumulative amount of its foreign currency loans shall not exceed the difference between the total investment and the registered capital of Kelida.  If we finance Kelida, Hua Su, Chuang Yi, Xin Ye or Li Jun by means of additional capital contributions, these capital contributions must be approved by certain government authorities such as the Ministry of Commerce or its local counterparts.  Additionally, the existing and future restrictions on currency exchange may affect the ability of our PRC subsidiary or affiliated entities to obtain foreign currencies, limit our ability to meet our foreign currency obligations, or otherwise materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country.  Rapid economic growth can lead to growth in the money supply and rising inflation.  According to the National Bureau of Statistics of China, the change in China’s Consumer Price Index increased to 8.5% in April 2008.  If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability.

Furthermore, in order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending.  In January 2010, the Chinese government took steps to tighten the availability of credit including ordering banks to increase the amount of reserves they hold and to reduce or limit their lending.  The implementation of such policies may impede economic growth.  In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy.  In April 2006, the People’s Bank of China raised the interest rate again.  Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit.  A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit.  Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign companies, including some that may compete with us, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE.  We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On March 28, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.”  It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options.  Domestic individuals who are granted shares or share options by companies listed on overseas stock exchanges based on the employee share option or share incentive plan are required to register with the State Administration of Foreign Exchange or its local counterparts.  Pursuant to Circular 78, PRC individuals participating in the employee stock option plans of the overseas listed companies shall entrust their employers, including the overseas listed companies and the subsidiaries or branch offices of such offshore listed companies in China, or engage domestic agents to handle various foreign exchange matters associated with their employee stock options plans.  The domestic agents or the employers shall, on behalf of the domestic individuals who have the right to exercise the employee stock options, apply annually to the State Administration of Foreign Exchange or its local offices for a quota for the conversion and/or payment of foreign currencies in connection with the domestic individuals’ exercise of the employee stock options.  The foreign exchange proceeds received by the domestic individuals from sale of shares under the stock option plans granted by the overseas listed companies must be remitted into the bank accounts in China opened by their employers or PRC agents.  If we adopt an equity compensation plan in the future and make option grants to our officers and directors, most of whom are PRC citizens, Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE.  We will comply with Circular 78 if we adopt an equity incentive plan.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject our PRC subsidiary when it is deemed a domestic agent as defined under Circular 78 and participants of our incentive plan who are PRC citizens to fines and legal sanctions and may prevent us from being able to grant equity compensation to our PRC employees.  If we are unable to compensate our PRC employees and directors through equity compensation, our business operations may be adversely affected.

Under the New EIT Law, we, Weixin BVI and Weixin HK may be classified as “resident enterprises” of China for tax purposes, which may subject us, Weixin BVI and Weixin HK to PRC income tax on taxable global income.

Under the new PRC Enterprise Income Tax Law (the “New EIT Law”) and its implementing rules, both of which became effective on January 1, 2008, enterprises are classified as resident enterprises and non-resident enterprises.  An enterprise established outside of China with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese domestic enterprise for enterprise income tax purposes.  The implementing rules of the New EIT Law define de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.  Due to the short history of the New EIT law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company such as us, Weixin BVI and Weixin HK.  The Company has not sought the advice of PRC tax counsel regarding the risks associated with the New EIT Law.  Because our Weixin BVI’s and Weixin HK’s members of management are located in China, we believe it is likely that the we, Weixin BVI and Weixin HK meet the qualifications of a “resident enterprise” and would be recognized as a Chinese “resident enterprise,” subject to the ultimate judgment of the PRC tax authority, based on the standard of “de facto management body”.  “Resident enterprise” treatment would not have impacted the Company’s results since the New EIT Law’s effectiveness, as Weixin BVI and Weixin HK have no taxable income and no dividends were paid by any of our subsidiaries, including Weixin BVI, Weixin HK, Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun.  If the PRC tax authorities determine that we, Weixin BVI or Weixin HK is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow.  First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income, including interest income on the proceeds from the Private Placement, as well as PRC enterprise income tax reporting obligations.  The failure to pay such taxes will subject us to fines up to RMB10, 000 ($1,471), and furthermore, if the PRC tax authority determines that our arrangement which resulted in the underpayment of taxes was done to evade taxation, in addition to paying all the underpaid taxes, we may be subject to further penalties including late fees, fines ranging from 50% to 500% of the underpaid taxes, and even criminal liabilities under grave circumstances.  Second, the New EIT Law provides that dividend paid between “qualified resident enterprises” is exempted from enterprise income tax.  A recent circular issued by the State Administration of Taxation on April 22, 2009, regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC shareholders.  It is unclear whether the dividends that we, Weixin BVI or Weixin HK receives from Kelida, Hua Su, Chuang Yi, Xin Ye or Li Jun will constitute dividends between “qualified resident enterprises” and would therefore qualify for tax exemption, because the definition of qualified resident enterprises is unclear and the relevant PRC government authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.  We are actively monitoring the possibility of “resident enterprise” treatment for the applicable tax years and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.  As a result of the New EIT Law, our historical operating results will not be indicative of our operating results for future periods and the value of our common stock may be adversely affected.

Dividends payable by us to our foreign investors and any gain on the sale of our shares may be subject to taxes under PRC tax laws.

If dividends payable to our stockholders are treated as income derived from sources within China, then the dividends that stockholders receive from us, and any gain on the sale or transfer of our shares, may be subject to taxes under PRC tax laws.  We have not consulted with PRC tax counsel regarding the taxes that may be associated with dividends paid by us.

Under the New EIT Law and its implementing rules, PRC enterprise income tax at the rate of 10% is applicable to dividends payable by us to our investors that are non-resident enterprises so long as such non-resident enterprise investors do not have an establishment or place of business in China or, despite the existence of such establishment of place of business in China, the relevant income is not effectively connected with such establishment or place of business in China, to the extent that such dividends have their sources within the PRC.  Similarly, any gain realized on the transfer of our shares by such investors is also subject to a 10% PRC income tax if such gain is regarded as income derived from sources within China and we are considered as a resident enterprise which is domiciled in China for tax purpose.  Additionally, there is a possibility that the relevant PRC tax authorities may take the view that the purpose of us, Weixin BVI and Weixin HK is holding Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun, and the capital gain derived by our overseas shareholders or investors from the share transfer is deemed China-sourced income, in which case such capital gain may be subject to a PRC withholding tax at the rate of up to 10%.  If we are required under the New EIT Law to withhold PRC income tax on our dividends payable to our foreign shareholders or investors who are non-resident enterprises, or if you are required to pay PRC income tax on the transfer or our shares under the circumstances mentioned above, the value of your investment in our shares may be materially and adversely affected.

In January, 2009, the State Administration of Taxation promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (“Measures”), pursuant to which, the entities which have the direct obligation to make the following payment to a non-resident enterprise shall be the relevant tax withholders for such non-resident enterprise, and such payment includes: incomes from equity investment (including dividends and other return on investment), interests, rents, royalties, and incomes from assignment of property as well as other incomes subject to enterprise income tax received by non-resident enterprises in China.  Further, the Measures provides that in case of equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise.  However, it is unclear whether the Measures refer to the equity transfer by a non-resident enterprise which is a direct or an indirect shareholder of the said PRC company.  Given these Measures, there is a possibility that we may have an obligation to withhold income tax in respect of the dividends paid to non-resident enterprise investors.  If we have such an obligation, our omission or failure to fulfill such obligation may subject us to similar penalties to those applied to a taxpayer, including fines up to RMB10,000, and in the case of being recognized as constituting evasion of taxation, other than making up for the underpaid taxes, we may be subject to further penalties including late fees, fines ranging from 50% to 500% of the underpaid taxes, and even criminal liabilities under grave circumstances.

SAFE rules and regulations may limit our ability to transfer the net proceeds from the Private Placement offering to our PRC subsidiaries, which may adversely affect the business expansion of our PRC subsidiaries, and we may not be able to convert the net proceeds from the Private Placement into Renminbi to invest in or acquire any other PRC companies.

On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used.  The notice requires that the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC.  In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies.  The use of such Renminbi capital may not be changed without SAFE’s approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used.  Violations of Circular 142 will result in severe penalties, such as heavy fines.  As a result, Circular 142 may significantly limit our ability to transfer the net proceeds from the Private Placement to our PRC subsidiaries, Kelida, Hua Su, Chuang Yi, Xin Ye, and Li Jun, and we may not be able to convert the net proceeds from the Private Placement into Renminbi to invest in or acquire any other PRC companies.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, such as the spread of H1N1 (“Swine”) Flu, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem, such as the spread of H1N1 (“Swine”) Flu, in China, where all of our operations are located and where the substantial portion of our sales occur, could have a negative effect on our operations.  Our business is dependent upon our ability to recycle plastics and sell end-products from our recycled plastic.  Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

RISKS RELATED TO OUR CAPITAL STRUCTURE

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NYSE Amex or the NASDAQ Global Market in the future.  There is no guarantee that the NYSE Amex or the NASDAQ Global Market, or any other securities exchange or quotation system, will permit our shares to be listed and traded.  If we fail to obtain listing on NYSE Amex or NASDAQ Global Market, we may seek quotation on the OTC Bulletin Board.  FINRA has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission.  The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time.  The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market and the NYSE Amex.  Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NYSE Amex and the NASDAQ Global Market.  Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

The market price and trading volume of shares of our common stock may be volatile.

When and if a market develops for our securities, the market price of our common stock could fluctuate significantly for many reasons, including for reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions, or negative announcements by customers, competitors or suppliers regarding their own performance, as well as general economic and industry conditions.  For example, to the extent that other large companies within our industry experience declines in their share price, our share price may decline as well.  In addition, when the market price of a company’s shares drops significantly, shareholders could institute securities class action lawsuits against the company.  A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to file a registration statement with the Securities and Exchange Commission to register the 2,457,167 shares of our common stock issued the Private Placement.  The registration statement must be filed within thirty (30) days of the final closing of the Private Placement.   We also intend to register the 1,907,455 shares of common stock held by the SRKP 23 Stockholders and all of the 782,545 shares of common stock underlying the warrants held by the SRKP 23 Stockholders.  These shares will be included in a subsequent registration statement filed by us within ten (10) days after the end of the six (6)-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.

Each investor in the Private Placement and each of the SRKP 23 Stockholders may sell or transfer any shares of the common stock after the effective date of their respective registration statement, except that they entered into a lock-up agreement pursuant to which they agreed that (i) if the proposed public offering that we hope to conduct is for $5 million or more, then the investors would not be able sell or transfer their shares until at least six (6) months after the public offering’s completion, and (ii) if the offering is for less than $5 million, then one-tenth (1/10th) of the investors’ shares would be released from the lock-up restrictions ninety (90) days after offering and there would be a pro rata release of the shares thereafter every thirty (30) days over the following nine (9) months.  WestPark Capital, in its sole discretion, may allow early releases under the referenced lock-up restrictions; provided, however, that (i) no early release shall be made with respect to SRKP 23 Stockholders prior to the release in full of all such lock-up restrictions on shares of the common stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in the Private Placement.

Additionally, following the Share Exchange, the Weixin Shareholders may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 (“Rule 144”), promulgated under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain limitations.  Under Rule 144, an affiliate stockholder who has satisfied the required holding period may, under certain circumstances, sell within any three (3)-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four (4) calendar weeks prior to such sale.  As of the date of this prospectus, 1% of our issued and outstanding shares of common stock was approximately 122,301 shares.  Non-affiliate stockholders are not subject to volume limitations.  Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.  The Weixin Shareholders have agreed to enter into a lock-up agreement pursuant to which they will agree not to sell any of their securities of the Company until twenty-four (24) months after our common stock began to be listed on the NASDAQ Global Market or NYSE Amex.

If you purchase securities in this offering, you will suffer immediate dilution of your investment.

Assuming our sale of 1,200,000 shares of common stock at an assumed public offering price of $3.50 per share of common stock, which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus, and after deducting the underwriting discount and commissions, non-accountable expenses and estimated offering expenses, our pro forma, as-adjusted net tangible book value as of September 30, 2010 would be approximately $20.4 million, or $1.52 per share of common stock outstanding. The pro forma adjusts for the issuance of 2,457,167 shares of common stock in the Private Placement pursuant to which we received approximately $4.8 million in net proceeds and the cancellation of 6,679,899 in connection with the Share Exchange such that there were 1,907,455 shares of common stock outstanding immediately prior to the Share Exchange. The sale of 1,200,000 shares of common stock in this offering represents an immediate increase in net tangible book value of $0.08 per share of common stock to our existing stockholders and an immediate dilution of $1.98 per share of common stock to the new investors purchasing common stock in this offering. There would be further dilution when our outstanding warrants to purchase 782,545 shares of common stock are exercised at $0.0001 per share. In addition, purchasers of common stock in this offering will have contributed approximately 41% of the aggregate price paid by all owners of our common stock but will own only approximately 8.5% of our common stock outstanding after this offering, assuming the exercise of our outstanding warrants to purchase 782,545 shares.

Following the Share Exchange, the Weixin Shareholders have significant influence over us.

The Weixin Shareholders beneficially own or control approximately 72.3% of our outstanding shares as of the close of the Share Exchange and Private Placement and have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions.  These stockholders may also have the power to prevent or cause a change in control.  In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us.  The interests of these stockholders may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations.  Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds.  Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting.  The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards.  We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting.  If we cannot assess our internal control over financial reporting as effective, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.  Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On November 12, 2010, we entered into the Share Exchange Agreement with Weixin BVI, Weixin HK, Kelida, Hua Su, Chuang Yi, Xin Ye, Li Jun and the Weixin Shareholders, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of Weixin BVI in exchange for shares of our common stock.  On November 23, 2010, the Share Exchange closed, Weixin BVI became our 100%-owned subsidiary, and our sole business operations became that of Weixin BVI and its subsidiaries.  We also have a new Board of Directors and management consisting mostly of persons from Weixin BVI and Weixin HK and changed our corporate name from “SRKP 23, Inc.” to “China Wesen Recycling Technology, Inc.”

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized with respect to our new business operations.  In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  For example, on January 30, 2009, the SEC adopted rules requiring companies to provide their financial statements in interactive data format using the eXtensible Business Reporting Language, or XBRL.  We will have to comply with these rules by June 15, 2011.  Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, once, and if, it starts trading.  Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three (3) years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two (2) business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price and trading volume of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us the trading price for our common stock and other securities would be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth.  As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.  Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future.  Moreover, investors may not be able to resell their shares of our common stock at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are forward-looking statements.  Such forward-looking statements include, but are not limited to, statements regarding our and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Our ability to develop new products utilizing our recycled plastic products;

•	Our dependence on a limited number of suppliers for a majority of our raw materials;

•	Our ability to enter into relationships directly with suppliers to obtain raw materials;

•	Our ability to secure plastic waste raw materials at competitive prices;

•	Our reliance on a limited number of customers for our net sales;

•	Our ability to manage growth effectively;

•	Our ability hire and retain qualified and knowledgeable employees and management;

•	Our ability to raise additional capital to fund our operations;

•	Our ability to collect on accounts receivables;

•	Changes in the laws of the PRC that affect our operations and our corporate structure;

•	Inflation and fluctuations in foreign currency exchange rates;

•	Our ability to obtain all necessary government certifications, approvals, and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.”  Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
The risks included above are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and operating results.  Moreover, we operate in a very competitive and rapidly changing environment.  New risk factors emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.  Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to this prospectus with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

Based on a per share offering price of $3.50, which is the midpoint of our estimated offering price range, we estimate that the net proceeds from the sale of the 1,200,000 shares of common stock in the offering will be approximately $2.8 million after deducting he estimated underwriting discounts and commissions of 10%, a non-accountable allowance of 3% (excluding the proceeds from the Underwriter’s over-allotment option) and estimated offering expenses of approximately $900,000.

The Underwriter has a 45-day option to purchase up to 180,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriter sells more than 1,200,000 shares of common stock in this offering.  The Underwriter has agreed to purchase 70% of such over-allotment shares, or 126,000 shares, from the selling stockholder identified in this prospectus and the remaining shares purchase 30% of such over-allotment shares, or 54,000 shares, from us.  We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders.  If the underwriter’s over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $2.9 million.

The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, and to facilitate our future access to the public capital markets. We expect to use the net proceeds of this offering to pay expenses related to the construction of our new research and development facility tin Gangzhou. The amounts and timing of our actual expenditures will depend on numerous factors related to the construction of the facility.  We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. We have no current intentions to acquire any other businesses. Pending these uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

Circular 142 promulgated by SAFE regulates the conversion of foreign currency into Renminbi by a foreign-invested company like Kelida and restricts how the converted Renminbi may be used. To the extent that we need to convert the net proceeds of this offering that has been injected in the registered capital of Kelida into Renminbi, we will be subject to the restrictions of Circular 142. Pursuant to Circular 142, the registered capital of a foreign-invested company, like Kelida, settled in Renminbi converted from foreign currencies may only be used for purposes within the business license approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, the use of such registered capital may not be changed without SAFE’s approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. We intend to convert most of the proceeds of the offering in Renminbi in order to use them in our operations in the PRC as described above.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in its discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.  We did not pay cash dividends in the nine months ended September 30, 2010, or in the years ended December 31, 2009, 2008 or 2007.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its statutory reserve until the accumulative amount of such reserve reaches 50.0% of its registered capital. The funds in the statutory reserve are not distributable as cash dividends, and may be used only for the following purposes:  covering deficits of the company; expanding the company’s production and operations; and increasing the company’s registered capital.  If a company’s statutory reserve is not sufficient to cover its accumulated deficits, then its profits for the current year must first be applied to cover such deficits before being set aside to the statutory reserve.  A PRC company may only distribute dividends from its net profits after the above requirements for covering previous deficits and supplementing the statutory reserve are satisfied; otherwise, its shareholders who receive dividends distributed in violation with the above requirements must return such dividends to the company. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

In general, PRC law allows foreign invested companies to declare and pay dividends, however, dividends can only be paid out of net accumulated profits of our direct subsidiary, Kelida, and only when Kelida has enough net after-tax profits to pay the dividends after its previous deficits are covered and the mandatory requirement of supplementing the statutory reserve is satisfied.   Any dividends distributed to its shareholder, Weixin HK, in violation of the above requirements must be returned to Kelida.  Kelida has accumulated deficits of $4,268 for the year ended December 31, 2009. Therefore, it has no retained earnings which can be declared and distributed as dividends outside of China.

Because all of our operations are conducted in the PRC, substantially all of our revenues and expenses are denominated in Renminbi (RMB).  Under PRC law, the conversion of RMB into U.S. dollars is subject to various restrictions.  The remittance of dividends in U.S. dollars out of China by a foreign invested Chinese company is subject to administrative procedural requirements promulgated by SAFE.  A bank processing a payment of dividends must review and approve the dividend payment application submitted by a foreign invested Chinese company, such as Kelida, using the administrative procedures promulgated by SAFE.  Kelida's failure to meet these requirements could prevent us from paying dividends to shareholders outside China.

Our inability to receive dividends or other payments from Kelida could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Our funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from Kelida, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010 (unaudited) on:

•	an actual basis, which

(i)
consists of the 7,865,556 shares of common stock that were issued to the shareholders of Weixin BVI pursuant to the Share Exchange as outstanding as of September 30, 2010, as the Share Exchange was accounted for as a reverse merger and a recapitalization Weixin BVI and its subsidiaries (see Note 1 to the financial statements); and

(ii)
excludes the 1,907,455 shares of common stock outstanding immediately prior to the issuance of the 7,865,556 shares of common stock after giving effect to the cancellation of 6,679,899 shares in connection with the

•	on a pro forma basis, which includes

(i)
the addition of the 1,907,455 shares of common stock outstanding immediately prior to the Share Exchange after giving effect to the cancellation of 6,679,899 shares in connection with the Share Exchange that closed on November 23, 2010; and

(ii)	the sale and issuance of 2,457,167 shares of common stock at $2.25 per share in the Private Placement pursuant to which we received approximately $4.8 million in net proceeds (unaudited); and

•
on a pro forma, as adjusted, basis, to give effect to our receipt of estimated net proceeds of $2.8 from the sale of 1,200,000 shares of common stock in this offering at an assumed public offering price of $3.50 per share, which is the mid-point of the estimated range of the offering price, and after deducting estimated underwriting discounts and commissions, non-accountable expenses and estimated offering costs and expenses aggregating approximately $900,000.

You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	September 30, 2010
	Actual	Pro Forma	Pro Forma, as Adjusted
	(in thousands)
Stockholders' equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 7,865,556 shares issued and outstanding on an actual basis; 12,230,178 issued and outstanding on a pro forma basis; and 13,430,178 issued and outstanding on a pro forma, as adjusted, basis (1)	1	1	1
Additional paid-in capital	528	5,328	8,088
Statutory reserves	719	719	719
Retained earnings (unrestricted)	11,407	11,407	11,407
Accumulated other comprehensive income	216	216	216
Total stockholders' equity	$12,871	$17,671	$20,431
Total capitalization	$12,871	$17,671	$20,431
 _____

(1)
The number of our shares of common stock shown above to be outstanding after this offering is based on (i) 7,865,556 shares of common stock issued and outstanding as of September 30, 2010, (ii) the cancellation of 6,679,899 shares on November 23, 2010 in connection with the Share Exchange such that there were 1,907,455 shares of common stock outstanding, (iii) the issuance and sale of 2,457,167 shares of common stock at $2.25 per share in our Private Placement , and (iv) 1,200,000 shares of common stock issued in the public offering.  The number (i) excludes the 126,000 shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise, (ii) excludes the 782,545 shares of common stock that will be issued upon the exercise of outstanding warrants exercisable at $0.0001 per share; (iii) excludes the 120,000 shares of common stock underlying warrants that will be issued to the Underwriter upon completion of this offering, and (iv) is not affected by the 54,000 shares that the Underwriter may purchase from selling stockholders named in this prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There has never been a public trading market for our common stock and our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NASDAQ Global Market or the NYSE Amex Equities.  As of the date of this prospectus, we had 171 stockholders of record.

DILUTION

If you invest in our shares of common stock, your investment will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the net tangible book value per share of common stock immediately after this offering.

As of September 30, 2010, we had 7,865,556 shares of common stock outstanding, which consists of the shares of common stock that were issued to the former shareholders of Weixin BVI pursuant to the Share Exchange, which was accounted for as a reverse merger and a recapitalization Weixin BVI and its subsidiaries (see Note 1 to the financial statements).  On a pro forma basis, we had 12,230,178 shares of common stock outstanding as of September 30, 2010 after giving effect to (i) the 1,907,455 shares of common stock outstanding immediately prior to the issuance of the 7,865,556 shares of common stock and after the cancellation of 6,679,899 shares in connection with the Share Exchange that closed on November 23, 2010, and (ii) the sale and issuance of 2,457,167 shares of common stock at $2.25 per share in the Private Placement pursuant to which we received approximately $4.8 million (unaudited) in net proceeds.

On a pro forma basis, our net tangible book value as of September 30, 2010 was approximately $17.7 million, or $1.44 per share (unaudited) based on 12,230,178 shares of common stock outstanding.   Based on the mid-range point of the per share offering price of $3.50, investors will incur further dilution from the sale by us of 1,200,000 shares of common stock offered in this offering, and after deducting the estimated underwriting discount and commissions of 10%, a non-accountable allowance of 3% (excluding the proceeds from the Underwriter’s over-allotment option) and estimated offering expenses of $900,000, our pro forma, as adjusted net tangible book value as of September 30, 2010 would have been $20.4 million, or $1.52 per share.  This represents an immediate increase in net tangible book value of $0.08 per share to our existing stockholders and an immediate dilution of $1.98 per share to the new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

Public offering price per share		$3.50
Pro forma net tangible book value per share as of September 30, 2010	$1.44
Increase per share attributable to new public investors	$0.08

Net tangible book value per share after this offering		$1.52

Dilution per share to new public investors		$1.98

Furthermore, our stockholders hold warrants to purchase 782,545 shares of common stock at a per share exercise price of $0.0001.  If all of the warrants were exercised, the as-adjusted net tangible book value per share as of September 30, 2010 would decrease to $1.44 per share after this offering, which would represent an immediate increase in net tangible book value of nil per share to our existing stockholders and an immediate dilution of $2.06 per share to the new investors purchasing shares of common stock in this offering.

The following table sets forth, on a pro forma, as adjusted basis as of September 30, 2010, the difference between the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing shareholders and the average price to be paid by new investors in this public offering before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $3.50 per share of common stock.  The information is as of September 30, 2010 on a pro forma basis giving effect to:

(i)
the cancellation of 6,679,899 shares in connection with the Share Exchange that closed on November 23, 2010 such that there were 1,907,455 shares of common stock outstanding immediately prior to the Share Exchange;

(ii)	the sale of 2,457,167 shares of common stock at $2.25 per share in our Private Placement that closed concurrently with the Share Exchange; and

(iii)	the issuance of 782,545 shares of common stock underlying currently outstanding warrants held by the SRKP 23, Inc. shareholders that are exercisable at $0.0001 per share.

	Shares Purchased		Total Cash Consideration
	Number	Percent	Amount (in thousands)	Percent	Average Price Per Share
Shares issued to shareholders of Weixin BVI in the Share Exchange	7,865,556	55.3%	529	5%	$0.07
SRKP 23, Inc. stockholders outstanding after Share Exchange, including assumed exercise of warrants to purchase 782,545 shares of common stock at $0.0001 per share	2,690,000	18.9%	8	0%	$0.00
Investors in the Private Placement	2,457,167	17.3%	$5,529	54%	$2.25
New investors in this offering	1,200,000	8.5%	$4,200	41%	$3.50
Total	14,212,723	100.0%	10,266	100.0%

The total consideration amount for shares of common stock held by our existing stockholders includes total cash paid for our outstanding shares of common stock as of September 30, 2010 and excludes the value of securities that we have issued for services.  If the underwriter’s over-allotment option of 180,000 shares of common stock is exercised in full, the number of shares held by existing stockholders and the new investors from the Private Placement will be reduced to 90.4% of the total number of shares to be outstanding after this offering and the number of shares held by the new investors will be increased to 1,380,000 shares, or 9.6%, of the total number of shares of common stock outstanding after this offering.

The discussion and tables above are based on (i) 7,865,556 shares of common stock issued and outstanding as of September 30, 2010; (ii) the cancellation of 6,679,899 shares in connection with the Share Exchange that closed on November 23, 2010 such that there were 1,904,455 shares of common stock outstanding immediately prior to the Share Exchange; (iii) the cancellation of warrant to purchase 7,804,803 shares of common stock in connection with the Share Exchange such that there were warrants to purchase an aggregate of 782,545 shares of common stock outstanding immediately prior to the Share Exchange; (iv) the sale of 2,457,167 shares of common stock at $2.25 per share in our Private Placement that closed concurrently with the Share Exchange, and (v) 1,200,000 shares of common stock issued in this public offering. The number of our shares outstanding after this offering as shown above (i) excludes the 54,000 shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise, and (iii) is not affected by the 126,000 shares that the Underwriter may purchase from selling stockholders named in this prospectus.

ACCOUNTING FOR THE SHARE EXCHANGE

The acquisition of Weixin BVI by us pursuant to the Share Exchange was accounted for as a recapitalization by us.  The recapitalization was, at the time of the Share Exchange, the merger of a private operating company (Weixin BVI and its subsidiaries, whose management took control of China Wesen Recycling Technology, Inc.), into a non-operating public shell corporation (us) with nominal net assets and as such is treated as a capital recapitalization, rather than a business combination. As a result, the assets of the operating company are recorded at historical cost. The transaction is accounted for using the reverse merger in which Weixin BVI was considered the accounting acquirer.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data for the nine months ended September 30, 2010 and 2009 (unaudited) and for each of the years in the four-year period ended December 31, 2009 and the consolidated balance sheet data as of September 30, 2010 and as of year-end for each of the years in the four-year period ended December 31, 2009.  The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for the nine months ended and as of September 30, 2010 and 2009 and the year ended and as of December 31, 2006.  Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2010	2009	2009	2008	2007	2006
	(unaudited)	(unaudited)				(unaudited)
	(in thousands)

Revenue	$21,972	$18,428	$26,151	$8,687	$910	$-
Cost of revenue	13,788	12,472	17,516	6,522	649	-
Gross profit	8,184	5,956	8,635	2,165	261	-

Operating expenses
Selling expenses	111	79	111	38	8	-
General and administrative	632	398	591	422	167	5
Total operating expenses	743	477	702	460	175	5

Income from operations	7,441	5,479	7,933	1,705	86	(5)

Other income (expenses)
Interest income	14	9	13	10	2	-
Other income (expense), net	(53)	(27)	(39)	(36)	(26)	-
Total other income (expenses)	(39)	(18)	(26)	(26)	(24)	-

Income before income taxes	7,402	5,461	7,907	1,679	62	(5)
Income taxes	(1,885)	(1,354)	(2,031)	(441)	(33)	-
Net income (loss)	$5,517	$4,107	$5,876	$1,238	$29	$(5)

Earnings per share – basic and diluted	$0.70	$0.52	$0.75	$0.16	$0.00	$0.00

Weighted average shares outstanding – basic and diluted	7,865,556	7,865,556	7,865,556	7,865,556	7,865,556	7,865,556

Consolidated Balance Sheets

	As of September 30,	As of December 31,
	2010	2009	2008	2007	2006
	(unaudited)				(unaudited)
	(in thousands)
Total Current Assets	$9,254	$10,897	$4,373	$833	$476
Total Assets	15,954	15,951	8,019	3,236	477
Total Current Liabilities	3,083	8,769	6,146	2,662	416
Total Liabilities	3,083	8,769	6,146	2,662	416
Total Stockholders’ Equity	$12,871	$7,182	$1,873	$574	$61

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this prospectus.

This prospectus contains forward-looking statements.  The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements.  These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow.  Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, the current economic downturn adversely affecting demand for the our products; our reliance on our major customers for a large portion of our net sales; our ability to develop and market new products; our ability to raise additional capital to fund our operations; our ability to accurately forecast amounts of supplies needed to meet customer demand; market acceptance of our products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for our products; protection of our intellectual property rights; changes in the laws of the PRC that affect our operations; inflation and fluctuations in foreign currency rates and various other matters, many of which are beyond our control.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.  Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

Our revenues are primarily derived from the sales of recycled plastic grains, and the sale of further processed plastic products, manufactured with our recycled plastic grains. We also derive a substantial portion of our revenue from the sale of recycled plastic material. We manufacture various kinds of recycled plastic material including high density polyethylene (“HDPE”), low density polyethylene (“LDPE”), Polystyrene (“PS”), acrylonitrile butadiene styrene (“ABS”) using imported raw material in the form of plastic waste. We further process the recycled plastic grains and turn them into household products such as plastic tables and chairs, and fruit boxes and construction products such as clapboard.

A substantial portion of our revenue is currently derived from the resale of recycled plastic materials, including HDPE, LDPE, ABS and PS waste plastic materials. We currently import recycled plastic materials in an amount that exceeds our manufacturing capabilities, but we are able to resell such materials at a premium to our cost of acquiring the recycled plastic.  The resale of our recycled plastic materials shortens our inventory turn over period and, therefore, improves our working capital position. We expect that resales of recycled plastics will decrease as a percentage of revenues as we continue to expand our recycling capabilities.

We also sell metal parts for various home products, including door hardware and lock parts.  The sale of these parts is primarily to overseas customers and accounted for approximately 1%, 1% and 2%, of our total net sales for the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively.  It is expected that this portion of our business will be substantially eliminated by the end of the fourth quarter of fiscal 2010 or the first quarter of fiscal 2011 as we continue to focus exclusively on our recycling business.

We primarily purchase recycled plastics directly from overseas recyclers located in Australia and North America as well as from domestic wholesalers in Hong Kong. Our cost of revenue consists mainly of the purchase price of imported plastic waste.  We have limited influence on such costs. The prices of imported recycled plastic are determined solely by suppliers and are dependent upon market conditions. The price of raw material recycled plastic heavily depends upon changes in the price of oil, which drives the price of virgin plastic and causes changes in the price of raw material plastic wastes.

The purchase of raw material is fundamental to the recycling business. In order to cut costs and increase profit margins, we focus on developing relationships with new suppliers and increasing the amount of raw material purchased directly from overseas recyclers, as opposed to purchasing from domestic wholesalers. We have established two direct sources in the United States which provide an estimated 20,000 tons of post-industrial recycled materials annually and we are in negotiation with another supplier to obtain a minimum of 26,000 tons of recycled plastic from North American and Australia. The imported raw material is of a high quality, allowing us to benefit from efficiencies in our manufacturing operations and affording us the ability to offer quality plastic grains and compounds as well as a comprehensive line of consumer and commercial products used in demanding applications.  We intend to continue to work on obtaining more favorable terms and discounts by strengthening our relationships with suppliers and placing more bulk orders.

Our funds are kept in financial institutions located in the PRC, which do not provide insurance for amounts on deposit.  Moreover, we are subject to the regulations of the PRC, which restrict the transfer of cash from the PRC, except under certain specific circumstances.  Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

We generally finance our operations through operating profit and borrowings from our directors. As of the date of this Current Report, we have not experienced any difficulties due to a shortage of capital, we have not experienced any difficulty in raising funds through loans from banks and financial institutions, and we have not experienced any liquidity problems in settling our payables in the normal course of business and repaying our loans when they come due. We are unaware of any trends, demands, commitments events or uncertainties that will result or be likely to result in material changes in our liquidity.

We believe that the level of financial resources is a significant factor for our future development and accordingly, we may determine from time to time to raise capital through private debt or equity financing to strengthen our financial position, to expand our facilities and to provide us with additional flexibility to take advantage of business opportunities. No assurances can be given that we will be successful in raising such additional capital on terms acceptable to us.

Recent Events

Share Exchange

On November 23, 2010, we completed a share exchange transaction pursuant to which we became the 100% parent company of Weixin International Co., Limited, a company organized under the laws of the British Virgin Islands (“Weixin BVI”); which is the 100% parent of Wei Xin Holding Group Limited, a company organized under the laws of Hong Kong (“Weixin HK”); which is the 100% parent of Gangzhou Kelida Intelligent Equipment Co., Ltd., a company organized under the laws of the People’s Republic of China (“Kelida”); which is the 100% parent of Zhaoqing Hua Su Plastic Trading Company (“Hua Su”), Zhaoqing Chuang Yi Resources Recycle Co., Ltd. (“Chuang Yi”), Zhaoqing Xin Ye Plastic Co., Ltd. (“Xin Ye”), and Zhaoqing Li Jun Craftwork Co., Ltd. (“Li Jun”), each a company organized under the laws of the People’s Republic of China. Pursuant to a Share Exchange Agreement, we issued an aggregate of 7,865,556 shares of our common stock to the shareholders of Weixin BVI (the “Weixin Shareholders”) in exchange for all of the issued and outstanding securities of Weixin BVI (the “Share Exchange”).

Prior to the closing of the Share Exchange and the initial closing of the Private Placement, as described below, our stockholders canceled an aggregate of 6,679,899 shares held by them such that there were 1,907,455 shares of common stock outstanding immediately prior to the Share Exchange.  Our stockholders prior to the Share Exchange (the “SRKP 23 Stockholders”) also canceled warrants to purchase an aggregate of 7,804,803 shares of common stock such that they held warrants to purchase an aggregate of 782,545 shares of common stock immediately prior to the Share Exchange and initial closing of the Private Placement.  In addition, we paid a $140,000 success fee to WestPark Capital for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with the principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of Weixin BVI, conducting due diligence on Weixin BVI and its subsidiaries and managing the interrelationship of legal and accounting activities.  Immediately after the closing of the Share Exchange and initial closing of the Private Placement, we had 10,884,120 shares of common stock, no shares of preferred stock, no options, and warrants to purchase 782,545 shares of common stock issued and outstanding.

Pursuant to the terms of the Share Exchange, we entered into a Registration Rights Agreement with each of the SRKP 23 Stockholders pursuant to which we agreed to register all of the 1,907,455 shares of common stock and all of the 782,545 shares of common stock underlying the warrants held by such stockholders.  These shares will be included in a subsequent registration statement (the “Subsequent Registration Statement”) filed by us no later than the tenth (10th) day after the end of the six (6) month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement (the “Required Filing Date”).  We agreed to use reasonable efforts to cause the Subsequent Registration Statement to become effective within one hundred fifty (150) days after the Required Filing Date or the actual filing date, whichever is earlier, or one hundred eighty (180) days after the Required Filing Date or the actual filing date, whichever is earlier, if such Subsequent Registration Statement is subject to a full review by the SEC (the “Required Effectiveness Date”).  If we fail to file the Subsequent Registration Statement by the Required Filing Date or if it does not become effective on or before the Required Effectiveness Date we are required to issue, as liquidated damages, to each of the SRKP 23 Stockholders’ shares (the “Penalty Shares”) equal to a total of 0.0333% of their respective shares for each calendar day that the Subsequent Registration Statement has not been filed or declared effective by the SEC (and until the Subsequent Registration Statement is filed with or declared effective by the SEC), as applicable.  However, no Penalty Shares shall be due to the SRKP 23 Stockholders if we are using our best efforts to cause the Subsequent Registration Statement to be filed and declared effective in a timely manner.

The transactions contemplated by the Share Exchange Agreement were intended to be a “tax-free” reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

The Private Placement

On November 23, 2010, concurrently with the closing of the Share Exchange, we conducted an initial closing of a private placement of shares of our Common Stock (the “Private Placement”).  The purpose of the Private Placement was to increase our working capital and the net proceeds from the Private Placement will be used to expand business operations, including developing direct sources and dealerships, increasing production capacity, making permitted acquisitions, purchasing manufacturing equipment, and for general corporate purposes.  Pursuant to subscription agreements entered into with the investors in the Private Placement, we sold an aggregate of 1,111,099 shares of Common Stock at $2.25 per share in the initial closing of the Private Placement, for gross proceeds of approximately $2.5 million in the initial closing of the Private Placement.

We agreed to file a registration statement covering the shares of Common Stock sold in the Private Placement within thirty (30) days of the final closing of the Private Placement pursuant to the subscription agreement entered into with each investor and to cause such registration statement to be declared effective by the SEC no later than one hundred fifty (150) days from the date of filing or one hundred eighty (180) days from the date of filing if the registration statement is subject to a full review by the SEC.  The SRKP 23 Stockholders and the investors in the Private Placement also entered into lock-up agreements pursuant to which they agreed that (i) if the proposed public offering that we expect to conduct is for $5 million or more, then the investors and our stockholders prior to the Share Exchange would not be able to sell or transfer their shares until at least six (6) months after the public offering’s completion, and (ii) if the offering is for less than $5 million, then one-tenth (1/10th) of their shares would be released from the lock-up restrictions ninety (90) days after the offering and there would be a pro rata release of the shares thereafter every thirty (30) days over the following nine (9) months.  WestPark Capital, Inc., the placement agent for the Private Placement (“WestPark Capital”), in its discretion, may also release some or all the shares from the lock-up restrictions earlier, however, (i) no early release shall be made with respect to SRKP 23 Stockholders prior to the release in full of all such lock-up restrictions on the shares of Common Stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in the Private Placement.

Pursuant to a Placement Agency Agreement with WestPark Capital, we paid WestPark Capital, Inc. a commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement.  We are also retaining WestPark Capital for a period of six months following the initial closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $4,000 per month.  Out of the proceeds of the Private Placement, we paid $250,000 to Keen Dragon Group Limited, a third party unaffiliated with Weixin BVI, the Company, or WestPark Capital for services in connection with arranging the reverse merger.

PRC Regulations that May Affect our Results of Operations

Tax uncertainty.  We believe that our taxable income is calculated pursuant to the PRC tax laws and regulations and is substantiated by our financial data. However, changes in PRC tax laws and regulations may have an adverse and retroactive impact on our financial position and results of operations. In addition, the local tax authority at Guangzhou and Zhaoqing may change its interpretation and enforcement of the PRC tax laws and regulations which could have an adverse and retroactive impact on our financial position and results of operations.  We are not able to predict any such changes, and thus we cannot reasonably estimate the amount of the potential impact.

Foreign Currency Translation.  Our financial statements are expressed in US dollars, but the functional currency of our operating subsidiaries is RMB. Our results of operations are translated at average exchange rates during the relevant financial reporting periods, assets and liabilities are translated at the unified exchange rate at the end of these periods and equity is translated at historical exchange rates. Adjustments resulting from the process of translating the local currency financial statements into US dollars are included in determining comprehensive income.

Dividend Distributions  Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  In addition, a foreign-invested enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50% of its registered capital.  These reserves are not distributable as cash dividends.  The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation. We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth.  Any change in the laws and regulations on the dividend distribution or any change in our decision to pay cash dividends on our common stock will affect our financial condition and operating results.

Critical Accounting Policies, Estimates and Assumptions

Accounting Principles

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”), which requires us to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues and expenditures, to disclose contingent assets and liabilities on the date of the financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting period. The most significant estimates and assumptions include revenues recognition, valuation of inventories and provisions for income taxes. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this report reflect the more significant judgments and estimates used in preparation of our financial statements. We believe there have been no material changes to our critical accounting policies and estimates.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The allowance on uncollectible accounts receivable reflects management’s best estimate of probable losses determined principally on the basis of historical experience. The allowance for uncollectible accounts receivable is determined primarily on the basis of management’s best estimate of probable losses, including specific allowances for known troubled accounts. All accounts or portions thereof deemed to be uncollectible or to require an excessive collection cost are written off to the allowance for uncollectible accounts receivable. When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment which is classified as a change in estimate is made.

Inventories

Inventories consist of finished goods, work in progress, and raw materials. Inventories are valued at the lower of cost, as determined on a weighted average basis, or market. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. The management writes down the inventories to market value if it is below cost. Management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required. Costs of raw material inventories include purchase and related costs incurred in bringing the products to their present location and condition. Finished goods are comprised of direct materials, direct labor, and an appropriate proportion of overhead.

Revenue recognition

Hua Su, Chuang Yi, Xin Ye and Li Jun (collectively, the “Subsidiaries Four”) are identical in their operations and generate revenue from the sale of manufactured HDPE, LDPE, ABS and PS grains. These companies recognize revenue net of value added tax (VAT) when persuasive evidence of an arrangement exists, as evidenced by an agreement with the customer, delivery of the goods has occurred, customer acceptance has been obtained, which means the significant risks and ownership have been transferred to the customer, the price is fixed or determinable and collectability is reasonably assured. Sales contracts, invoices and shipping documents are utilized to facilitate the sales process. Revenue is recognized when customers acknowledges the sale and delivery and the title of the goods is properly transferred to the customers.

There are no shipping charges involved as all of the manufactured goods are picked up by the customers at the Company's warehouse. Customer acceptance is obtained at the point of delivery. No return allowance is made as product returns are insignificant based on historical experience. The Company does not provide warranties, rebates, price protection, or similar privileges among customers. The prices of the products are predetermined and fixed based on contractual agreements.

The Subsidiaries Four also generate revenue from the sale of purchased recyclable plastic materials, which are recognized on the same basis as the sales of manufactured HDPE, LDPE, ABS and PS grains. The Company recognizes revenue from the sale of these materials on a gross basis because it is responsible for fulfillment and takes title to the materials before they are ordered by a customer and acts as the principal obligor in the transaction. The revenue is recorded when delivery of the goods has occurred, customer acceptance has been obtained, and the significant risks and ownership have been transferred to the customer, the price is fixed or determinable, and collectability is reasonably assured.

Weixin HK generates revenue from selling lock parts. Weixin HK records revenue net of pass-through charges as the Company believes the key indicators of the business suggest that the Company generally acts as an agent on behalf of its customers.

Cost of goods sold

Cost of goods sold consists primarily of raw materials, utility and supply costs consumed in the manufacturing process, manufacturing labor, depreciation expense and direct overhead expenses necessary to manufacture finished goods as well as warehousing and distribution costs such as inbound freight charges, shipping and handling costs, purchasing and receiving costs.

Value added taxes

We are subject to value added tax (“VAT”). The applicable VAT rate is different based on the different structure of business under Chinese tax law. Some of our transactions are levied at a VAT tax rate of 17% for products sold in the PRC.  The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT).  Some of transactions are levied at a VAT tax rate of 7%, such as shipping services and other transportation services.

Foreign currency translation

Our reporting currency is the U.S. dollar. Our functional currencies are local currencies, primarily the PRC currency Yuan (Renminbi) and Hong Kong dollar. Transactions denominated in foreign currencies are translated into U.S. dollar at exchange rate in effect on the date of the transactions. The financial statements are translated into U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange for the period for revenues and expenses. Exchange gains or losses on transaction are included in earnings.

Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued new guidance on the treatment of subsequent events which is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this new guidance sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that occurred for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions that occurred after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This new guidance was effective for fiscal years and interim periods ended after June 15, 2009, and must be applied prospectively. We adopted and applied the provisions of the new guidance in the third quarter of 2009.

In February 2010, subsequent to our adoption of the new guidance discussed above, the FASB issued updated guidance on subsequent events, amending the May 2009 guidance. This updated guidance revised various terms and definitions within the guidance and requires us, as an "SEC filer," to evaluate subsequent events through the date the financial statements are issued, rather than through the date the financial statements are available to be issued. Furthermore, we no longer are required to disclose the date through which subsequent events have been evaluated. The updated guidance was effective for us immediately upon issuance. As such, we adopted and applied the provisions of the updated guidance in the first quarter of 2010. Our adoption of both the new and updated guidance did not have an impact on our consolidated financial position or results of operations.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The adoption did not have a material impact on the Company’s consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements.  The ASU is effective October 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In January 2010, the FASB issued ASU No. 2010-6, Improving Disclosures About Fair Value Measurements, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This ASU is effective for the first quarter of 2010, except for the requirement to provide level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which is effective beginning the first quarter of 2011. Since this standard impacts disclosure requirements only, its adoption did not have a material impact on the Company’s consolidated results of operations or financial condition.

Nine Months Ended September 30, 2010 and 2009

The following table sets forth a summary of certain key components of our results of operations for the periods indicated, in dollars and as a percentage of revenues.

	For The Nine Months Ended September 30,
	2010		2009		Change in %

Revenue	$21,971,844	100%	$18,427,828	100%	19%

Cost of revenue	13,788,072	63%	12,471,539	68%	11%

Gross profit	8,183,772	37%	5,956,289	32%	37%

Operating expenses	743,188	3%	477,744	3%	56%

Operating income	7,440,584	34%	5,478,545	30%	36%

Other expenses	38,529	*	18,004	*	114%

Income taxes	1,885,457	9%	1,353,887	7%	39%

Net income	$5,516,598	25%	$4,106,654	22%	34%
* less than 1%.

Revenues

The following table sets forth the revenue generated from different categories of products for the nine months period, in dollars and as a percentage of revenues.

	Revenues
	Nine Months ended September 30,
	2010		2009		Change in %
Plastic grains	$5,110,232	23%	$4,124,506	22%	24%

Household and construction products	5,960,199	27%	3,394,596	18%	76%

Recycled plastic	10,775,136	49%	10,777,181	58%	0%

Sale of metal parts	126,277	1%	131,545	1%	(4)%
	21,971,844	100%	18,427,828	100%	19%

For the nine months ended September 30, 2010 and 2009, total revenue was $22.0 million, and $18.4 million, respectively, representing a 19% growth rate. The increase in total revenue was primarily due to the increase in overall sales as well as our adjustment of our product mix during the nine months ended September 30, 2010, which resulted in us manufacturing more higher gross margin products, such as household and construction products.

For the nine months ended September 30, 2010, revenue generated from the sale of recycled plastic grains increased to $5.1 million, representing a 24% increase from $4.1 million generated in the nine months ended September 30, 2009.  The increase was mainly due to an increase in the selling prices of our plastic grains and an increase in sales volume of all of our products, which resulted from the global economy recovery. The average selling price of our plastic grains for the nine months ended September 30, 2010 was $1,040 per ton, which increased from $1,000 per ton for the same period of 2009, an increase of 4%. Our sales volume for our plastic grains increased from 4,100 to 4,900 tons, a 20% increase. Revenue generated from the sale of household and construction products increased to $6.0 million, representing a 76% increase from $3.4 million in the nine months ended September 30, 2009. The increase was due to the increase in sales volume of our household and construction products in the nine months ended September 30, 2010, which increased from 1.3 million units to 2.3 million units in the nine months ended September 30, 2010, a 77% increase.  The average selling price of such products remained relatively flat.  Sales of recycled plastic material remained flat at $10.8 million in the nine months ended September 30, 2010 and $10.8 million for the nine months ended September 30, 2009. For the nine months period ended September 30, 2010, the sales volume of recycled plastic material slightly decreased to 18,600 tons from 18,800 tons sold in the nine months ended September 30, 2009.  However, the selling price of recycled plastic increased from $575 per ton in the nine months ended September 30, 2009 to $580 per ton in the nine months ended September 30, 2010.

Cost of Revenue

Our cost of revenue primarily consists of the import costs of recycled plastics. In the nine months ended September 30, 2010 and 2009, the cost of revenue was $13.8 million and $12.5 million, respectively, representing 63% and 68% of the nine months revenue, respectively. The decrease as a percentage of revenues was due to a slight decrease in the purchase price of the recycled plastic imported and purchased, which resulted from management’s development of good relationships with our suppliers.  The prices of imported recycled plastic are determined solely by suppliers and are dependent upon market conditions. In the nine months ended September 30, 2010, cost of revenue increased in total dollars by 11% as compared to the same period in 2009. This is primarily due to the increase in sales volume of our plastic grains and our household and construction products and an increase in the average sales price of our plastic grains.

In the nine months ended September 30, 2010, the amount of raw material purchased from our domestic wholesalers decreased to 18% of our total raw material purchased, as compared to 46% in the same period of 2009. Meanwhile, we continue to work on obtaining more favorable terms and discounts by strengthening our relationship with suppliers and placing more bulk orders.

Gross Profit

In the nine months ended September 30, 2010, our gross profit increased to $8.2 million, from $6.0 million in the nine months ended September 30, 2009. During the same period, our gross profit margin increased to 37%, up from 32% in the nine months ended September 30, 2009.  This increase in our gross profit margin is mainly due to a decrease in raw material costs and an increase in the selling price of our plastic grains for the nine months ended September 30, 2010. The average purchase price of our raw materials decreased 2%, from $470 per ton in the nine months ended September 30, 2009 to $460 per ton in the comparable period in 2010.  The average selling price of our plastic grains in the nine month period ended September 30, 2010 was $1,040 per ton, an increase of 4% from $1,000 per ton for the same period of fiscal year 2009. The increase in the selling price of our recycled plastic grains and our related products from the prior fiscal period was because the prior fiscal period was suffered from decreased selling prices as a result of the global financial crisis.

Operating Expenses

	For The Nine Months Ended September 30,
	2010			2009			Change in %

Operating expenses	$			$
Selling and marketing		110,722	15%		79,308	17%	40%
General and administrative		632,466	85%		398,436	83%	59%
Total		$743,188	100%		$477,744	100%	56%

For the nine months ended September 30, 2010, operating expenses increased 56% from $0.5 million for nine months ended September 30, 2009 to $0.7 million for the comparable fiscal period in 2010. The increase was primarily due to the increase of general and administrative expenses.

Selling and marketing expenses include sales remunerations and expenses directly related to marketing. The increase in overall dollars to $0.1 million for the nine months ended September 30, 2010 was primarily due to the increase in our sales, which resulted in an increase in selling-related travel expenses for our sales personnel from approximately $51,000 for the nine months ended September 30, 2009 to $80,200 for the nine months ended September 30, 2010.

General and administrative expenses primarily consist of management remuneration, depreciation and amortization, professional fees, employee welfare costs, rent and lease expenses, and office expenses. During the nine months ended September 30, 2010, general and administrative expenses increased 59% to $0.6 million, as compared to $0.4 million in the nine months ended September 30, 2009. This increase was primarily due to the legal and professional fees incurred in preparation for the Share Exchange in November 2010 and legal and professional fees incurred in connection with the Registrant’s compliance and reporting obligations as a public company.  We incurred legal fees of approximately $20,000, auditing and accounting fees of $74,000 and consulting fees of $45,000 during the nine months ended September 30, 2010 which were related to our preparation for the Share Exchange.  No such expenses were incurred in the comparable period in 2009.

Operating Income

Our operating income increased from $5.5 million in the nine months ended September 30, 2009 to $7.4 million in the nine months ended September 30, 2010, representing an increase of 36%.

In order to achieve a higher gross margin, we intend to enhance manufacturing techniques and labor efficiencies. Meanwhile we plan to continue improving our gross margin by strengthening relationships with our major suppliers to obtain more favorable terms.

Net Income

For the nine months ended September 30, 2010, our net income increased to $5.5 million from $4.1 million for the nine months ended September 30, 2009, representing an increase of 34%.

Year Ended December 31, 2009 and 2008

The following table sets forth a summary of certain key components of our results of operations for years indicated, in dollars and as a percentage of revenues.

	For The Year Ended December 31,
	2009		2008

Revenue	$26,151,437	100%	$8,686,922	100%

Cost of Revenue	17,516,014	67%	6,521,446	75%

Gross Profit	8,635,423	33%	2,165,476	25%

Operating expenses	702,036	3%	460,359	5%

Operating income	7,933,387	30%	1,705,117	20%

Other expenses	26,306	*	25,890	*

Income taxes	2,030,996	8%	441,337	5%

Net income	$5,876,085	22%	$1,237,890	14%

* less than 1%

Revenues

The following table sets forth the revenue generated from different categories of products for years indicated, in dollars and as a percentage of revenues for fiscal year 2009 and 2008.

	Revenues
	2009		2008
Plastic grains	5,860,725	22%	3,201,015	37%

Household and construction products	5,162,847	20%	214,895	2%

Recycled plastic	14,955,227	57%	5,116,483	59%

Sale of metal parts	172,638	1%	154,529	2%

	26,151,437	100%	8,686,922	100%

For the years ended December 31, 2009 and 2008, total revenue was $26.2 million, and $8.7 million respectively, representing a 201% growth rate. The increase in total revenue was primarily due to our adjustment of our product mix in 2009, which resulted in the manufacture of more higher gross margin products, such as household and construction products. Our increase in revenue was affected by our receipt of an import quota of 20,000 tons of recycled plastic in 2009, which significantly increased our total manufacture and sales volume compared to 2008.

For fiscal 2009, revenue generated from the sale of recycled plastic grains increased 83% to $5.8 million from $3.2 million for fiscal 2008. The increase was primarily due to greater demand for our recycled products, resulting in an increase in sales volume. The total plastic grains sold in 2009 increased to 5,840 tons from 2,850 tons in fiscal 2008 while, representing a 105% increase. The difference between the increase of revenue and the increase in sale volume was due to a decrease in the selling prices of our products as a result of the global financial crisis for fiscal 2009. The average selling price of our plastic grains for the year ended December 31, 2009 was $1,000 per ton, which decreased from $1,120 per ton for the same period of 2008, a decrease of 12%. Revenue generated from the sale of household and construction products increased to $5.2 million from $0.2 million for fiscal 2008. The increase was due to management’s adjustment of the production structure in 2009, increasing the production volume of our higher gross margin household and construction plastic products. Sales of our household and construction products increased from 244,500 million units in the year ended December 31, 2008 to 1.9 million units in the year ended December 31, 2009, a 677% increase.  The average selling price of such products increased from $0.88 per unit in the year ended December 31, 2008 to $2.72 per unit in the year ended December 31, 2009, a 209% increase.  We also increased our direct sales of recycled plastic material by 192% to $15.0 million for fiscal 2009, as compared to $5.1 million for fiscal 2008. The increase of direct sales of waste materials was due to the increase of the import quota in fiscal 2009, whereby we were granted the right to import 20,000 tons of recycled plastic.

Cost of Revenue

For fiscal 2009 and 2008, cost of revenue was $17.5 million and $6.5 million, respectively, representing 67% and 75% of revenues, respectively. The decrease of cost of revenue as a percentage of revenues was due to a decrease in the purchase prices of our raw materials.  The average purchase price for our raw materials decreased from $590 per ton in 2008 to $460 per ton in 2009, a decrease of 20%, which resulted from a decrease in the price of crude oil in 2009 from 2008. For fiscal 2009, cost of revenue increased by 169% as compared to fiscal 2008.  This increase was primarily due to the increase in sales volume of our plastic grains and our household and construction products.

Gross Profit

For fiscal 2009, our gross profit increased to $8.6 million from $2.2 million for fiscal 2008. During the same period, our gross profit margin increased to 33%, up from 25% in fiscal 2008. This increase was mainly due to the decrease in raw material costs in fiscal 2009 as compared to 2008, and the increases in the average selling prices of our plastic grains and household and construction products which resulted from the recovery of the global financial crisis in 2009.

Operating Expenses

	For The Year Ended December 31,
	2009		2008

Operating expenses
Sales and marketing	$111,165	16%	$38,076	8%
General and administrative	590,871	84%	422,283	92%
Total	$702,036	100%	$460,359	100%

During fiscal 2009, operating expenses increased 52% from $0.5 million in fiscal 2008 to $0.7 million in 2009. The increase was primarily due to an increase in general and administrative expenses. For fiscal 2009, sales and marketing expenses increased 192% to $111,165, as compared to $38,076 for fiscal 2008. The increase in sales and marketing expenses was primarily due to an increase of in our business development activities.  The increase in general and administrative expenses was largely due to a 94% increase in travel-related expenses for our sales and marketing personnel from $34,000 in 2008 to $66,000 in 2009. In addition, expenses for entertainment and meals increased from $48,300 in the year ended December 31, 2008 to $99,000 in the year ended December 31, 2009, an increase of 100%.

During fiscal 2009, general and administrative expenses increased 40% to $0.6 million, as compared to $0.4 million in fiscal 2008. This increase was primarily due to the increase in personnel resulting in higher payroll and staff benefit expenses.

Operating Income

Our operating income increased 365% from $1.7 million for fiscal 2008 to $7.9 million for fiscal 2009.  This is primarily due to the substantial increase in sales volume and revenue. Further, from the beginning of fiscal 2009, particularly in the second quarter, revenue began increasing because the market price of recycled plastic grains steadily increased.

Net Income

Our net income increased from $1.2 million for fiscal 2008 to $5.9 million for fiscal 2009, representing an increase of 375%.

Year Ended December 31, 2008 and 2007

The following table sets forth a summary of certain key components of our results of operations for years indicated, in dollars and as a percentage of revenues.

	For The Year Ended December 31,
	2008		2007

Revenue	$8,686,922	100%	$909,575	100%

Cost of Revenue	6,521,446	75%	648,503	71%

Gross Profit	2,165,476	25%	261,072	29%

Operating expenses	460,359	5%	174,636	19%

Operating income	1,705,117	20%	86,436	10%

Other expenses	25,890	*	24,602	3%

Income taxes	441,337	5%	33,235	4%

Net income	$1,237,890	14%	$28,599	3%

* less than 1%

Revenues

The following table sets forth the revenue generated from different categories of products for years indicated, in dollars and as a percentage of revenues for fiscal year 2008 and 2007.

	Revenues
	2008		2007
Plastic Grains	$3,201,015	37%	$-	-

Household and construction products	214,895	2%	-	-

Recycled plastic	5,116,483	59%	788,400	87%

Sale of metal parts	154,529	2%	121,175	13%

	$8,686,922	100%	$909,575	100%

Total revenue for the year ended December 31, 2008 was $8.7 million, an increase of 855%, compared to revenue of $0.9 million for the year ended December 31, 2007. The increase in total revenue was primarily due to an increase of sales volume of our plastic grains and recycled plastic. In 2008, we sold 7,000 tons of recycled plastic at an average price of $730 per ton, compared to 1,328 tons in 2007, an increase of 427%, at an average price of $594 per ton.  In 2008, we sold 2,800 tons of plastic grains, compared to no sale of plastic grains in 2007.  The production and sales of plastic grains commenced in 2008, as our manufacturing facilities were fully set up in 2008, while in 2007, we only sold recycled plastic materials through Hua Su and metal parts through Weixin HK.

Cost of Revenue

Our cost of revenue primarily consisted of the import costs of recycled plastics. The cost of revenue increased from $0.6 million in 2007 to $6.5 million in 2008, representing a 906% increase.  This is primarily due to the increase in sales volume of our plastic grains. The average price of our purchased raw materials was $535 per ton in 2008 as compared to $590 per ton in 2007.  The increase of cost of revenue is 50% higher than that of revenue, which resulted from a surge in oil prices in 2008.

Gross Profit

In 2008, our gross profit increased to $2.2 million from $0.3 million in 2007. During the same period, our gross profit margin decreased from 29% to 25% in fiscal year 2008.  This decrease is mainly due to an increase in raw material costs in 2008 as compared to 2007.

Operating Expenses

	For The Year Ended December 31,
	2008		2007

Operating expenses
Sales and marketing	$38,076	8%	$7,152	4%
General and administrative	422,283	92%	167,484	96%
Total	$460,359	100%	$174,636	100%

Operating expenses were $0.5 million in 2008, or 5% of revenues, as compared to $0.2 million in 2007, or 19% of revenues. The increase was primarily due to the increase in general and administrative expenses, which include management salary and benefits, traveling expenses, meals and entertainment, office supplies, rent and utilities expenses, and other related expenses. Expenses related to staff salaries increased from $110,000 in the year ended December 31, 2007 to $130,000 in the year ended December 31, 2008, an increase of 20%. Traveling expenses increased from $9,000 in the year ended December 31, 2007 to $34,000 in the year ended December 31, 2008, an increase of 280%. Entertainment and meals expenses were $48,300 and $13,500 in the years ended December 31, 2008 and 2007, respectively, an increase of 258%.  The increase in operating expenses was primarily due to an increase in our production capacity, which required more production staff and sales personnel.  We also expanded our efforts to develop our relationships with our customers and our suppliers, which resulted in the increase on our sales and marketing expenses.

Operating Income

Our operating income increased from $86,436 in 2007 to $1.7 million in 2008.  This is primarily due to the substantial increase in sales volume and revenue. Chuang Yi, Xin Ye, and Li Jun were incorporated in 2007.  They were all in the development stage in 2007 and had no operations in 2007.

Net Income

Our net income increased from $28,599 in 2007 to $1.2 million, representing an increase of 4228%.

Liquidity and Capital Resources

Our working capital as of September 30, 2010 was $6.2 million, as compared to working capital of $2.1 million as of December 31, 2009, a working capital deficit of $1.8 million as of December 31, 2008 and 2007. We had cash and cash equivalents of approximately $2.91 million as of September 30, 2010, approximately $4.48 million as of December 31, 2009 and approximately $1.72 million as of December 31, 2008.  The improved working capital is mainly due to the decrease in amounts due to directors, accounts payable and accrued liabilities.

We generally finance our operations through operating profit and borrowings from our directors. As of the date of this report, we have not experienced any difficulties due to a shortage of capital, we have not experienced any difficulty in raising funds through loans from banks and financial institutions, and we have not experienced any liquidity problems in settling our payables in the normal course of business and repaying our loans when they come due. We are unaware of any trends, demands, commitments events or uncertainties that will result or be likely to result in material changes in our liquidity

We make capital expenditures principally to fund manufacturing facilities, which includes, among other things, construction in progress, acquire fixed assets and land use right.  Gross capital expenditures were $3.0 million and $0.8 million for the nine months ended September 30, 2010 and 2009, respectively. The increase in gross capital expenditures during the nine months ended September 30, 2010 compared to the same period in 2009 was primarily attributable to the acquisition of a land use right located in Guangzhou City, and expenditures incurred for the construction of manufacturing facilities on the acquired land.  Gross capital expenditures were $0.9 million, $1.4 million and $1.6 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. The decrease in gross capital expenditures during fiscal 2009 compared to fiscal 2008 was primarily attributable to expenses related to the construction of manufacturing facilities incurred in fiscal year 2008.  We plan to continue to invest in our infrastructure, including expanding our manufacturing facilities in 2010 and 2011. We expect capital expenditures to range between $1.2 million and $2.0 million for fiscal 2010. Capital expenditures are funded through cash provided by operating activities as well as cash and cash equivalents.

We have spent approximately $3 million through September 30, 2010 on our new facility in Guangzhou, which will house our research and development operations, our new corporate headquarters and a tooling and molding workshop. These costs mostly relate to fees related to the purchase of the land use right on which the facility is to be constructed, construction design fees, environmental evaluation fees, and other pre-construction related costs.  We anticipate that we will need an additional $9 million of to complete our new facility.  We anticipate that the construction of the new facility will start in March 2011 and will be completed in the fourth quarter of 2011 and that the additional $9 million will be spent by the end of 2011.

Due to new environmental regulations implemented by the Zhaoqing Environmental Protection Agency in 2010, we intend to move our current manufacturing operations in 2011 to a new state-owned industrial park located in Zhaoqing City.  We anticipate that we expend $4.0 million in 2011 to purchase a land use right in the industrial park and to construct a new factory building on such land.  In addition, we anticipate that we will incur moving costs of approximately $100,000 for moving of our factory equipment and operations to the new facility.

We also plan to purchase approximately $10 million in new equipment during 2011, including a custom designed automatic sorting machine, a custom designed automatic washing and cleaning line, an automatic dispensing machine, automatic an drying machine, lab equipment, plastic injection machines and tool making machines.

Further, we anticipate that we will spend approximately $8.0 million in additional operation-related expenses for our expansion plans related to research and development costs for new recycling processes and products, increased labor and management costs, supply chain and sales channel development and strengthening our enterprise resource planning and information technology systems.

Expenses for the construction of our new headquarters and research and development facility, expenses for our new manufacturing facility in the industrial park, expenses for new equipment and additional operation-related expenses for our expansion will be funded through cash-on-hand generated from our operating activities and the proceeds from the Private Placement, as well as proceeds from a public offering contemplated by the Company in 2011.  To the extent that cash-on-hand, cash from operations or proceeds from our proposed public offering of equity securities is not sufficient to fund such expenditures we may rely on bank loans to fund such expenditures.

Anticipated cash flows from operations and funds available from our credit facilities, together with cash on hand, should provide sufficient funds to finance our operations for at least the next 12 months. Changes in our operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may require us to seek additional debt or equity financing. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions.

The following table sets forth the summary of our cash flows, in dollars, for the nine months ended September 30, 2010 and 2009 (unaudited) and the years ended December 31, 2009, 2008 and 2007:

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$5,902,116	$1,900,429	$3,859,107	$(42,267)	$(795,718)
Net cash used in investing activities	(3,486,587)	(770,460)	(906,404)	(1,371,101)	(1,585,514)
Net cash provided by (used in) financing activities	(4,068,923)	(703,599)	(154,447)	2,677,902	2,665,721
Effect of exchange rate changes on cash	82,079	3,491	(39,192)	151,284	1,454
Cash and cash equivalents, beginning of period	4,483,402	1,724,338	1,724,338	308,520	22,577
Cash and cash equivalents, end of period	$2,912,087	$2,154,199	$4,483,402	$1,724,338	$308,520

Operating activities

During the nine months ended September 30, 2010, we generated net cash from operating activities of $5.9 million, an increase of 211% from $1.9 million in the nine months ended September 30, 2009. The increase was primarily due to the increase in net income, inventories and accounts receivable. Since the global economy is recovering from the financial crisis, the selling prices and sales volume of our plastic grains and our household and construction products has increased.  Therefore, the Company earned more net income during the nine months ended September 30, 2010 than September 30, 2009.  Additionally, the Company improved its inventory management system in 2010, which allowed it to maintain lower inventory levels than in 2009, which increased cash provided by inventories by $0.8 million.  The Company also exercised more efficient credit control policies in 2009, which improved the collectability of accounts receivable and increased cash provided by investing activities by $3.3 million.

During the year ended December 31, 2009, we generated net cash from operating activities of $3.9 million, compared to net cash used in operating activities of $42,267 during fiscal 2008 and $0.8 million of net cash used in operating activities during fiscal 2007. The increase during fiscal 2009 was primarily due to a higher sales volume and net income earned during fiscal 2009. In 2009, the Company’s production facility was fully completed and, therefore, the Company’s manufacturing capacity and sales volume increased significantly from 2008.  In addition the global economy began to recover from the global financial crisis and the demand for plastic grains, recycled plastic and household and construction products increased over 2008. In 2009, the Company earned net income of $5.9 million, increase of $4.7 million from net income of $1.2 million in 2008.  Accounts receivable increased to $4.2 million in fiscal 2009, compared to $1.6 million in 2008 and $0.4 million in fiscal 2007. The increase in accounts receivable was largely due to the increase in sales.  Accounts payable increased to $1.4 million in fiscal 2009, as compared to $0.7 million in fiscal 2008, and $0.4 million in fiscal 2007. The increase was due to the Company’s increased raw material purchases.

Investing Activities

During the nine months ended September 30, 2010, net cash used in investing activities was $3.5 million compared to $0.8 million of net cash used in investing activities in the nine months ended September 30, 2009. The increase is primarily attributable to capital expenditures of $1.0 million related to the acquisition of land use rights, and $2.0 million for prepayments made in relation to the construction of plant and office building for Kelida.

During the fiscal year ended December 31, 2009, net cash used in investing activities was $0.9 million, compared to $1.4 million of net cash used in investing activities in fiscal 2008 and $1.6 million of net cash used in investing activities in fiscal 2007. The decrease in net cash used in investing activities in fiscal 2009 as compared to fiscal 2008 is primarily attributable to a $0.2 million decrease in capital expenditures for the purchase of new equipment and a $0.3 million decrease in capital expenditures related to the construction of the Company’s production plant, which were partially offset by the Company’s prepayment of $0.1 million for the acquisition of the land use right by Kelida in 2009. The decrease in cash used in investing activities in fiscal 2008 as compared to fiscal 2007 is largely attributable to a $1.2 million decrease in payments for construction in progress which was offset by a $1 million increase in costs related to the purchase of property and equipment.

Financing Activities

Cash used for financing activities for the nine months ended September 30, 2010 was $4.1 million, compared to $0.7 million net cash used for financing activities for the nine months ended September 30, 2009.  The increase is primarily due to repayment of borrowings to our directors of $4.8 million, which was partially offset by $0.7 million in loan proceeds we received from a third party financing institute in the nine months ended September 30, 2010.  Borrowings from the directors were non-interest bearing, unsecured and have no set repayment date. The loans were obtained during the early stages of our operations and the proceeds of the loans provided us with needed working capital.  As our revenue and cash flows have grown, we have begun repaying the loans.  In the future, we anticipate being able to finance our operations through our net income and through external debt and equity financings and bank borrowings.  We do not anticipate any need for additional related party financing for our on-going operations in future periods.

Cash used for financing activities for the fiscal year ended December 31, 2009 was $0.2 million, as compared to $2.7 million in net cash provided by financing activities in each of fiscal 2008 and 2007. The increase in cash used for financing activities for the year ended December 31, 2009 as compared to the comparable period in 2008 and 2007 is primarily due to a repayment of capital to a shareholder of $0.5 million in fiscal 2009 and a decrease in the loans outstanding from related parties during fiscal 2009 as compared to fiscal 2008 and 2007.

Inflation

We believe that inflation has had a negligible effect on operations over the past two fiscal years. However, overall commodity inflation is an ongoing concern for our business and has been a considerable operational and financial focus for us. Further, as production increases, commodity inflationary pressures may increase, both in the plastic manufacturing industry and in the broader economy. We continue to monitor commodity costs and work with our suppliers and customers to manage changes in commodity costs.

Off-Balance Sheet Arrangements

We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions of foreign currency forward contracts. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rates Risk

Our exposure to interest rate risk for changes in interest rates relates primarily to the interest-bearing bank loans and interest income generated by the bank deposits. We have not used any derivative financial instruments in our investment portfolio or for cash management purposes. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates. However, our future interest expense or interest income may expect to be increased due to changes in interest rates in the PRC.

Foreign Exchange Rates Risk

We do not hold any derivative instruments and do not engage in any hedging activities. Because most of our purchases and sales are made in RMB, any exchange rate change affecting the value of the RMB relative to the U.S. dollar could have an effect on our financial results as reported in U.S. dollars. If the RMB were to depreciate against the U.S. dollar, amounts reported in U.S. dollars would be correspondingly reduced. If the RMB were to appreciate against the U.S. dollar, amounts reported in U.S. dollars would be correspondingly increased.

Country Risk

The substantial portion of our assets and operations are located and conducted in China. While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Contractual Obligations

The following table describes our contractual commitments and obligations as of September 30, 2010:

		Payments due by Period (in $)
		Less Than	1-3	3-5	More Than
Contractual Obligations	Total	1 Year	Years	Years	5 Years
Operating lease obligations	$45,634	$18,930	$26,704	$-	$-

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations.

Quarterly Information (unaudited)

The table below presents selected (unaudited) results of operations for the quarters indicated.

	Quarter Ended
	September 30,	June 30,	March 31,
	2010	2010	2010	Total
	$	$	$	$
Revenues	6,867,175	7,959,833	7,144,836	21,971,844
Gross Profit	2,425,986	3,085,996	2,671,790	8,183,772
Net Income	1,522,779	2,092,116	1,901,703	5,516,598

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009	Total
	$	$	$	$	$
Revenues	7,723,609	7,844,872	6,606,787	3,976,169	26,151,437
Gross Profit	2,679,134	2,924,736	2,024,778	1,006,775	8,635,423
Net Income	1,769,431	2,101,048	1,347,749	657,857	5,876,085

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008	Total
	$	$	$	$	$
Revenues	1,642,658	3,234,694	2,592,031	1,217,539	8,686,922
Gross Profit	282,709	846,052	736,059	300,656	2,165,476
Net Income	118,537	523,896	450,560	144,897	1,237,890

Change in Accountants

On November 23, 2010, we dismissed AJ. Robbins, PC (“AJ. Robbins”) as our independent registered public accounting firm following the change in control of the Company on the closing of the Share Exchange.  The Company engaged AJ. Robbins to audit its financial statements for the years ended December 31, 2009 and December 31, 2008.  The decision to change accountants was approved and ratified by our board of directors.  The reports of AJ. Robbins on the financial statements of the Company for the years ended December 31, 2009 and December 31, 2008 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern.  Additionally, during the Company’s two most recent fiscal years and any subsequent interim period through the date of dismissal, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While AJ. Robbins was engaged by the Company, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for the fiscal year ended December 31, 2009 or its report on the Company’s financial statements for the fiscal year ended December 31, 2008.

The Company engaged MaloneBailey, LLP (“MaloneBailey”) as the Company’s independent registered public accounting firm as of November 23, 2010.  MaloneBailey is and has been Weixin BVI’s independent registered public accounting firm.

DESCRIPTION OF BUSINESS

Overview

We recycle engineering plastics from complex waste streams and end-of-life plastic-rich durable goods such as computer and business equipment, household appliances, house wares, toys and many other sources.  We produce plastic grains and compounds which are sold to original equipment manufacturers of consumer products and plastic injection molders which produce new consumer products using recycled material.  We specialize in the production of high-density polyethylene, or HDPE, low-density polyethylene, or LDPE, acrylonitrile-butadiene-styrene, or ABS, and polystyrene, or PS.  In addition, we offer a line of household and construction products which we manufacture with our own recycled plastic compounds.  Our plastic grains are sold to trading companies and wholesalers, as well as customers in industries such as architecture industrial equipment and engineering production, chemical and petrochemical manufacturing. In addition, a substantial portion of our revenue is currently derived form the resale of recycled plastic materials, including HDPE, LDPE, ABS and PS material, which we cannot currently recycle due to our current recycling capabilities.

Industry

China is the world’s second largest plastic products manufacturing country.  China’s plastics industry has benefited from lower production and labor costs as manufacturing and recycling of plastics products has been outsourced from higher-cost countries to China and other low-cost countries.

There is a growing awareness in the global economy on issues surrounding waste management, and recycling processes and recycled products are being developed to address those issues.  The advantages of recycling waste material are being increasingly recognized by the global community.  The environmental benefits of recycled plastics products are well known and recycled plastics are typically less expensive than virgin poly plastics.

It is estimated that demand for recycled plastic in China for the foreseeable future will be in the automotive, office building, materials, household supplies and road and rail construction industries. We believe that demand for products made from recycled materials will expand with the increased demand for environmentally-friendly products.

Products

We currently manufacture recycled plastics products made from ABS, HDPE, LDPE and PS.  Our products are produced in both translucent and opaque varieties and are colored to the strict color requirements of our customers.  We currently sell substantially all of our products in China.

Grains and Compounds

We produce a wide variety of plastic grains and compounds produced primarily from four types of recycled plastic compounds.  The grade is determined by the chemical properties of the plastic grain; higher grade plastics grains are typically more expensive.  The following is a list of the recycled plastic compounds we offer:

High-density polyethylene (HDPE).  HDPE is most commonly used for milk containers.  The Chinese government has set a target mark that 50% of milk containers must be made of recycled materials by 2020, so it is expected that the recycling rate of HDPE will likely increase.  HDPE is also used for bleach and other cleaning product containers, and is also found in films and some thin-gauge carriers and fresh produce bags.  HDPE is a versatile polymer that can be manipulated to control transparency and is also known for its strength and toughness.

Low-density polyethylene (LDPE).  LDPE is used in food trays, as well as wrapping films and bags.  It is easily cleaned, has strong impact resistance and is very flexible.  LDPE can withstand moderately high temperatures, does not absorb moisture and is chemical and corrosion resistant.  LDPE’s tensile force is lower than that of HDPE and its resilience is higher.

Acrylonitrile-butadiene-styrene (ABS).  ABS is found in the casing of electronics and computer products, beverage bottles, milk bottles and related products.  It is known for its versatility and ease of recycling.

           Polystyrene (PS). PS is found in yogurt containers and food trays, and in its expanded form, in protective packaging and hot drinks cups. Research has shown that PS comprises a small part of the waste stream, but as with other rigid packaging plastics, it is likely to form part of future fixed plastics recycling trials, which focus on new ways to recycle and to enhance the collection of recyclable products.

Manufactured Recycled Products.

In addition to our plastic grains and compounds, we manufacture and market proprietary end products from our own recycled plastic material. As a vertically integrated operation, we offer environmentally friendly products as an alternative to goods manufactured with traditional raw materials. All of our products are manufactured in our 21,450 square meter warehouse and manufacturing facility located in Zhaoqing City of Guangdong province.

Consumer Products. We currently offer a line of household products such as tables and chairs, fruit boxes and other household products.

Construction Products.  We offer products for use in residential and commercial construction such as window frames and clapboards.  These products have higher margins than our consumer products. The increase in our production and sale of higher margin end products lessens our dependency on sales of raw materials for our revenues. Sales of these proprietary end-products yield higher revenues than sales of raw materials and our consumer products, which is key to increasing our profitability

Higher End Technology Focused Products.  We intend to expand our business to the production of proprietary higher end technology focused products such as railway crossties. We intend to leverage the engineering and production capabilities of our experienced management team to develop new higher margin product offerings to further boost our revenues and profitability. We believe that our expansion into these new product offerings will continue to differentiate us from our competition and will strengthen our competitiveness in the plastic recycling industry.

Resale of Recycled Plastic Material

A substantial portion of our revenue is currently derived from the resale of recycled plastic materials, including HDPE, LDPE, ABS and PS waste plastic materials. We currently import recycled plastic materials in an amount that exceeds our manufacturing capabilities, but we are able to resell such materials at a premium to our cost of acquiring the recycled plastic.  The resale of our recycled plastic materials shortens our inventory turn over period and, therefore, improves our working capital position. We expect that resales of recycled plastics will decrease as a percentage of revenues as we continue to expand our recycling capabilities.

Sale of Appliance Parts

We also sell metal parts for various home products, including door hardware and lock parts.  The sale of these parts is primarily to overseas customers and accounted for approximately 1%, 1% and 2%, of our total net sales for the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively.  It is expected that this portion of our business will be substantially eliminated by the end of the fourth quarter of fiscal 2010 or the first quarter of fiscal 2011 as we continue to focus exclusively on our recycling business.

The breakdown of our sales by type of product as a percentage of sales revenue is as follows:

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2010	2009	2008
Recycled plastic	49%	57%	59%
Plastic grains	23%	22%	37%
Construction products	20%	7%	-
Consumer products	7%	13%	2%
Appliance parts	1%	1%	2%
	100%	100%	100%

Competitive Strengths

We believe the following strengths contribute to our competitive advantages:

Comprehensive product offerings

Our core product offerings consist of plastic grains and compounds which are sold to original equipment manufacturers of consumer products and plastic injection molders which produce new consumer products using recycled material. In addition, we believe we have differentiated our company from other Chinese recycling companies in that we are able to manufacture and market proprietary end products from our own recycled plastic material.  As a vertically integrated operation, we offer environmentally friendly products as an alternative to goods manufactured with traditional raw materials.

Established manufacturing capabilities

In China, the vast majority of plastic recycling companies are small-scale operations lacking the capacity to properly process raw materials, deal with sewage treatment issues and meet required environmental standards.  In comparison, we have a large, 21,450 square meter warehouse and manufacturing facility in which we produces various plastics products, and also had a sewage treatment facility that is able to filter and process the waste products resulting from the manufacturing.

Broad source of recyclable materials

Plastic waste material supplied by Chinese suppliers is often of inferior quality due to the fact that it poorly sorted and much of it has previously been recycled. Use of this material increases the cost of production and lowers the quality of products produced with such material. In contrast, we have a steady supply of raw material from wholesalers who source products from suppliers outside China, as well as direct sourcing from different suppliers located in the United States.  We have established two direct sources in the United States which provide an estimated 20,000 tons of post-industrial recycled materials annually and we are in negotiation with another supplier to obtain a minimum of 26,000 tons of recycled plastic from North American and Australia. The imported raw material is of a high quality, allowing us to benefit from efficiencies in our manufacturing operations and affording us the ability to offer quality plastic grains and compounds, as well as a comprehensive line of consumer and commercial products used in demanding applications.

Diversified customer base

During the nine months ended September 30, 2010, we had over 10 different customers for our plastic grains and compounds across China.  Our plastic grain and compound products are used to produce a wide variety of end products, including shoe soles, outdoor furniture, and construction materials.  Our manufactured recycled products serve growing residential and commercial construction industries and benefit from increased infrastructure construction in China. Our client base spans a wide range of sectors and industries, such as architecture industrial equipment and engineering production, chemical and petrochemical manufacturing. We believe that our integrated product offerings and range of our client base enhances our reputation in the recycling industry positions us to continue to attract new customers and allows us to be more responsive to clients’ specific requirements.

Experienced management team

Our senior management team has extensive business and industry experience, including an understanding of changing market trends, consumer needs, technologies and our ability to capitalize on the opportunities resulting from these market changes. Members of our senior management team also have significant experience with respect to key aspects of our operations, including engineering, recycling, sales and marketing.

Strategy

Our goal is to become a leading provider of plastic grains and compounds and proprietary products manufactured from such material in China. We intend to achieve this goal by implementing the following strategies:

Maximize our existing resources to increase our profitability

We plan to use our expertise in plastics recycling and in the production of products produced from our recycled plastic material to further increase our profitability. Our plan is to actively capitalize on market opportunities by:

•	expanding our sale force by recruiting experienced and knowledgeable sales personnel to reach new customers;

•	strengthening relationships with our existing clients to increase the rate of purchase of existing products; and

•	exploring new opportunities for expanding our product offerings to new and existing clients.

Expand output capacity

In November 2009, we began construction of a new facility in Gangzhou on land for which we have obtained land use rights.  This new facility will primarily act as a research and development center for our company, and will include a materials laboratory, an advanced tool shop for researching various end-user products, a showroom and our new principal corporate offices.  The new facility will allow us to improve our corporate image and increase our ability to develop high-end plastic compounds and new end-user products, and will lessen our dependence on sales of raw materials for profitability.

Focus on improved efficiencies

We will continue to focus on efforts on improving the overall efficiency of system operations and the operational performance of our main production plants through additional engineering improvements, additional automation and modernization of the production process and reducing non-scheduled shut-downs of equipment. At the same time, we intend to balance these efforts with additional focus on production safety, environmental protection, occupational health, energy conservation and emissions reduction, striving to comply with the requirements for the development of a low-carbon, green economy with recyclable materials.

Strengthen relationships with suppliers and focus on reducing commodity costs

The purchase of raw material is fundamental to the recycling business. In order to cut costs and increase profit margins, we focus on developing relationships with new suppliers and increasing amount of raw material purchased directly from overseas recyclers, as opposed to purchasing from domestic wholesalers or intermediaries. We continue to work on obtaining more favorable terms and discounts by strengthening our relationship with suppliers and placing more bulk orders. We also continue to monitor commodity costs and work with our suppliers and customers to manage changes in commodity costs.

Expand our line of proprietary products manufactured with our recycled plastic

We intend to expand our product offerings into higher end technology oriented products such as railroad crossties. We intend to leverage the engineering and production capabilities of our experienced management team to develop new high margin product offerings to further boost our revenues and profitability. We believe that our expansion into these new product offerings will continue to differentiate us from our competition and will strengthen our competitiveness in the plastic recycling industry.  Additionally, the increase in our production and sale of end products will lessen our dependency on sales of raw materials for our revenues.  Sales of proprietary higher end products yield higher revenues than sales of raw materials, which is key to increasing our profitability.

Pursue acquisitions to broaden our product offerings and production capability

The plastic recycling market in China remains highly fragmented, and the majority of recycling companies are regionally focused with relatively few attaining national scale. We will consider strategic acquisitions that will provide us with a broader range of service offerings and access to new markets. When evaluating potential acquisition targets, we will consider factors such as market position, growth potential and earnings prospects and strength and experience of management

Recycling Process

The plastics recycling process begins with procuring raw material, which is shipped directly from our suppliers to our recycling facility where it is classified.  Upon receipt, we perform a number of lab and physical inspections and analyses of the material to verify its chemical properties, impurity percentages and weight. The material is sorted by hand based on polymer type and color.  Visible impurities such as metal parts are be sorted and set aside as much as possible.

After sorting, the material is smashed and cut into pieced by our smashing machines.  The material is then washed and cleaned to eliminate impurities. After drying, the material is fed into plastic grain machines, which break down the material, add color pursuant to our customers’ specifications and form it into small plastic grains and compounds of recycled plastic. The plastic resins are then tested to make sure the quality meets the customers’ specifications. The recycled material is then bagged and shipped to consumers in various manufacturing industries.

The waste water from the washing process is treated in our sewage treatment area.  The water is discharged into sediment pools which separate inorganic suspended particles and insoluble organic material.  The waste water is then run through a reaction pool, where coagulant agents are added.  The water is then reprocessed through the sediment pool before it is sand filtered and run back to our facility for re-use.

Once the plastic resin is produced, we can produce end-user products using plastic extrusion or injection machines. We produce our own molds and tooling for our finished products. The proper mold and tooling is installed onto the injection machine based on different products.  We then load the resin to the material cabin and inject the melted material into the molds to form the product.

Suppliers

Our key suppliers of raw materials and wholesalers are located in Hong Kong, Australia and North America which source raw materials from suppliers outside China.  Domestically supplied waste is often poorly sorted and much of it has previously been recycled which increases the cost of production and lowers the quality of products produced with such material.  In an effort to expand direct relationships with primary suppliers and obtain a higher supply of quality and consistently recyclable materials, we established two direct sources in the United States which provide an estimated 20,000 tons of post-industrial recycled materials annually and we are in negotiation with another supplier to obtain a minimum of 26,000 tons of recycled plastic from North American and Australia in 2010.

We rely on a small number of suppliers for our raw materials.  For the nine months ended September 30, 2010 we had three suppliers, Tonghe Environmental Holdings Ltd., Canvas Valley LLC and Global Green Lands LLC, who accounted for 57%, 15% and 10%, respectively, of our raw material purchases for the period. For the year ended December 31, 2009, we had four suppliers, Tonghe Environmental Holdings Ltd., Zhaoqing Guangyu Trade Co., Ltd., Canvas Valley LLC, and Zhaoqing Taihua Plastic Recycling Co., Ltd., who accounted for 29%, 26%, 22% and 21%, respectively, of our raw material purchases for the period. For the year ended December 31, 2008, we had two suppliers, Canvas Valley LLC and Zhaoqing Guangyu Trade Co., Ltd., who accounted for 53% and 40%, respectively, of our total raw material purchases for the period.  For the year ended December 31, 2007, we had two suppliers, Canvas Valley LLC and Zhaoqing Guangyu Trade Co., Ltd., who counted for 89% and 11%, respectively, of our total purchases of raw material purchases for the period.

We have master supply agreements with most of our major suppliers pursuant to which all of our orders are subject.  Our master supply agreements with Tonghe Environmental Holdings, Ltd., Canvas Valley LLC and Global Green Lands LLC provide that a deposit of 30% of the purchase price is due upon the execution of a purchase order contract, with the other 70% due upon the shipment of the products.  The vendor must arrange for shipment within 30 days of the signing of such purchase order contract.  Once a purchase order contract is signed, we may cancel the order, however, the supplier does not have the ability to cancel the contract without our consent.

We are located in the Ding Hu District in Zhaoqing City, which possesses unique geographic strategic advantages.  Zhaoqing is one of the four ports that are allowed to import recycled material in the Guangdong Province. The Guangzhou – Zhaoqing highway connects to other highway systems in the region.  The raw materials can be transported by ocean freighter directly from Hong Kong and other major ports to Zhaoqing.  This geographic location affords us a cost-effective way to obtain our supply shipments and to transport and deliver our finished products to our customers.

Importers of plastic waste into the PRC are subject to an import quota regulated by the Ministry of Environmental Protection.  We have been approved for an import quota of 16,100 tons of plastic waste for 2010. We currently have 17 import licenses which are issued by the Ministry of Environmental Protection of the People’s Republic of China to our PRC operating subsidiaries, Hua Su, Chuang Yi, Xin Ye and Li Jun.  The permits are issued annually and expire on December 31st of each year.  We apply for renewals of our permits each year based on our factory output capacity.  As our operations expand and our factory output capacity increases, we will apply for an increase in our import quotas, which is subject to review by the Ministry of Environmental Protection, on an annual basis.  Without our import quota, we would be required to purchase domestically supplied plastic waste, which will negatively impact the quality of our products, as most plastic waste in China has already been recycled, which is more flexible and ductile than unrecycled plastic waste.

Sales and Marketing

We employ an internal sales team that focus on selling our raw material products to both manufacturers of recycled-plastics products and distributors.  We currently do not advertise our products because demand for our products exceeds the available supply.  We monitor the recycled plastics market carefully for changes and the introduction of new products by our competitors.

All of our customers pre-pay for the raw material products they purchase and our pricing does not include shipping and transportation costs.  We typically sell our products on a purchase order basis. The customer base is spread across different geographic markets and industries, such as construction material manufacturing and outdoor furniture manufacturing.

The vast majority of our sales are generated from a small number of customers.  For the nine months ended September 30, 2010, we had three customers, Guangzhou Kialin Industrial Co., Ltd., Shantou Sky Wing Industrial Limited, and Shenzhen Aoli Metal Hardware Co., Ltd., who exceeded 10% of our revenues. These customers accounted for 44%, 29% and 12%, respectively, of revenues for the period.  These same customers accounted for 42%, 31% and 14%, respectively, of net sales for the year ended December 31 2009.  For the year ended December 31, 2008, we had two customers, Shantou Sky Wing Industrial Limited and Beijing Xingping Weiye Technology Co., Ltd., who each accounted for over 10% of our net sales.  These customers accounted for 63% and 29%, respectively, of revenues for the period. We expect that we will continue to depend upon a small number of customers for a significant majority of our sales for the foreseeable future.

Research and Development

Currently, we do not conduct any significant research and development.  We incurred no research and development expenses during the nine months ended September 30, 2010 or years ended December 31, 2009 and 2008.  We are currently constructing a new research and development facility which we expect will be completed in the third quarter of 2011.  We will focus our research and development efforts on improving our plastic recycling process and improving and developing end-products for new applications.  We intend to employ scientific and technical personnel who will be directly engaged in the research and development of new products and their applications.   Our research professionals will closely observe industry trends in plastics recycling to design new products.  We are in the process of establishing a strategic cooperation arrangement with the Changchun Institute of Applied Chemistry, which will help us to develop various new technologies and products.

Competition

The market for recycling plastics in China is highly fragmented and there are few companies that have vertically integrated operations that are able to recycle plastics and manufacture end products.  We face competition from other plastic recyclers, as well as manufacturers of recycled plastics end-products.  Many of our competitors have significantly greater name recognition and financial, technical, manufacturing, personnel, marketing, and other resources than we have.  Our competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements.  Our primary competitor is Hua Nan Recycled Resource (Zhong Shan) Col, Ltd., which both recycled plastics and produces end-products. Our other competitors include Foshan Nanhai Lishui Lisuo Plastic Limited, which specializes in processing PET waste plastics; Guangdong Foshan Warsing Plastic Limited, which specializes in processing a wide range of materials such as PS, LDPE, HDPE, polyethylene terephthalate (‘PET”), polyvinyl chloride (“PVC”), polypropylene (“PP”), poly(methyl methacrylate) (“PMMA”), and polycarbonate (“PC”); and Tongbao Environmental Technology Limited, which specializes in processing plastic materials such as ABS, HDPE, LDPE, PP, PC, PMMA and linear low-density polyethylene (“LLDPE”).

PRC Government Regulations

The plastics recycling industry in China is subject to a number of laws and regulations, such as those regulations regarding environmental protections and recycling of renewable resources.  This section summarizes the principal PRC regulations currently relevant to our business and operations.

               Prevention and Control of Environmental Pollution by Solid Wastes

The Prevention and Control of Environmental Pollution by Solid Wastes Law of the PRC was enacted in 1995 and amended in 2004.  Under this law, the PRC government authority encourages and supports scientific research, technological development and the dissemination of advanced prevention and control technologies and scientific knowledge in the prevention and control of environmental pollution of solid wastes.  The law forbids the import of solid wastes that cannot be used as raw materials and those that cannot be utilized through harmless treatment, and restricts the import of solid wastes that can be used as raw materials and implements the classification management of automatic licensing import thereto.  The import of solid wastes listed in the catalogue of import-restricted shall be examined and approved by the environmental protection administrative department of the State Council in collaboration with the foreign trade administrative department of the State Council.  For any importation of solid wastes listed in the catalog of automatic licensing import, formalities on the automatic licensing import shall be gone through.

Business License

Any company that conducts business in the PRC must have a business license that covers the scope of the business in which such company is engaged.  We conduct our business through our operating subsidiaries, Kelida, Hua Su, Chuang Yi, Xin Ye, and Li Jun and each of our operating subsidiaries holds a business license that covers its present business.  Prior to expanding our business beyond the scope covered by our business licenses, we are required to apply and receive approvals from the relevant PRC authorities (if applicable, based on the new business in which we intend to engage) and conduct modification registration formalities with the competent administration of industry and commerce. Companies that operate outside the scope of their licenses can be subjected to a fine of not more than RMB20,000 if such operations do not violate the PRC Criminal Law, or a fine of not less than RMB20,000 but no more than RMB200,000 if such operations violate the PRC Criminal Law, or a fine of not less than RMB50,000 but not more than RMB500,000 if the such operations harm human health, have serious hidden hazards to safety, threaten public safety or destroy environmental resources.  Other penalties can include disgorgement of income and being ordered to cease operations.

Environmental Matters

Our manufacturing facilities are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials. We are also subject to periodic inspections by local environmental protection authorities.

The major environmental regulations applicable to us include:

•	the Environmental Protection Law of the PRC;

•	the Law of the PRC on the Prevention and Control of Water Pollution;

•	Implementation Rules of the Law of the PRC on the Prevention and Control of Water Pollution;

•	the Law of the PRC on the Prevention and Control of Air Pollution;

•	Implementation Rules of the Law of the PRC on the Prevention and Control of Air Pollution;

•	the Law of the PRC on the Prevention and Control of Solid Waste Pollution; and

•	the Law of the PRC on the Prevention and Control of Noise Pollution.

Due to the fact that our main business involves the importation of solid waste, we especially focus on the Law of the PRC on the Prevention and Control of Solid Waste Pollution, which was enacted in 1995 and amended in 2004.  Under this law, the PRC government authority encourages and supports scientific research, technological development and the dissemination of advanced prevention and control technologies and scientific knowledge in the prevention and control of environmental pollution of solid wastes.  The law forbids the import of solid wastes that cannot be used as raw materials and those that cannot be utilized through harmless treatment.  As a means of controlling the importation of waste, solid waste that can be used as raw materials is classified as either solid waste the import of which is restricted and solid waste the import of which is automatically licensed.  The administrative department for environmental protection under the State Council, in conjunction with the department in charge of foreign trade under the State Council, the department in charge of comprehensive and macro-economic control under the State Council, the General Administration of Customs and the department in charge of quality supervision, inspection and quarantine under the State Council, formulates, readjusts and publishes the catalogs of solid waste the import of which is banned, restricted or automatically licensed in order to safeguard state security, public interest and ethics, and to protect human health or safety, the lives or health of animals and plants, or the environment. The import of solid wastes listed in the catalog of import-restricted items must be examined and approved by the environmental protection administrative department of the State Council in collaboration with the foreign trade administrative department of the State Council. For any importation of solid wastes listed in the catalog of automatic licensing import, a company must apply for an automatic-import license from the State Environmental Protection Administration. Any failure to obtain approvals before importing solid wastes listed in the catalog of import-restricted items will result in the shutout of the goods and fines of not less than RMB100,000 and RMB1,000,000.  Any failure to obtain approvals before importing solid wastes listed in the catalog of automatic licensing items will result in the failure of the items to go through customs clearance.

        Our operating subsidiaries have received certifications from the relevant PRC government agencies in charge of environmental protection indicating that their business operations are in material compliance with the relevant PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws. To date, our cost of compliance with PRC environmental laws and regulations has been insignificant. We do not believe the existence of these environmental laws, as currently written and interpreted, will materially hinder or adversely affect our business operations; however, there can be no assurances of future events or changes in laws, or the interpretation of laws, governing our industry. Failure to comply with PRC environmental protection laws and regulations may subject us to fines up to RMB1,000,000, the exact amount of which is determined on a case by case basis, or disrupt our operations and the construction of our new facilities, result in the shutdown of our operations temporarily or permanently, which may materially and adversely affect our business, results of operations and financial condition.

Recycle of Renewable Resources

Administrative Measures for the Recycle of Renewable Resources was enacted in 2007, which regulates the operation of the renewable resource recycling industry.  According to this administrative measure, renewable resources recycling operators should apply for a business license from the local office of administration for industry and commerce and register with the local office of Ministry of Commerce within 30 days after obtaining the business license; if the operator is recycling scrap metal, regardless of whether it is recycles for production or non-production purposes, a renewable resources recycling operator is also required to register with the local public security authority.  Renewable resources recycling operators must register any changes in their registration with the local office of Ministry of Commerce within 30 days and with the local public security authority within 15 days (if applicable) after such changes take place. In the event of noncompliance with these regulations, the local office of Ministry of Commerce and/or local authority of public security may give a warning, require renewable resources recycling operators who fail to make the required registration(s) to rectify their non-compliance within a specific time period and impose a fine of no less than RMB500 and no more than RMB2000, in its discretion, on the renewable resources recycling operators and make an announcement of such non-compliance to the public.

Product Liability and Consumers Protection

Product liability claims may arise if the products sold have any harmful effect on the consumers. The injured party may make a claim for damages or compensation. The General Principles of the Civil Law of the PRC, which became effective in January 1987, state that manufacturers and sellers of defective products causing property damage or injury shall incur civil liabilities for such damage or injuries.
The Product Quality Law of the PRC was enacted in 1993 and amended in 2000 to strengthen the quality control of products and protect consumers’ rights and interests. Under this law, manufacturers and distributors who produce or sell defective products may be subject to confiscation of earnings from such sales, revocation of business licenses and imposition of fines, and in severe circumstances, may be subject to criminal liability.

The Law of the PRC on the Protection of the Rights and Interests of Consumers was promulgated on October 31, 1993 and became effective on January 1, 1994 to protect consumers’ rights when they purchase or use goods or services. All business operators must comply with this law when they manufacture or sell goods and/or provide services to customers.

The Tort Law of the PRC effective on July 1, 2010 requires that when the product defect endangers people’s life or property, the injured party may hold the producer or the seller liable in tort and require that it remove obstacles, eliminate danger, or take other action. The Tort Law also requires that when a product is found to be defective after it is put into circulation, the producer and the seller shall give timely warnings, recall the defective product, or take other remedial measures.

Employment Laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, and social insurance, housing funds and other welfare.  These include local labor laws and regulations, which may require substantial resources for compliance.

China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively.  The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work.  The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.  The National Labor Contract Law has enhanced rights for the nation’s workers, including permitting open-ended labor contracts and severance payments.  The legislation requires employers to provide written contracts to their workers, restricts the use of temporary labor and makes it harder for employers to lay off employees.  It also requires that employees with fixed-term contracts be entitled to an indefinite-term contract after a fixed-term contract is renewed once or the employee has worked for the employer for a consecutive ten-year period.

Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations promulgated by the State Council, as amended on August 5, 2008, or the Foreign Exchange Regulations. Under the Foreign Exchange Regulations, the RMB is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless prior approval of the PRC State Administration of Foreign Exchange, or SAFE is obtained and prior registration with the SAFE is made.  Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE.  Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce (“MOFCOM”), the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  In addition, a foreign-invested enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50% of its registered capital.  These reserves are not distributable as cash dividends.  The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Foreign Ownership of PRC Operating Subsidiaries

The establishment, approval and registered capital requirement matters of wholly foreign-owned enterprises, such as our PRC subsidiary, Kelida, are regulated by the Wholly Foreign-owned Enterprise Law of the PRC promulgated and effective on April 12, 1986, as amended on October 31, 2000, and the Implementation Rules of the Wholly Foreign-owned Enterprise Law of the PRC effective on December 12, 1990, as amended in 2001. The procedures of establishing Kelida as a wholly foreign-owned enterprise complied with such law and regulation.

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which was promulgated and is amended from time to time by the Ministry of Commerce and the National Development and Reform Commission.  The Catalogue divides industries into three categories: encouraged, restricted and prohibited.  An industry not listed in the Catalogue is generally open to foreign investment unless it is specifically restricted by other PRC regulations.  In addition, the establishment of wholly foreign-owned enterprises is generally permitted in most industries except for the restricted industries which are listed in the Catalogue or restricted by other government regulations (which are subject to governmental approvals) and industries prohibited from foreign investments.  Pursuant to the currently effective Catalogue (2007 version) and other PRC regulations, the business scope of Kelida as indicated on its business license does not fall within the restricted or prohibited industries and is not restricted by other PRC regulations and , therefore, Weixin HK is permitted to invest in Kelida in the form of a wholly foreign-owned enterprise.

In addition, in accordance with the Interim Provisions on Investment Made by Foreign-Invested Enterprises in China promulgated on July 25, 2000 and effective on September 1, 2000, a foreign-invested enterprise in the form of limited liability enterprise is permitted to establish a new domestic enterprise or purchase the equity interest of other domestic enterprises in China. Except as otherwise disclosed in the “Risk Factor - Risk Related To Us Doing Business In China - Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.  Our failure to comply with PRC regulations relating to corporate restructurings and / or obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for our planned public offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.”, Kelida’s acquisition of the equity interest of Chuang Yi, Hua Su, Li Jun and Xin Ye in February 2010 complies with the aforementioned regulation.

Delayed Compliance

To conduct business in China, we are required to comply with multiple laws and regulations.  Currently, we fail to comply with the laws and regulations of social insurance, the housing provident fund and the registration requirement of State Administration of Foreign Exchange.  For further information on our failure to comply with these regulations, please see our disclosure under “Risk Factors” under the captions “Our production costs and revenues are impacted by increases in the cost of labor,” “We may be exposed to monetary fines by the local housing authority and claims from our employees in connection with our PRC subsidiaries’ non-compliance with regulations with respect to contribution of housing provident funds for employees,” and “Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.  Our failure to comply with PRC regulations relating to corporate restructurings and/or obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for our planned public offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.”

We are not sure we will be always able to comply with all laws and regulations in all aspects.  PRC laws and regulations develop rapidly and we may not be prompt enough to react to new laws and regulations which would result in our delayed compliance.

Employees

As of September 30, 2010, we had approximately 105 employees, 93 of which are full time employees. All of our employees are based inside China and Hong Kong.  We have not experienced any work stoppages and we consider our relations with our employees to be good.  We have a labor contract with each of our employees as required PRC law, which includes provisions relating to working conditions, term of employment, working time, payment of salary and other terms.

Approximately 65% of our employees currently live in company-provided housing facilities.  Under PRC laws, we are required to make contributions to a housing assistance fund for employees based in China.  Any increase in contributions to the housing assistance fund will increase the costs and expenses of conducting our business operations and could have negative effect on our results of operations.

Properties

Our principal executive offices are located at Room 405, Floor 4, North Tower, 9 Shen Zhou Road, Guangzhou High-tech Industrial Development Zone, Guangzhou, People’s Republic of China. We lease these facilities under a two-year lease that expires on February 28, 2012 for free. This lease agreement has been registered with the local competent authority.

All of our manufacturing operations are currently located in mainland China at in Zhaoqing City, Guangzhou. We lease approximately 34.6 acres of land upon which our 21,450 square meter manufacturing facility is located.  Our manufacturing facility consists of manufacturing plants, storage areas, dormitories and research and development facilities.  This lease expires on October 8, 2026 and we have prepaid the rent under this lease through the duration of the lease.  The laws and regulations on the land lease between a state-owned land-use right holder and the lessee in the PRC are rather ambiguous, however, we believe that the failure to registration with the land lease agreement would not result in our loss of our facility and would not result in material penalties.

Our current recycling and manufacturing facilities are adequate to meet the need of our existing customers.  We are currently able to process 20,000 tons of plastic material at our facilities.  We are currently operating our recycling facilities of 80%.  The total annual output capacity of our household and construction products is 2.8 million units.  We are currently operating our household and construction product manufacturing facilities at 90%.  However, due to the increasing competition for employees in the region in which we operate, we are facing increased labor costs and difficulties in hiring new employees for our sorting operations.  In 2011, we intend to purchase new, customized sorting equipment to automate our sorting activities in response to such difficulties and increased costs and to increase our production efficiency.  In addition, we intend to purchase custom-designed automatic washing and cleaning equipment, an automatic dispensing machine, an automatic drying machine, new lab equipment, plastic injection machines and tool making machines in 2011.  We anticipate that such equipment could cost up to $10 million.

In China, only the PRC government and peasant collectives may own land. On November 15, 2009, we acquired approximately 12,143 square meters of land in Guangzhou city for a total of RMB 7.29 million ($1.12 million) under a land use right grant from the Guangzhou Land Resource Bureau that gives us the right to use the land for 50 years pursuant to an agreement with the government of Guangzhou. In the event we wish to continue to use the land after the 50-year period, we must apply for an extension at least one year prior to the land grant’s expiration. We are currently in the process of building a new facility on this site which will house our new research and development center and corporate offices, as well as space to produce tooling and molding equipment.  No recycling operations or manufacturing will be performed at the facility.  We anticipate that the new facility will be completed at the end of 2011 and that the facility will be up and running in the first quarter of 2012.  Our rights with respect to the land use right grant permit us to develop the land and construct buildings for industrial applications. We have the right to transfer or rent the land and use it as collateral for our loans. We anticipate beginning construction on the facility in March 2011.  We anticipate that our new facility will cost a total of $12 million, $3 million of which has already been spent as of September 30, 2010 on items such as land use right costs, construction design fees, environmental evaluation fees, and other pre-construction related costs.  We will also need approximately $8.0 million in additional operation-related expenses for our expansion plans related to research and development costs for new recycling processes and products, increased labor and management costs, supply chain and sales channel development and strengthening our enterprise resource planning and information technology systems.

New environmental regulations implemented by the Zhaoqing Environmental Protection Agency in 2010 will require us to move our current manufacturing operations in 2011 to a new state-owned industrial park located in Zhaoqing City.  The new regulations limit the ability of plastics recycling operators located outside of the industrial park to expand the size of the their operations or increase their import quota for plastic waste.  If we do not move our recycling and manufacturing operations to the new industrial park, which is located approximately 50 KM from our current factory location, we will be unable to expand our operations and will be unable to increase the import quota of plastic waste from the 16,100 tons were are currently able to import.  In order to move the industrial park, we will have to purchase a land use right for space in the industrial park upon which to build a building to house our recycling and manufacturing operations.  We are currently in the process of trying to obtain land in the industrial zone upon which to build our new factory.  We anticipate that we will be able to purchase land in the industrial park and that we would begin construction on a new manufacturing and recycling facility in the in the first quarter of 2011.  We expect that we would move our operations to the new factory in mid 2011.  We estimate that we will spend approximately $4.0 million in costs related to the new facility, including costs for the purchase of the land and the design and construction of the factory building.  In addition, we anticipate that moving costs will total approximately $100,000 for the moving of our factory equipment and operations to the new facility.

Legal Proceedings

We are not involved in any material legal proceedings outside of the ordinary course of our business.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following individuals constitute our board of directors and executive management as of the date of this prospectus.

Name	Age	Position
Xiao Liu	37	Chief Executive Officer and Director
Hongbing Wan	43	Chairman of the Board and Chief Operating Officer
Xiaozhu Pang	35	Director
Yuhong Hu	43	Director

Xiao Liu has served as the Chief Executive Officer and as a Director of the Company since November 23, 2010.  He has served as the Vice President and as a director of Weixin BVI since its inception in December 2009, assisting the company to switch from recycling to end-user product development and manufacturing.  Mr. Liu has also served as a director of Weixin HK since December 2005.  From April 2004 to December 2009, Mr. Liu served as an engineering and sourcing consultant, assisting international companies to find qualified suppliers and/or products in China, including plastic and metal parts for small home appliances, computer cases, telecommunication boxes, ice makers, and LCD frames.  Mr. Liu received a Bachelor’s degree in Mechanical Engineering from Beijing Industry and Commerce University 1994, a Master of Science degree in Engineering Management from Northeastern University in 2002 and an MBA from Renmin University of China in 2005. Mr. Liu’s qualifications to sit on the board of directors of the Company include his strong experience in business management and his years of experience in the manufacturing industry, and his extensive knowledge of the operations of Weixin BVI and its subsidiaries.

Hongbing Wan has served as the Chairman of the Board and Chief Operating Officer of the Company since November 23, 2010.  He has served as the President and General Manager and a director of Weixin BVI since its formation in December 2009.  He has also served as the General Manager and a director of Weixin HK since December 2005.   Mr. Wan has served as the Chief Executive Officer and as a director of Kelida since September 2009 and of each of Hua Sa, Chuang Yi, Xin Ye and Li Jun since December 2009. From June 1988 to September 2002, Mr. Wan served in various positions at Gangzhou Henasia Engineering Ltd., including Sales Representative, Sales Manager and General Manager.  Mr. Wan received a Bachelor’s degree in Mechanical Engineering in 1988 from Guangdong Industry University and an MBA in 2002 from Guangzhou Yajiada Economics Management College.  Mr. Wan’s qualifications to sit on the board of directors of the Company include his over 15 years of experience in the recycling business, his extensive knowledge of the recycling market, his knowledge of sales distribution channels and his extensive knowledge of the operations of Weixin BVI and its subsidiaries.

Xiaozhu Pang has served as a Director of the Company since November 23, 2010.  She has served as a senior accountant at Chang Lee LLP since November 2006.  From May 2005 to March 2006, Ms. Pang was an Accountant at Cooper, Murray Chartered Accountants.  Ms. Pang received a Bachelor’s degree in Accounting in 1998 and a Master’s degree in Accounting in 2001 from the Dongbei University of Finance and Economics.  Ms. Pang’s qualifications to serve on the board of directors of the Company include her knowledge of knowledge of the rules and regulations regarding publicly trading companies, her education in accounting and her understanding of US GAAP.

Yuhong Hu has served as a Director of the Company since November 23, 2010.  She has served as the Corporate Controller of Premier Diagnostics Health Services, Inc. since October 2010.  From October 2007 to January 2010, she served as an Intermediate Accountant at IGC Entertainment Corporation.  From May 2006 to March 2007, she served as the Finance Director of Pfizer Global Contract Manufacturing Asia.  From February 2001 to May 2006, she served as the Finance Controller of Pfizer Global Manufacturing China.  Ms. Hu received a Bachelor’s degree in Business Administration in 1989 from Liao Ning Engineering University, a Diploma in Accounting in 1993 from North East Financial and Economic University and an MBA in 2005 from China Europe International Business School.  Ms. Hu’s qualifications to serve on the board of directors of the Company include her knowledge of knowledge of the rules and regulations regarding publicly trading companies, her education in accounting and her understanding of US GAAP.

On November 23, 2010, the board of directors of the Company appointed Zongqi Li as a director of the Company.  Mr. Li resigned as a director on November 26, 2010 for personal reasons and not due to any disagreement with the Company.

Family Relationships

There are no family relationships among any of the officers and directors.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past ten years.

The Company is not aware of any legal proceedings in which any director, nominee, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, nominee, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee.  Functions customarily performed by such committees are performed by the Board of Directors as a whole.  We are not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system.  We intend to create board committees, including an independent audit committee, in the near future.  If we are successful in listing our common stock on the NYSE Amex or the NASDAQ Global Market, we would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for listing on the NYSE Amex and NASDAQ Global Market and in compliance with Rule 10A-3 of the Exchange Act.

Director Independence

Yu Hong Hu and Xiao Zhu Pang are considered independent directors under Section 803A(2) of the NYSE Amex Company Guide, even though such definition does not currently apply to us because we are not listed on the NYSE Amex.

Financial Experience of Management and Preparation of Financial Statements

We maintain our books and records in accordance with Chinese GAAP on the accrual basis.  Chinese GAAP is similar to International Financial Reporting Standards. The basic accounting principles and practice of Chinese GAAP are similar to U.S. GAAP.  We hire knowledge and reputable third-party consultants to covert our books and records from Chinese GAAP to U.S. GAAP.  We provide our books and records to the consultants who make the appropriate adjustments in the working papers prepared for the auditor.  All adjustments are approved by management and reviewed and/or audited by our auditor. Our accounting manager reviews all the adjustments and conversions made by our consultants.  The accounting manager has over 10 years of accounting experience with Chinese GAAP obtained from his prior work experience in the accounting department of various companies in the manufacturing industry in China, at which he served in various positions, including accountant, accounting supervisor and accounting manager.  He also obtained experience with internal controls over financial reporting from his experience at these companies.  Our accounting manager reviewed the conversion of our books and records to U.S. GAAP performed by our consultants as described below with the assistance of other persons familiar with such conversion procedures.

Our third-party consultants, who are individual professional accountants, work closely with the Company’s accounting department to prepare the financial statements. Each of the consultants hold bachelor’s degrees in accounting, and some of them hold master’s degrees in accounting.  They take continuing professional development courses each year to update their accounting knowledge as is required by the governing accounting bodies, including the Chinese Institute of Certified Public Accountants (CICPA) and the Association of Chartered Certified Accountants (ACCA). They also subscribe to online courses where they learn updated U.S. GAAP and SEC rules and regulations.  Most of the consultants are CICPAs.  The manager of the consulting team has over 10 years of experience working in an international firm and in auditing U.S. companies.  He formerly worked in an Association of Chartered Certified Accountants (ACCA) firm in London where he accumulated valuable public company auditing experience.  He received his certification in the United Kingdom.  He also worked for a Big 10 accounting firm in the UK and has extensive knowledge of International Financial Reporting Standards and U.S. GAAP.  Another of the senior consultants has over 15 years of accounting and auditing experience.  He obtained knowledge of U.S. GAAP and SEC rules and regulations and experience with converting Chinese GAAP to U.S. GAAP by serving as the accounting manager at the Chinese headquarters of a U.S. public company for 4 years.  He is currently pursuing a AICPA certificate.  We believe that our consultants are qualified to prepare our financial statements based on their professional experience.  They spent about three to four weeks in 2010 assisting us in preparing our financial statements and we paid them a total of RMB 300,000 (US$44,780), for their services in 2010.

Our accounting department is in charge of the preparation of our financial statements with the assistance of the third party financial consultants. Our accounting manager has over twenty years’ accounting experience in the manufacturing sector.  Our other two senior accountants each have over 10 years of accounting experience. We also employ five intermediate and junior accountants in our accounting department to assist in the preparation of our financial statements.

We do not currently maintain an audit committee or have an audit committee financial expert.  We intend to form an audit committee and appoint an audit committee financial expert prior to our listing on the NYSE Amex or NASDAQ Global Market.

Code of Business Conduct and Ethics

On December 20, 2007, Company adopted a formal code of ethics statement for senior officers and directors (the “Code of Ethics”) that is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the Company files or submits to the Securities and Exchange Commission and others.  A form of the Code of Ethics is attached as Exhibit 14.1 to the Company’s Form 10-K filed with the Securities and Exchange Commission on February 18, 2009.  We intend to post a copy of the Code of Ethics on our website.  The Code is available in print, without charge, upon written request to us at China Wesen Recycling Technology, Inc., Attention: Secretary, Room 405, Floor 4, North Tower, 9 Shen Zhou Road, Guangzhou High-tech Industrial Development Zone, Guangzhou, People’s Republic of China.  We intend to post promptly any amendments to or waivers of the Code on our corporate website.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2010 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals, as applicable, for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	Total
Xiao Liu	2010	$-	$-	$-
Chief Executive Officer	2009	-	-	-
	2008	-	-	-

Richard Rappaport (1)	2010	$-	$-	$-
Former President	2009	-	-	-
and Former Director	2008	-	-	-

Anthony Pintsopoulos (1)	2010	$-	$-	$-
Former Secretary, Former Chief	2009	-	-	-
Financial Officer, and Former	2008	-	-	-
Director

(1)
Upon the close of the Share Exchange on November 23, 2009, Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company, which they held from the Company’s inception on October 11, 2007.

Outstanding Equity Awards at 2010 Fiscal Year End

There were no option exercises or options outstanding in 2010.

Employment Agreements

We have currently no employment agreements with any of our executive officers.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2010 by members of board of directors.

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Xiao Liu	3,077	(1)	-	-	-	-	-	3,077	(1)
Hongbing Wan	3,077	(1)	-	-	-	-	-	3,077	(1)
Zongqi Li (2)	-		-	-	-	-	-	-
Xiaozhu Pang	-		-	-	-	-	-	-
Yuhong Hu	-		-	-	-	-	-	-

(1)  Includes fees paid for service on the board of directors of Weixin BVI and its subsidiaries.

(2)  Mr. Li resigned as a director on November 26, 2010.

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity.  We intend to develop such a policy in the near future.

Indemnifications of Directors And Executive Officers And Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our Certificate of Incorporation provides for the indemnification, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, of officers, directors, employees and agents of the Company.  We may, prior to the final disposition of any proceeding, pay expenses incurred by an officer or director upon receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise.  We shall indemnify any officer, director, employee or agent upon a determination that such individual has met the applicable standards of conduct specified in Section 145.  In the case of an officer or director, the determination shall be made by (a) a majority vote of directors who are not parties to such proceeding, even though less than a quorum; (b) a committee of such directors designated by majority vote of such directors, even though less than a quorum; (c) if there are no such directors, independent legal counsel in a written opinion or (d) the stockholders.

Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of no monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Weixin International Co., Limited and Subsidiaries

Weixin BVI, Weixin HK, Kelida, Hua Su, Chuang Yi, Xin Ye and Li Jun, which are either directly or indirectly wholly-owned subsidiaries of the Company, each have interlocking executive and director positions with us and with each other.

Share Exchange

On October 11, 2007, certain original stockholders of SRKP 23, Inc. purchased an aggregate of 7,096,390 shares of common stock for aggregate proceeds equal to $5,000.12 and warrants to purchase an aggregate of 7,096,390 shares of Common Stock for aggregate proceeds equal to $2,500.05.  On November 3, 2010, certain other original stockholders of SRKP 23, Inc. purchased an aggregate of 1,490,964 shares of common stock for aggregate proceeds of $1,050.00 and warrants to purchase an aggregate of 1,490,958 shares of common stock for aggregate proceeds of $525.00.  The warrants have an exercise price equal to $0.0001 and expire on November 23, 2015. These securities were the only items of value received by any such stockholders from SRKP 23, Inc.

On November 23, 2010, SRKP 23 completed the Share Exchange with Weixin BVI, Weixin HK, Kelida, Hua Su, Chuang Yi, Xin Ye, Li Jun and the Weixin Shareholders.  At the closing of the Share Exchange, Weixin BVI became a wholly-owned subsidiary of SRKP 23 and 100% of the issued and outstanding securities of Weixin BVI were exchanged for securities of SRKP 23.  An aggregate of 7,865,556 shares of common stock were issued to the Weixin Shareholders.  As of the close of the Share Exchange, the Weixin Shareholders owned approximately 72.3% of the issued and outstanding stock of SRKP 23.  Prior to the closing of the Share Exchange and the initial closing of the Private Placement, the SRKP 23 Stockholders agreed to the cancellation of an aggregate of 6,679,899 shares and warrants to purchase an aggregate of 7,804,803 shares of common stock held by them such that there were 1,907,455 shares of common stock and warrants to purchase an aggregate of 782,545 shares of common stock owned by them immediately after the Share Exchange and initial closing of the Private Placement.

The stockholders of SRKP 23 did not receive any consideration for the cancellation of the shares and warrants.  The cancellation of the shares and warrants was accounted for as a contribution to capital.  The number of shares and warrants cancelled was determined based on negotiations with the securityholders of SRKP 23, Inc. and Weixin BVI.  The number of shares and warrants cancelled by SRKP 23, Inc. was not pro rata, but based on discussions between the securityholders and SRKP 23, Inc.  The discussions regarding the relative amounts of share and warrant cancellations were arms-length discussions between all of the securityholders of SRKP 23.  All SRKP 23 securityholders unanimously agreed as to the share and warrant allocations. No other criteria were involved nor was any additional compensation or monies paid or concessions given to any SRKP secuityholder in connection with the determination of the relative number of shares and warrants cancelled by each securityholder.

Holder	Number of Shares	Number of Warrants	Implied Aggregate Monetary Value of Retained Shares and Warrants (1)
WestPark Financial Services, LLC (2)	960,691	394,130	$4,741,874.00
Richard Rappaport	181,350	74,399	$895,121.50
Amanda Rappaport Trust (2)	52,650	21,600	$259,875.00
Kailey Rappaport Trust (2)	52,650	21,600	$259,875.00
Debbie Schwartzberg	159,022	65,240	$784,917.00
The Julie Schwartzberg Trust dated 2/9/2000	16,487	6,764	$81,378.50
The David N. Sterling Trust dated 2/3/2000	16,487	6,764	$81,378.50
Anthony Pintsopoulos	117,000	48,000	$577,500.00
Janine Frisco (3)	40,950	16,800	$202,125.00
Kevin DePrimio	40,950	16,800	$202,125.00
Jason Stern	23,400	9,600	$115,500.00
Xingrong Zhang	81,940	33,616	$404,446.00
Zhou Chen	81,939	33,616	$404,442.50
HaiLan Zhang	81,939	33,616	$404,442.50
	1,907,455	782,545	$9,415,000.00

(1)
Based on an estimated $3.50 per share offering price, which is the midpoint of our estimated offering price range, the 1,907,455 shares retained by the SRKP 23 stockholders had an implied monetary value of approximately $6.7 million.  Assuming exercise of the 782,545 warrants also retained by the SRKP 23 stockholders, 2,690,000 shares would have been retained by the SRKP 23 stockholders with an implied monetary value of approximately $9.4 million.  The implied monetary value of the retained shares was calculated based on an estimated $3.50 per share offering price, without regard to liquidity, marketability, or legal or resale restrictions; accordingly, such amounts should not be considered as an indication of the fair value of the retained shares.

(2)
Richard A. Rappaport may be considered the indirect beneficial owner of the securities owned by these entities by nature of his position as the trustee of the Amanda Rappaport Trust and the Kailey Rappaport Trust and as CEO and Chairman of WestPark Capital Financial Services, LLC.

(3)	Janine Frisco transferred all shares and warrants to her sister immediately after the Share Exchange.

As indicated in the Share Exchange Agreement, the parties to the transaction acknowledged that a conflict of interest existed with respect to the negotiations for the terms of the Share Exchange due to, among other factors, the fact that WestPark Capital, Inc. (“WestPark Capital”) was advising Weixin BVI in the transaction.  As further discussed below in “Certain Relationships And Related Transactions —Private Placement,” certain of the controlling stockholders and control persons of WestPark Capital were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of SRKP 23, Inc. Under these circumstances, the shareholders of Weixin BVI and the stockholders of SRKP 23 negotiated an estimated value of Weixin BVI and its subsidiaries, an estimated value of the shell company (based on similar recent transactions by WestPark Capital involving similar public shells), and the mutually desired capitalization of the company resulting from the Share Exchange.

With respect to the determination of the amounts of shares and warrants cancelled, the value of the shell company was derived primarily from its utility as a public company platform, including its good corporate standing and its timely public reporting status, which we believe allowed us to raise capital at an appropriate price per share and subsequently list our stock on a national securities exchange.  We believe that investors may have been unwilling to invest in our company in the Private Placement (as that term is defined below) on acceptable terms, if at all, in the absence of an investment in a public reporting vehicle and thus required us to effect the Share Exchange as a condition to the Private Placement.  The services provided by WestPark Capital were not a consideration in determining this aspect of the transaction.  Under these circumstances and based on these factors, the shareholders of Weixin BVI and the stockholders of Weixin agreed upon the amount of shares and warrants to be cancelled.  Further to such negotiations, we paid a $140,000 success fee to WestPark Capital for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of Weixin BVI, conducting due diligence on Weixin BVI and its subsidiaries and managing the interrelationships of legal and accounting activities.  All of the fees due to WestPark Capital in connection with the Share Exchange have been paid as of the date of this prospectus.

Our board of directors resigned in full upon the closing of the Share Exchange and appointed Xiao Liu, Hongbing Wan, Zongqi Li, Yu Hong Hu and Xiao Zhu Pang to the board of directors of our company, with Hongbing Wan serving as Chairman of the Board.  The board of directors also appointed Xiao Liu as our Chief Executive Officer and Hongbing Wan as our Chief Operating Officer. Xiao Liu and Hongbing Wan were executives and/or directors of Weixin BVI and/or its subsidiaries.  Zongqi Li subsequently resigned as a director on November 26, 2010.

Private Placement

Richard Rappaport, the President of SRKP 23 and one of its controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in WestPark Capital, the placement agent for the equity financing conducted by us on the close of the Share Exchange.

Anthony C. Pintsopoulos, an officer, director and significant stockholder of SRKP 23 prior to the Share Exchange, is the President and Treasurer of WestPark Capital.  Kevin DePrimio and Jason Stern, each employees of WestPark Capital, are also stockholders of SRKP 23.  In addition, Richard Rappaport is the sole owner of the membership interests of the parent company of WestPark Capital.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

Pursuant to a Placement Agency Agreement entered into with WestPark Capital, we paid WestPark Capital, Inc. a commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement.  We are also retaining WestPark Capital for a period of six months following the initial closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $4,000 per month.  Out of the proceeds of the Private Placement, we paid $250,000 to Keen Dragon Group Limited, a third party unaffiliated with Weixin BVI, the Company, or WestPark Capital for services in connection with arranging the Share Exchange and the Company’s listing of securities in the United States.

Each of Messrs. Rappaport and Pintsopoulos may be considered a promoter of our company prior to the Share Exchange.  In addition to the director and executive officer positions that each held with our company prior to the Share Exchange, each currently holds director and executive officer positions with SRKP 2, Inc., SRKP 3, Inc., SRKP 5, Inc., SRKP 10, Inc., SRKP 12, Inc., SRKP 14, Inc., SRKP 15, Inc., SRKP 16, Inc., SRKP 24, Inc., SRKP 26, Inc., SRKP 27, Inc., SRKP 28, Inc., SRKP 29, Inc., WRASP 30, Inc., WRASP 31, Inc. and WRASP 32, Inc., all of which are publicly-reporting, blank check and non-trading shell companies.  None of the other original stockholders of SRKP 23 may be considered a promoter of our company because none of them were involved in founding or organizing the business of SRKP 23 and each received their securities of the Company solely in consideration for personal funds paid directly by such stockholders to the Company.

Mr. Rappaport and Pintsopoulos did not receive any benefits related to the transactions described above, except their retention of shares in the Company upon the closing of the Share Exchange described above in this section.

This current report is not an offer of securities for sale.  Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

WestPark Capital, Inc.

WestPark Capital is the Underwriter in this offering.  Subject to the terms and conditions of the underwriting agreement dated [________], 2011, WestPark Capital has agreed to purchase from us the number of shares set forth in the “Underwriting” section of this prospectus at the public offering price less the underwriting discounts and commissions indicated in the “Underwriting” section.  In addition, we have agreed to pay the Underwriters an aggregate non-accountable expense allowance of 3.0% of the gross proceeds of this offering (excluding the proceeds from the Underwriter’s over-allotment option).  Based on the estimated per share offering price of $3.50, which is the midpoint of our estimated offering price range, and the sale by us of 1,200,000 shares of common stock offered in this offering, we will pay the Underwriter a non-accountable fee equal to approximately $126,000.  The Underwriter will also receive warrants to purchase a number of shares equal to 10% of the shares of our common stock sold in connection with this offering excluding the shares sold in the over-allotment option.  The warrants will be exercisable at a per share price of $4.20, which is 120% of the estimated per share offering price of this offering.

The table below identifies all the benefits that WestPark Capital and its affiliates have received and will receive in connection with the Share Exchange, the Private Placement and this offering.

	$		Other
Share Exchange	164,000	(1)	Registration rights for an aggregate of 1,428,691 shares and 586,129 shares underlying warrants (2) (3)
Retained Shares and Warrants	2,014,820	(4)
Private Placement	814,108	(5)
Public Offering	[______]	(6)	Warrants to purchase 120,000 shares of common stock at an exercise price of $4.20 per share
Total	[______]

(1) Includes a success fee of $140,000 paid to WestPark Capital for services provided in connection with the Share Exchange.   Also includes $24,000 for consulting fees paid to WestPark by the Company for five months of consulting services provided to the Company by WestPark.

(2)  Pursuant to a Registration Rights Agreement executed in connection with the closing of the Share Exchange, affiliates of WestPark Capital received registration rights for an aggregate of 1,428,691 shares and 586,129 shares underlying warrants.  We agreed to include such shares in a subsequent registration statement to be filed on or before the 10th after the end of the six-month period that immediately followed the date on which we filed the registration statement of which this prospectus is a part.  The shareholders of Weixin immediately prior to the date of the Share Exchange holding an aggregate of  7,865,556 shares of our common stock have agreed with the Underwriter not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or  otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the  prior written consent of the Underwriter, for a period of 24 months after the date of this prospectus.

(3)  Based on an estimated per share offering price of $3.50, the 1,428,691 shares retained by SRKP 23 stockholders who are affiliates of WestPark Capital have an implied monetary value of approximately $5.0 million.  Assuming the exercise of the 586,129 warrants also retained by the SRKP 23 stockholders who are affiliates of WestPark Capital, 2,014,820 shares would have been retained by such stockholders with an implied monetary value of approximately $7.1 million.  The implied monetary value of the retained shares was calculated based on an estimated $3.50 per share offering price, without regard to liquidity, marketability, the likelihood of this offering being consummated, or legal or resale restrictions; accordingly, such amounts should not be considered an indication of the fair value of the retained shares.

(4)  Represents the implied aggregate monetary value of 1,428,691 shares and 586,129 shares underlying warrants, assuming the exercise of warrants retained by WestPark Capital and its affiliates.  The implied monetary value of the retained shares was calculated based on an estimated $3.50 per share offering price of the common shares to be sold in this offering, without regard to liquidity, marketability or legal or sale restrictions; accordingly, such amount should not be considered as an indication of the fair value of the retained shares and warrants.

(5) Represents commissions of $552,963, a non-accountable expense allowance of $221,145, and a reimbursement of WestPark Capital’s fees for legal counsel of $40,000.

(6) Represents underwriting discounts and commissions of $[__], plus a non-accountable expense allowance of $[_____] and a reimbursement of $40,000 for WestPark Capital’s legal fees.

The Underwriter has a 45-day option to purchase up to 180,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriter sells more than 1,200,000 shares of common stock in this offering. The Underwriter agreed to purchase 70% of the over-allotment shares from the selling stockholders identified in this prospectus and the remaining shares from us.  We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders.  If the Underwriter exercises this option in full, the total underwriting discounts and commissions will be $[__], and total proceeds, before expenses, to the selling stockholders will be $[__] and the total proceeds to us, before expenses, from the over-allotment option exercise will be $[__].

See “Underwriting” on page 81 of this prospectus for more information.

Related Party Loans

During 2008 and 2009, we obtained certain related party loans from Hongbing Wan and Xiao Liu, two of the Company’s directors.  The loans were obtained during the early stages of the Company’s operations and the proceeds of the loans provided us with needed working capital.  The amounts outstanding on the loans as of September 30, 2010 and December 31, 2009 and 2008 are as follows:

	September 30,	December 31,
	2010	2009	2008
Due to Wan, Hongbing, Director	$636,219	$4,231,403	$5,175,060
Due to Liu, Xiao, Director	44,615	1,143,272	-
	$680,834	$5,374,675	$5,175,060

The loans are non-interest bearing and have no maturity date.  As our revenue and cash flows have grown, we have begun repaying the loans.  In the future, we anticipate being able to finance our operations through our net income and through external debt and equity financings.  We do not anticipate any need for additional related party financing for our on-going operations in future periods.

Policy for Approval of Related Party Transactions

We do not currently have a formal related party approval policy for review and approval of transactions required to be disclosed pursuant to Item 404 (a) of Regulation S-K.  We expect our board to adopt such a policy in the near future.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT, AND SELLING STOCKHOLDERS

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of our common stock based on issued and outstanding shares of common stock before and after the offering, by:

•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

The number of shares of our common stock outstanding as of the date of this prospectus, excludes up to 1,200,000 shares of our common stock to be offered by us in a firm commitment public offering concurrently herewith.  Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.  Unless otherwise indicated, the address of each beneficial owner listed in the table is c/o China Wesen Recycling Tecnhology, Inc., Room 405, Floor 4, North Tower, 9 Shen Zhou Road, Guangzhou High-tech Industrial Development Zone, Guangzhou, People’s Republic of China.

		Beneficial Ownership				Beneficial Ownership
		Before the Offering			Number of	After the Offering
					Shares	Shares of
Name and Address		Shares of		Percent of	Being	Common		Percent of
of Beneficial Owner	Title	Common Stock		Class(1)	Offered(2)	Stock		Class(3)

Directors and Executive Officers

Xiao Liu	Chief Executive Officer and Director	3,126,056	(4)	25.6%	-	3,126,056	(4)	23.3%

Hongbing Wan	Chairman of the Board and Chief Operating Officer	-		-	-	-		-

Yu Hong Hu	Director	-		-	-	-		-

Xiao Zhu Pang	Director	-		-	-	-		-

Officers and Directors as a Group (total of 4 persons)		3,126,056		25.6%		3,126,056		23.3%

5% or More Owners

Richard A. Rappaport 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		1,759,070	(5)	13.8%	-	1,759,070	(5)	12.6%

WestPark Capital Financial Services, LLC 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		1,354,821	(6)	10.7%	-	1,354,821	(6)	9.8%

		Beneficial Ownership				Beneficial Ownership
		Before the Offering			Number of	After the Offering
					Shares	Shares of
Name and Address		Shares of		Percent of	Being	Common		Percent of
of Beneficial Owner	Title	Common Stock		Class(1)	Offered(2)	Stock		Class(3)

Wesen Environmental Technology Limited		3,126,056		25.6%		3,126,056		23.3%

Zhang Hailan TianLai 17 Block, Zheng Zhong Golf Long Gong District, Shenzhen People’s Republic of China		615,555	(7)	5.0%	-	615,555	(7)	4.6%

(1)	Based on 12,230,178 shares of common stock issued and outstanding as of February 9, 2011.

(2)	Up to 180,000 shares may be sold by the selling stockholders and us if the Underwriter exercises its over-allotment option. See “Selling Stockholders” table that follows.

(3)
Based on 13,430,178 shares of common stock, which consists of (i) 12,230,178 shares of common stock issued and outstanding as of February 9, 2011, and (ii) 1,200,000 shares of common stock issued in the public offering.  This amount (i) excludes the 54,000 shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise, (ii) excludes  782,545 shares of common stock underlying warrants that are exercisable at $0.000344 per share; (iii) excludes 120,000 shares of common stock underlying warrants that will be issued to the Underwriter upon the completion of this offering, and (iv) is not affected by the 126,000 shares that the Underwriters may be purchased from selling stockholders named below.

(4)
Consists of shares owned by Wesen Environmental Technology Limited, a British Virgin Islands company, of which Xiao Liu is a director and the sole shareholder and may be deemed to have voting and investment control over the shares owned by Wesen Environmental Technology Limited.

(5)
Includes 181,350 shares of Common Stock and a warrant to purchase 74,399 shares of Common Stock owned by Mr. Rappaport.  Also includes 52,650 shares of Common Stock and warrants to purchase 21,600 shares of Common Stock held by each of the Amanda Rappaport Trust and the Kailey Rappaport Trust (together, the “Rappaport Trusts”) as well as 960,691 shares of Common Stock and warrants to purchase 394,130 shares of Common Stock held by WestPark Capital Financial Services LLC. Mr. Rappaport, as Trustee of each of the Rappaport Trusts and Chief Executive Officer (“CEO”) and Chairman of WestPark Capital Financial Services, LLC, may be deemed the indirect beneficial owner of these securities since he has sole voting and investment control over the securities.

(6)	Includes 960,691 shares of Common Stock and a warrant to purchase 394,130 shares of Common Stock.

(7)	Includes 581,939 shares of Common Stock and a warrant to purchase 33,616 shares of common stock.

Selling Stockholders

The Underwriter has a 45-day option to purchase up to 180,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriter sells more than 1,200,000 shares of common stock in this offering (the “Over-allotment Shares”). The Underwriter agreed to purchase up to 70% of the Over-allotment Shares, or 126,000 shares, from the selling stockholders identified in this prospectus and the remaining 30%, or 54,000 shares, will be purchased from us. We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders. The selling stockholders acquired their shares in the private placement that we conducted that finally closed on November 23, 2010 and December 16, 2010 pursuant to which we sold we sold an aggregate of 2,457,167 shares of common stock for total gross proceeds of $5.5 million. If any of the stockholders that participated in the private placement elect not to participate as a selling stockholder for the Over-allotment Shares, we will cover such sale of shares to the Underwriter.

Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no selling security holder is a registered broker-dealer or an affiliate of a broker-dealer.

Except as described below, none of the selling stockholders, to our knowledge, has had a material relationship with our company other than as a stockholder at any time within the past three years.

	Beneficial Ownership Before the Offering		Number of	Beneficial Ownership After the Offering
Name of Selling Stockholder	Shares of Common Stock	Percent of Class(1)	Shares Being Offered(2)	Shares of Common Stock	Percent of Class(3)

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which 12,230,178 shares are issued and outstanding as of the date of this prospectus.  Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

The former shareholders of Weixin BVI and their designees own approximately 63.7% of the outstanding shares of our common stock. Accordingly, these stockholders are in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.0001 per share, from time to time in one or more series. No shares of Preferred Stock have been issued.

Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants

Prior to the Share Exchange, our stockholders held an aggregate of 8,587,348 warrants to purchase shares of our common stock.  Our stockholders cancelled an aggregate of 7,804,803 warrants in conjunction with the closing of the Share Exchange. As of the date of this prospectus, the stockholders held an aggregate of 782,545 warrants with an exercise price of $0.0001 per share.  The warrants are currently exercisable.

Market Price of Our Common Stock

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply to list our common stock on either the NASDAQ Global Market or the NYSE Amex. If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our financial position and results of operations;

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Federal and state regulatory actions and the impact of such requirements on our business;

•	The development of litigation against us;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Period-to-period fluctuations in our operating results;

•	Investor perceptions of us; and

•	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law.  This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable.  In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights.  We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts.  These provisions also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

Listing

We expect to apply to list our common stock on either the NASDAQ Global Market or the NYSE Amex Equities under the symbol “[___].” If we fail to obtain a listing on either of these exchanges, we will not complete this offering.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering, we will have outstanding an aggregate of 13,430,178 shares of common stock, assuming no exercise of the underwriter’s over-allotment option.  Of the outstanding shares of common stock as of the completion of this offering, the 1,200,000 shares sold in the offering and the 2,457,167 shares registered for resale under a separate prospectus will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

All other outstanding shares not sold in this offering or registered under a separate resale prospectus will be deemed “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. Our stockholders will not be eligible to utilize Rule 144 until November 30, 2011, at the earliest, which is 12 months from the date we filed our Form 10 information, as required under Rule 144. Subject to the lock-up agreements described below and the provisions of Rules 144, additional shares will be available for sale in the public market as follows:

Approximate Number of Shares Eligible for Future Sale	Date
1,200,000	After the date of this prospectus, freely tradable shares sold in this offering.
2,457,167
After the date of this prospectus, these shares will have been registered under a separate prospectus (“Resale Prospectus”) and will be freely tradable by selling stockholders listed in the Resale Prospectus, subject to the lock-up arrangement described below. These shares consist of all of the shares of common stock registered under the Resale Prospectus. The selling stockholders have agreed that (i) if this offering is for $10 million or more, then the selling stockholders would not be able to sell or transfer their shares until at least six months after this offering’s completion, and (ii) if this offering is for less than $10 million, then one-tenth of the selling stockholders’ shares would be released from the lock-up restrictions ninety days after this offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months. WestPark Capital, in its discretion, may also release some or all the shares from the lock-up restrictions earlier. We currently intend this offering to be in an amount less $10 million. However, there can be no assurance of the actual size of this offering.

2,690,000
Subject to a lock-up arrangement described below, these shares, which were held by our stockholders prior to the Share Exchange (the “Existing Security holders”), will be freely tradable after the Securities and Exchange Commission declares effective the registration statement that we intend to file on or about [____], 2011, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part. Also to be registered under the registration statement is 782,545 shares of common stock underlying warrants that have been previously issued to the Existing Security holders, which are currently exercisable at $0.0001 per share. The Existing Security holders have agreed that they will not sell any of their shares subject to the same restrictions as that of the selling stockholders, as described above.

7,865,556
On November 30, 2011, which is twelve months after the filing of a current report on Form 8-K reporting the closing of the share exchange transaction, these shares, which were issued in connection with the share exchange transaction, may be sold under and subject to Rule 144. However, all of the holders of these shares have agreed with the Underwriter not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriter, for a period of 24 months after the date of this prospectus.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least nine months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company.

Sales under Rule 144 may also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Because we were a shell company with no operations prior to the close of the Share Exchange, sales of our shares must be compliant with Rule 144(i).  Pursuant to Rule 144(i), none of our shares of common stock may be sold under Rule 144 until November 30, 2011, which is 12 months after the filing of a current report on Form 8-K reporting the closing of the Share Exchange.  Additionally, stockholders may not sell our shares pursuant to Rule 144 unless at the time of the sale, we have filed all reports, other than reports on Form 8-K, required under the Exchange Act with the SEC for the preceding 12 months.

Lock-Up Agreements and Registration

The investors in our Private Placement, in which we sold 2,457,167 shares of common stock, entered into lock-up agreements pursuant to which they agreed that (i) if this offering is for $10 million or more, then the investors would not be able to sell or transfer their shares until at least six months after this offering’s completion, and (ii) if this offering is for less than $10 million, then one-tenth of the investors’ shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months. WestPark Capital, Inc., in its discretion, may also release some or all the shares from the lock-up restrictions earlier. We currently intend this offering to be in an amount less than $10 million. However, there can be no assurance of the actual size of this offering.

Notwithstanding the foregoing, such investors must provide written confirmation to WestPark Capital and us (the “Confirmations”) that he, she or it (i) is and has been in compliance with any and all state and federal securities and other laws, statues and regulations regarding his, her or its ownership and/or any sale, transfer or hypothecation of shares of our common stock including but not limited to those rules and regulations promulgated by the SEC, FINRA and any exchange on which the our common stock is listed, and those of federal and state governments and other agencies such as improper short selling of our common stock and failure to properly file all documents required by the SEC or otherwise and (ii) does not wish to have the shares subject to partial release to continue to bear a lock-up legend, failure to provide such written confirmation being sufficient grounds to allow the placement agent, in its sole discretion, to disallow the automatic release of such shares until the expiration in totality of the referenced lock-up. Subject to the lock-up agreement, the shares will be freely tradable upon effectiveness of the registration statement that we filed to register the investors’ shares.

We have agreed to register 1,907,455 shares of common stock and the 782,545 shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange (the “Existing Security holders”). The shares will be included in a registration statement that we agreed to file on or about [_______], 2011, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part. All of the shares included in an effective registration statement may be freely sold and transferred, subject to a lock-up agreement pursuant to which the Existing Security holders agreed to be subject to the lock up restrictions that the selling stockholders are subject, as described above.

We have agreed with the Underwriter that we will not, without the prior consent of the Underwriter, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 24 months after the date of this prospectus.

In addition, each of our executive officers and directors, in addition to all of the stockholders that received shares issued in the Share Exchange holding an aggregate of 7,865,556 shares of common stock, have agreed with the Underwriter not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and stockholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriter, for a period of 24 months after the date of this prospectus.

We have been advised by the Underwriter that it has no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. The Underwriter may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock-up would be considered on a case-by-case basis. Factors that the Underwriter may consider in deciding whether to release shares from the lock-up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated [_________], 2011  WestPark Capital, Inc. (the “Underwriter”), has agreed to purchase from us the number of shares of common stock set forth below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Underwriter	Number of Shares
WestPark Capital, Inc.	[_____]
Total	[_____]

The underwriting agreement provides that the agreement may be terminated by the Underwriter at any time prior to delivery of and payment for the shares if, in the Underwriter's judgment, payment for and delivery of the shares is rendered impracticable or inadvisable by reason of events specified in the underwriting agreement, including but not limited to the state of the financial markets and our financial condition. Subject to the foregoing, the underwriter is committed to purchase all of the common stock being offered by us if any of such shares are purchased, other than those covered by the over-allotment option described below.

The Underwriter proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The Underwriter may offer the common stock to some dealers at that price less a concession not in excess of $[__] per share. Dealers may re-allow a concession not in excess of $[__] per share to some other dealers. After the shares of common stock are released for sale to the public, the Underwriter may vary the offering price and other selling terms.

The Underwriter has a 45-day option to purchase up to 180,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriter sells more than 1.200,000 shares of common stock in this offering (the “Over-allotment Shares”). The Underwriter agreed to purchase up to 70% of the Over-allotment Shares from the selling stockholders identified in this prospectus and the remaining shares from us. We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders. The Underwriter can exercise this right at any time and from time to time, in whole or in part, within 45 days after the offering.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting Discounts and Commissions paid by selling stockholders	$	$	$	$
Expenses payable by the selling stockholders	$	$	$	$

The Underwriter may make offers and sales both inside and outside the United States through its selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

The Underwriter has entered into an agreement in which it agreed to restrictions on where and to whom it and any dealer purchasing from it may offer shares of common stock, as a part of the distribution of the shares.

We have agreed with the Underwriter that we will not, without the prior consent of the Underwriter, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 24 months after the date of this prospectus.

Each of our executive officers and directors, in addition to all of the stockholders that received shares issued in the Share Exchange holding an aggregate of 7,865,556 shares of common stock, have agreed with the Underwriter not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and stockholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark Capital, Inc, the representative of the Underwriter, for a period of 24 months after the date of this prospectus.

We have agreed to indemnify the Underwriter against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriter may be required to make in respect thereof.

We have agreed to pay the Underwriter an aggregate non-accountable expense allowance of 3.0% of the gross proceeds of this offering (excluding the proceeds from the Underwriter’s over-allotment option) or $[________], based on an estimated public offering price of $3.50 per share. In addition, we have agreed to pay the Underwriter’s road show expenses of $[____] and counsel fees (excluding blue sky fees) of $[____].  We have retained WestPark Capital, Inc. for a period of six months following the closing of the Private Placement to provide certain consulting services for which it will pay WestPark Capital $4,000 per month.  These consulting services augment the services provided by WestPark Capital, Inc. before, during, and after the closing of the Private Placement and Share Exchange, which included but were not limited to coordinating the Share Exchange process, negotiating the related definitive agreements, conducting multiple financial analyses and due diligence on the Weixin BVI and its subsidiaries and managing the interrelationships of legal and accounting activities.

Upon the closing of this offering, we have agreed to sell to the Underwriter warrants to purchase a number of shares equal to 10% of the shares of our common stock sold in this offering, excluding any shares that may be sold pursuant to the Underwriters’ exercise of the over-allotment option.  The warrants will be exercisable at a per share exercise price equal to $4.20, which is 120% of the estimated public offering price, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will become exercisable one year after the date of this prospectus and expire five years from the effective date of the registration statement date of which this prospectus forms a part. The warrants and the 120,000 shares of common stock underlying the warrants have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1).  The Underwriter (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the warrants may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

None of the warrants issued to the Underwriter will be exercisable unless at the time of exercise the Common Stock issuable upon the exercise of the warrants is covered by an effective registration statement filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the registered holders of the warrants reside.

Under the terms of the warrants issued to the Underwriter, we have agreed that prior to the date on which the warrants becomes exercisable, we will file with the SEC a post-effective amendment to the registration statement of which this prospectus is a part, or a new registration statement, for the registration under the Securities Act of, and that we shall take such action as is necessary to qualify for sale, in those states in which the warrants were initially offered by the Company, the shares of Common Stock issuable upon exercise of the warrants and any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of any of the shares of Common Stock issued upon exercise of the warrants.  In either case, we agreed to use our commercially reasonable efforts to cause the same to become effective on or prior to the date on which the warrants first become exercisable and to maintain the effectiveness of such registration statement until the expiration of the warrants pursuant to their terms.

In no event will the holders of the warrants issued to the Underwriter be entitled to receive a net-cash settlement or other consideration in lieu of physical settlement in shares of Common Stock if the shares issuable upon exercise of the warrants are not covered by an effective registration statement filed with the SEC under the Securities Act.  Accordingly, the warrants may expire unexercised and worthless if a current registration statement covering the shares of Common Stock issuable upon exercise of the warrants is not effective.

The Underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to some limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the NASDAQ Global Market, NYSE Amex or otherwise and, if commenced, may be discontinued at any time.

In connection with the offering, the Underwriter may make short sales of the issuer’s shares and may purchase the issuer’s shares on the open market to cover positions created by short sales. Short sales involve the sale by the Underwriter of a greater number of shares than it is required to purchase in the offering. ‘Covered’ short sales are sales made in an amount not greater than the Underwriter’s over-allotment option to purchase additional shares in the offering. The Underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the Underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. ‘Naked’ short sales are sales in excess of the over-allotment option. The Underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the Underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the issuer’s stock or preventing or retarding a decline in the market price of issuer’s stock. As a result, the price of the issuer’s stock may be higher than the price that might otherwise exist in the open market.

Prior to this offering, there has been no public market of the common stock. Consequently, the public offering price will be determined by negotiations between us and the Underwriter. Among the factors considered in these negotiations will be prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the Underwriters believe to be comparable to us, estimates of our business potential, our results of operations in recent periods, the present state of our development and other factors deemed relevant.

We intend to apply to list our common stock on either the NASDAQ Global Market or the NYSE Amex Equities under the symbol “[___].” If we fail to obtain a listing on either of these exchanges, we will not complete this offering.

We estimate that our out of pocket expenses for this offering will be approximately $[______].

Foreign Regulatory Restrictions on Purchase of the Common Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

CONFLICTS OF INTEREST

Affiliates of WestPark Capital beneficially own more than 10% of the Company. Because WestPark Capital is an Underwriter and its affiliates beneficially own more than 10% of the Company, WestPark Capital may be deemed to have a “conflict of interest” and/or be an “affiliate” of us under FINRA 5121(f)(5) and (f)(1). Accordingly, this offering is being conducted in accordance with FINRA Rule 5121. This rule requires that a “qualified independent underwriter,” as defined by FINRA, participate in the preparation of the registration statement and prospectus, and exercise the usual standards of due diligence in respect thereto.  [____________] is assuming the responsibilities of acting as the qualified independent underwriter in this offering.  We have agreed to indemnify [__________] against any liabilities arising in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California.  Stubbs Alderton & Markiles, LLP, Sherman Oaks, California is acting as counsel for the Underwriter. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. K&L Gates LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.  An affiliate of a partner of Han Kun Law Offices owns 120,000 shares of common stock of our company.

EXPERTS

The consolidated financial statements of China Wesen Recycling Technology, Inc. as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 appearing in this prospectus and registration statement have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

83

INDEX TO FINANCIAL STATEMENTS

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Wesen Recycling Technology, Inc. and Subsidiaries
Guangzhou, China

We have audited the accompanying consolidated balance sheets of China Wesen Recycling Technology, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2009, 2008 and 2007.  These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of operations and cash flows for the years ended December 31, 2009, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ MALONEBAILEY, LLP

www.malonebailey.com
Houston, Texas
November 30, 2010

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In U.S. Dollars)

	September 30,	December 31,	December 31,
	2010	2009	2008
	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$2,912,087	$4,483,402	$1,724,338
Accounts receivable, net	3,302,566	4,167,100	1,568,187
Inventories	1,298,391	1,436,219	517,014
Due from related parties	-	5,868	179,894
Advances for inventory purchase	1,108,268	743,184	351,062
Note receivable	526,570	-	-
Other current assets	106,578	61,272	32,169
Total Current Assets	9,254,460	10,897,045	4,372,664
Property and equipment, net	2,857,965	3,140,400	2,815,735
Construction in progress	1,970,319	28,926	-
Other assets	768,560	786,320	830,606
Intangible assets, net	1,103,518	1,097,836	-
Total Assets	$15,954,822	$15,950,527	$8,019,005

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable - trade	$1,075,420	$1,352,788	$739,124
Accrued liabilities	57,063	1,177,261	142,114
Taxes payable	564,379	863,860	89,443
Short term debt	705,656	-	-
Due to related parties	680,834	5,374,675	5,175,060
Total Current Liabilities	3,083,352	8,768,584	6,145,741

Stockholders' Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 7,865,556 shares issued and outstanding	787	787	787
Additional paid-in capital	528,496	528,496	528,496
Statutory reserves	719,169	719,169	127,996
Retained earnings	11,407,305	5,890,707	1,133,796
Accumulated other comprehensive income	215,713	42,784	82,189
Total Stockholders' Equity	12,871,470	7,181,943	1,873,264
Total Liabilities and Stockholders' Equity	$15,954,822	$15,950,527	$8,019,005

The accompanying notes are an integral part of these consolidated financial statements.

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Other Comprehensive Income
(In U.S. Dollars)

	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,
	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)

Revenue	$21,971,844	$18,427,828	$26,151,437	$8,686,922	$909,575
Cost of revenue	13,788,072	12,471,539	17,516,014	6,521,446	648,503
Gross profit	8,183,772	5,956,289	8,635,423	2,165,476	261,072

Operating expenses
Selling expenses	110,722	79,308	111,165	38,076	7,152
General and administrative	632,466	398,436	590,871	422,283	167,484
Total operating expenses	743,188	477,744	702,036	460,359	174,636

Income from operations	7,440,584	5,478,545	7,933,387	1,705,117	86,436

Other income (expenses):
Interest income	14,874	9,405	12,233	10,165	1,617
Other income (expense), net	(53,403)	(27,409)	(38,539)	(36,055)	(26,219)
Total other income (expenses)	(38,529)	(18,004)	(26,306)	(25,890)	(24,602)

Income before income taxes	7,402,055	5,460,541	7,907,081	1,679,227	61,834
Income taxes	(1,885,457)	(1,353,887)	(2,030,996)	(441,337)	(33,235)
Net Income	$5,516,598	$4,106,654	$5,876,085	$1,237,890	$28,599

Other comprehensive income
Foreign currency translation adjustment	172,929	3,231	(39,405)	61,420	19,167
Comprehensive Income	$5,689,527	$4,109,885	$5,836,680	$1,299,310	$47,766

Earnings per share, basic and diluted	$0.70	$0.52	$0.75	$0.16	$0.00

Weighted average shares outstanding, basic and diluted	7,865,556	7,865,556	7,865,556	7,865,556	7,865,556

The accompanying notes are an integral part of these consolidated financial statements.

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income
For the years ended December 31, 2009, 2008 and 2007 and the nine months ended September 30, 2010 (Unaudited)
 (In U.S. Dollars)

				Accumulated
			Additional	Other			Total
	Common Stock		Paid-in	Comprehensive	Statutory	Retained	Stockholders'
	Shares	Amount	Capital	Income	Reserves	Earnings	Equity

Balance at December 31, 2006	7,865,556	$787	$62,921	$1,602	$-	$(4,697)	$60,613
Contribution	-	-	465,575	-	-	-	465,575
Foreign currency translation adjustment	-	-	-	19,167	-	-	19,167
Allocation of statutory reserve	-	-	-	-	4,904	(4,904)	-
Net income	-	-	-	-	-	28,599	28,599
Balance at December 31, 2007	7,865,556	787	528,496	20,769	4,904	18,998	573,954
Foreign currency translation adjustment	-	-	-	61,420	-	-	61,420
Allocation of statutory reserve	-	-	-	-	123,092	(123,092)	-
Net income	-	-	-	-	-	1,237,890	1,237,890
Balance at December 31, 2008	7,865,556	787	528,496	82,189	127,996	1,133,796	1,873,264
Distribution	-	-	-	-	-	(528,001)	(528,001)
Foreign currency translation adjustment	-	-	-	(39,405)	-	-	(39,405)
Allocation of statutory reserve	-	-	-	-	591,173	(591,173)	-
Net income	-	-	-	-	-	5,876,085	5,876,085
Balance at December 31, 2009	7,865,556	787	528,496	42,784	719,169	5,890,707	7,181,943
Foreign currency translation adjustment	-	-	-	172,929	-	-	172,929
Net income	-	-	-	-	-	5,516,598	5,516,598
Balance at September 30, 2010 (Unaudited)	7,865,556	$787	$528,496	$215,713	$719,169	$11,407,305	$12,871,470

The accompanying notes are an integral part of these consolidated financial statements.

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In U.S. Dollars)

	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,
	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net Income	$5,516,598	$4,106,654	$5,876,085	$1,237,890	$28,599
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	345,267	330,900	445,515	247,944	356
Amortization expense	49,887	33,203	47,944	43,514	9,945
Interest expense on debt discount	9,386	-	-	-	-
Changes in operating assets and liabilities:
Accounts receivable	935,798	(2,348,904)	(2,598,893)	(1,109,076)	(48,483)
Inventories	167,321	(629,684)	(919,197)	(517,014)	0
Advances for inventory purchases	(349,823)	(445,145)	(392,116)	(277,987)	(68,298)
Other current assets	(44,087)	(32,428)	(29,103)	(30,276)	0
Other assets	-	-	-	-	(828,067)
Accounts payable	(281,874)	110,020	613,663	301,826	51,321
Accrued liabilities	(129,378)	14,259	40,792	25,273	8,617
Taxes payable	(316,979)	761,554	774,417	35,639	50,292
Net cash provided by (used in) operating activities	5,902,116	1,900,429	3,859,107	(42,267)	(795,718)

Cash Flows From Investing Activities
Advance on note receivable	(526,570)	-	-	-	-
Payments on land use right	(1,014,771)	-	(107,082)	-	-
Payments on construction in progress	(1,940,799)	-	(28,926)	(365,789)	(1,584,637)
Purchases of property and equipment	(4,447)	(770,460)	(770,396)	(1,005,312)	(877)
Net cash used in investing activities	(3,486,587)	(770,460)	(906,404)	(1,371,101)	(1,585,514)

Cash Flows From Financing Activities
Cash proceeds from shareholder capital contribution	-	-	-	-	479,840
Return of capital to shareholder	-	-	(528,001)	-	-
Proceeds on short term debt	696,105	-	-	-	-
Net cash (payments)/proceeds on related parties debt	(4,765,028)	(703,599)	373,554	2,677,902	2,185,881
Net cash provided by (used in) financing activities	(4,068,923)	(703,599)	(154,447)	2,677,902	2,665,721

Effect of exchange rate changes on cash	82,079	3,491	(39,192)	151,284	1,454
Net increase (decrease) in cash and cash equivalents	(1,571,315)	429,861	2,759,064	1,415,818	285,943
Cash and cash equivalents, beginning of period	4,483,402	1,724,338	1,724,338	308,520	22,577
Cash and cash equivalents, end of period	$2,912,087	$2,154,199	$4,483,402	$1,724,338	$308,520

Supplemental disclosure information:
Income taxes paid	$2,006,647	$747,408	$1,428,184	$405,426	$3,349
Interest paid	$-	$-	$-	$-	$-

Non-cash investing and financing activities:
Construction in progress purchase on credit	$-	$-	$-	$103,063	$-
Land use right purchase on credit	$-	$-	$994,353	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2010 and 2009 are unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS AND ORGANIZATION

China Wesen Recycling Technology, Inc. (the “Company”, “China Wesen”, formerly SRKP 23, Inc.) was incorporated in the State of Delaware on October 11, 2007. China Wesen was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On November 23, 2010, China Wesen (i) closed a share exchange transaction pursuant to which SRKP 23 became the 100% parent of Weixin International Co., Limited (“Weixin BVI”), (ii) assumed the operations of Weixin BVI and its subsidiaries, including Wei Xin Holding Group Limited (“Weixin HK”), Guangzhou Kelida Intelligent Equipment Co., Ltd. (“Kelida”), Zhaoqing Hua Su Plastic Trading Company (“Hua Su”), Zhaoqing Chuang Yi Resources Recycle Co., Ltd. (“Chuang Yi”), Zhaoqing Xin Ye Plastic Co., Ltd. (“Xin Ye”), and Zhaoqing Lijun Craftwork Co., Ltd. (“Li Jun”), and (iii) changed its name from SRKP 23, Inc. to China Wesen Recycling Technology, Inc.

Weixin BVI was incorporated under the laws of British Virgin Islands on December 3, 2009 by Hongbing Wan, who was the original sole shareholder of Weixin BVI holding 1 share. On August 9, 2010, Hongbing Wan transferred 100% of the outstanding shares of Weixin BVI to Hongyu Zhang pursuant to an instrument of transfer for a consideration of $1.00. On October 28, 2010, Hongyu Zhang transferred 100% of the shares of Weixin BVI to Wesen Environmental Technology Limited pursuant to an instrument of transfer for a consideration of $1.00. On November 8, 2010, Weixin BVI issued 9,999 additional shares to certain individuals and entities. The Company has 50,000 common shares authorized with $1.00 par value each and 10,000 shares issued and outstanding.

Weixin HK was incorporated under the laws of Hong Kong, People’s Republic of China (“PRC”) on December 30, 2005 by Hongbing Wan, who was Weixin HK’s sole shareholder upon its incorporation. On August 10, 2010, Weixin BVI acquired all of the issued and outstanding shares of Weixin HK from Hongbing Wan for 10,000 Hong Kong Dollars and, as a result, Weixin HK became the wholly-owned subsidiary of Weixin BVI. Weixin HK has 10,000 common shares authorized with HK$1.00 par value each and 10,000 shares issued and outstanding.

Kelida is located in Guangzhou, Guangdong Province, PRC and was incorporated under the laws of the PRC on September 29, 2009 by Weixin HK, with Weixin HK as its sole shareholder. Kelida has a registered capital of USD $14,300,000 and is a wholly-owned subsidiary of Weixin HK.

Hua Su, Chuang Yi, Xin Ye, and Li Jun (collectively, the “Subsidiaries Four”) are located in Zhaoqing city, Guangdong Province, PRC and were incorporated under the laws of the PRC. Hua Su was incorporated on July 20, 2006 with registered capital of USD $132,00 (RMB 1,000,000), with the original registered shareholders of Hua Su being Luo Jianhua (holding 75% of the registered capital) and He Jixiong (holding 25% of the registered capital); Chuang Yi, Xin Ye, and Li Jun were incorporated on September 27, 2007 with registered capital of USD $132,000 (RMB 1,000,000) each. The original registered shareholders of Chuang Yi were Peng Zhizhong and He Jixiong, with each holding 50% of the registered capital. The original registered shareholders of Xin Ye were Luo Zeming and Lu Jianzhong, with each holding 50% of the registered capital. The original registered shareholders of Li Jun were Chen Wenqing, holding 60% of the registered capital, and Qiu Yuji, holding 40% of the registered capital. These original registered shareholders of Subsidiaries Four were holding the interests on behalf of Hongbing Wan pursuant to the Ownership Entrust Agreements entered among them upon the establishment of each of the four companies. In November 2009, the original shareholders of each of the Subsidiaries Four transferred all interests in Subsidiaries Four to Kelida for a consideration equals to the respective registered capital of each of the Subsidiaries Four and, as a result, the Subsidiaries Four became the wholly-owned subsidiaries of Kelida. Each of the Subsidiaries Four completed the registration procedures to register Kelida as its sole shareholder with the competent PRC government authority on February 1, 2010.

Since all the entities are controlled by the same group of shareholders, the reorganization has been accounted for as a transaction under common control and a recapitalization. The financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods and the reorganization had occurred as of the beginning of the earliest period presented in the accompanying financial statements.

Since their inception, the Subsidiaries Four have been principally engaged in the manufacture and distribution of high density polyethylene (“HDPE”), low density polyethylene (“LDPE”), Polystyrene (“PS”), acrylonitrile butadiene styrene (“ABS”), and other recycled plastics products, using imported raw material in the form of plastic waste. Weixin HK is a window for the group to handle the business outside China, as at the quarter ended September 30, 2010, Weixin HK sells lock parts to overseas clients.

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2010 and 2009 are unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

In the opinion of the management, the financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 2010, and the results of operations and cash flows for the nine months ended September 30, 2010 and 2009. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future results could be materially affected if actual results were to differ from these estimates and assumptions.

Risk and uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, foreign currency exchange rates and the volatility of public markets.

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade receivables. As of September 30, 2010, December 31, 2009 and 2008, substantially all of the Company’s cash were held by major financial institutions located in the PRC and Hong Kong, which management believes are of high credit quality. Most of the Company’s sales are credit sales which are primarily to customers whose ability to pay is dependent on the industry economies prevailing in their respective areas; however, concentration of credit risk with respect to trade accounts receivable is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risks.

Fair value of financial instruments

The Company adopted ASC 820 “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and, if applicable, their current interest rate is equivalent to interest rates currently available.  The three levels are defined as follow:

•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective period-ends. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each quarter.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, bank deposits and highly liquid investments with an original maturity of three months or less when purchased.

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2010 and 2009 are unaudited)

Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The allowance on uncollectible accounts receivable reflects management’s best estimate of probable losses determined principally on the basis of historical experience. The allowance for uncollectible accounts receivable is determined primarily on the basis of management’s best estimate of probable losses, including specific allowances for known troubled accounts. All accounts or portions thereof deemed to be uncollectible or to require an excessive collection cost are written off to the allowance for uncollectible accounts receivable. When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment which is classified as a change in estimate is made.

Inventories

Inventories consist of finished goods, work in progress, and raw materials. Inventories are valued at the lower of cost, as determined on a weighted average basis, or market. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. Management writes down the inventories to market value if it is below cost. Management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required. Costs of raw material inventories include purchase and related costs incurred in bringing the products to their present location and condition. Finished goods are comprised of direct materials, direct labor, and an appropriate proportion of overhead.

Property and equipment

Property and equipment are initially recognized and recorded at cost. Gains or losses on disposals are reflected as gain or loss in the period of disposal. The cost of improvements that extend the life of property and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repairs and maintenance costs are expensed as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets:

Building	20 years
Machinery and Equipment	5 years
Office Equipment	5 years

Construction-in-progress

Construction-in-progress consists of amounts expended for plant construction. Construction-in-progress is not depreciated until such time as the assets are completed and put into service. Once plant construction is completed, the cost accumulated in construction-in-progress is transferred to property, plant, and equipment.

Impairment of long-lived assets

The Company accounts for impairment of plant and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

Intangible assets

The Company’s intangible assets consist of land use rights at September 30, 2010 and December 31, 2009. According to the laws of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over 50 years, the lease term of the rights.

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2010 and 2009 are unaudited)

Comprehensive income

The Company has adopted ASC 220, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. The Company’s accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

Revenue recognition

The four companies of the Subsidiaries Four are identical in their operations and generate revenue from the sale of manufactured HDPE, LDPE, ABS and PS grains. These companies recognize revenue net of value added tax (VAT) when persuasive evidence of an arrangement exists, as evidenced by an agreement with the customer, delivery of the goods has occurred, customer acceptance has been obtained, which means the significant risks and ownership have been transferred to the customer, the price is fixed or determinable and collectability is reasonably assured. Sales contracts, invoices and shipping documents are utilized to facilitate the sales process. Revenue is recognized when customers acknowledges the sale and delivery and the title of the goods is properly transferred to the customers.

There is no shipping charge involved as all the manufactured goods are picked up by the customers at the Company's warehouse. Customer acceptance is obtained at the point of delivery. No return allowance is made as products returns are insignificant based on historical experience. The Company does not provide warranties, rebates, price protection, or similar privileges among customers. The prices of the products are predetermined and fixed based on contractual agreements.

The Subsidiaries Four also generate revenue from the sale of purchased recyclable plastic materials, which are recognized on the same basis as the sales of manufactured HDPE, LDPE, ABS and PS grains. The Company recognizes revenue from the sale of these materials on a gross basis because it is responsible for fulfillment and takes title to the materials before they are ordered by a customer and acts as the principal obligor in the transaction. The revenue is recorded when delivery of the goods has occurred, customer acceptance has been obtained, and the significant risks and ownership have been transferred to the customer, the price is fixed or determinable, and collectability is reasonably assured.

Weixin HK generates revenue from selling lock parts. Weixin HK records revenue net of pass-through charges as the Company believes the key indicators of the business suggest that the Company generally acts as an agent on behalf of its customers.

Cost of goods sold

Cost of goods sold consists primarily of raw materials, utility and supply costs consumed in the manufacturing process, manufacturing labor, depreciation expense and direct overhead expenses necessary to manufacture finished goods as well as warehousing and distribution costs such as inbound freight charges, shipping and handling costs, purchasing and receiving costs.

Income taxes

The Company accounts for income and deferred tax under the provision of ASC 740 “Income Taxes”. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. ASC 740 also requires the recognition of the future tax benefits of net operating loss carry forwards. A valuation allowance is established when the deferred tax assets are not expected to be realized within a reasonable period of time.

Value added tax

The Company is subject to value added tax (“VAT”). The applicable VAT rate is different based on the different structure of business under PRC tax law. Some of the Company’s transactions are levied at a VAT tax rate of 17% for products sold in the PRC.  The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT).  Some of transactions are levied at a VAT tax rate of 7%, such as shipping services and other transportation services.

Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currencies of the Company subsidiaries are local currencies, primarily the PRC currency Yuan (Renminbi) and Hong Kong dollar. Transactions denominated in foreign currencies are translated into U.S. dollar at exchange rate in effect on the date of the transactions. The financial statements are translated into U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange for the period for revenues and expenses. Exchange gains or losses on transaction are included in earnings.

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2010 and 2009 are unaudited)

Earnings per share

Basic earnings per share is computed by dividing net income by weighted average number of shares of common stock outstanding during each period.  Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.  At September 30, 2010 and December 31, 2009 and 2008, respectively, the Company had no common stock equivalents that could potentially dilute future earnings per share.

Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Segment reporting

ASC 280, “Disclosure about Segments of an Enterprise and Related Information”, requires disclosure of reportable segments used by management for making operating decisions and assessing performance. Reportable segments are categorized by products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. ASC 280 has no effect on the Company’s financial statements as substantially all of the Company’s operations and management are conducted as a single operating segment.

Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued new guidance on the treatment of subsequent events which is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this new guidance sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that occurred for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions that occurred after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This new guidance was effective for fiscal years and interim periods ended after June 15, 2009 and must be applied prospectively. We adopted and applied the provisions of the new guidance in the third quarter of 2009.

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2010 and 2009 are unaudited)

In February 2010, subsequent to our adoption of the new guidance discussed above, the FASB issued updated guidance on subsequent events, amending the May 2009 guidance. This updated guidance revised various terms and definitions within the guidance and requires us, as an "SEC filer," to evaluate subsequent events through the date the financial statements are issued, rather than through the date the financial statements are available to be issued. Furthermore, we no longer are required to disclose the date through which subsequent events have been evaluated. The updated guidance was effective for us immediately upon issuance. As such, we adopted and applied the provisions of the updated guidance in the first quarter of 2010. Our adoption of both the new and updated guidance did not have an impact on our consolidated financial position or results of operations.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The adoption did not have a material impact on the Company’s consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements.  The ASU is effective October 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In January 2010, the FASB issued ASU No. 2010-6, Improving Disclosures About Fair Value Measurements, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This ASU is effective for the first quarter of 2010, except for the requirement to provide level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which is effective beginning the first quarter of 2011. Since this standard impacts disclosure requirements only, its adoption did not have a material impact on the Company’s consolidated results of operations or financial condition.

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	September 30,	December 31,
	2010	2009	2008
	(Unaudited)
Accounts receivable	$3,302,566	$4,167,100	$1,568,187
Allowance for doubtful accounts	-	-	-
Accounts receivable, net	$3,302,566	$4,167,100	$1,568,187

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2010 and 2009 are unaudited)

NOTE 4 – INVENTORIES

	September 30,	December 31,
	2010	2009	2008
	(Unaudited)
Raw materials	$1,187,245	$1,371,583	$471,064
Work in progress	39,067	17,754	9,085
Finished goods	72,079	46,882	36,865

Total Inventory, net	$1,298,391	$1,436,219	$517,014

NOTE 5 - ADVANCES FOR INVENTORY PURCHASE

Advances for inventory purchases represent amounts prepaid for raw material purchases, which consist of the following:

	September 30,	December 31,
	2010	2009	2008
	(Unaudited)
Advances for inventory purchase	$1,108,268	$743,184	$351,062

At September 30, 2010, two suppliers accounted for approximately 66% and 34% of total advances for inventory purchase, respectively.

At December 31, 2009, two suppliers accounted for approximately 96% and 4% of total advances for inventory purchase, respectively.

At December 31, 2008, one supplier accounted for approximately 100% of total advances for inventory purchase.

NOTE 6 – NOTE RECEIVABLE

The Company advanced $526,570 to a third party in September 2010. The note receivable carries a monthly interest at 5% and is due in two months. The loan is unsecured and was paid off in November.

NOTE 7 - PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	September 30,	December 31,
	2010	2009	2008
	(Unaudited)
Building	$2,103,614	$2,061,286	$2,061,253
Machinery and equipment	1,801,803	1,765,548	995,444
Office equipment	16,935	12,237	11,928
Total at cost	3,922,352	3,839,071	3,068,625
Less: Accumulated depreciation	1,064,387	698,671	252,890
Total property and equipment, net	$2,857,965	$3,140,400	$2,815,735

Depreciation expense for the year ended December 31, 2009, 2008 and 2007 are $445,515 and $247,944 and $356, respectively.
Depreciation expense for the nine months ended September 30, 2010 and 2009 are $345,267 and $330,900, respectively.

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2010 and 2009 are unaudited)

NOTE 8 – CONSTRUCTION IN PROGRESS

During November, 2009, the Company started the construction to build a factory in Guangzhou. Costs incurred as of September 30, 2010 and December 31, 2009 amount to $1,970,319 and $28,926, respectively. The amounts mainly represent installment payments and deposits paid to contractors.

NOTE 9 - OTHER ASSETS

Other assets are the advances paid for the lease of the land located in Zhaoqing City for Subsidiaries Four. The lease period is 20 years expiring October 2026. The cost of the lease is being amortized over the lease term of 20 years. Amortization expenses for the year 2009, 2008 and 2007 are $44,274, $43,514 and $9,945, respectively. Amortization expenses for the nine months ended September 30, 2010 and 2009 is $33,318 and $33,203, respectively.

NOTE 10 - INTANGIBLE ASSETS

Intangible assets consist of the following land use rights as of September 30, 2010 and December 31, 2009:

	September 30, 2010	December 31, 2009
	(Unaudited)
Cost of land use rights	1,124,128	1,101,506
Less: accumulated amortization	20,610	3,670

Land use rights, net	$1,103,518	$1,097,836

Amortization expense for the nine months ended September 30, 2010 was $16,569. Amortization expense for the year ended December 31, 2009 is $3,670.

Amortization expense for the next five years and thereafter is as follows:

2010 (for the remaining three months)	$5,523
2011	22,092
2012	22,092
2013	22,092
2014	22,092
2015	22,092
Thereafter	987,535
Total	$1,103,518

NOTE 11 – SHORT TERM DEBT

In September 2010, the Company entered into a 60-day debt agreement with a pawn company. The principal amount of the debt is $748,500 (RMB 5,000,000). The debt is collateralized by the Company’s land use rights and guaranteed by Wan, Hongbin, shareholder, Zhang, Hongyu, former shareholder, and Liang, Yanfang, accounting manager. Finance fee for the debt is at 3.5% per month. The short term debt is amortized under the effective interest method and the principal balance net of the unamortized discount at September 30, 2010 is $705,656. The loan was paid off in November 2010.

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2010 and 2009 are unaudited)

NOTE 12 - RELATED PARTY TRANSACTIONS

Due from related party consists of the following:

	September 30,	December 31,
	2010	2009	2008
	(Unaudited)
Due from Luo, Jianhua, Legal Representitive	$-	$5,868	$-
Due from Liu, Xiao, Director	-	-	179,894
	$-	$5,868	$179,894

Due to related party consists of the following:

	September 30,	December 31,
	2010	2009	2008
	(Unaudited)
Due to Wan, Hongbing, Director	$636,219	$4,231,403	$5,175,060
Due to Liu, Xiao, Director	44,615	1,143,272	-
	$680,834	$5,374,675	$5,175,060

Borrowings from the directors were non-interest bearing, unsecured and have no set repayment date.

NOTE 13 - SHAREHOLDERS’ EQUITY

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, the subsidiaries of the Company are required to make annual appropriations to a statutory surplus reserve fund. Specifically, the subsidiaries of the Company are required to allocate 10% of their profits after taxes, as determined in accordance with the PRC accounting standards applicable to the subsidiaries of the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the subsidiaries of the Company as decided by the board of directors. The Company has allocated $591,173, $123,092, and $4,904 statutory reserve fund for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTE 14 - INCOME TAX

The Company is incorporated in the BVI and conducts its primary business operations through the Subsidiaries Four in the PRC. Under the current laws of the BVI, the Company is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the Company to its shareholders, no BVI withholding tax will be imposed.

Hong Kong

Weixin HK is incorporated in Hong Kong, China. Under the current Hong Kong Inland Revenue Ordinance, the Company is subject to 16.5% income tax on its taxable income generated from operations in Hong Kong. For the periods presented, provision for Hong Kong tax has been made by the Company but insignificant as Weixin HK’s operations have been limited since Weixin HK’s inception.

PRC

Companies established in China are governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 33% prior to January 1, 2008 and 25% afterwards on income reported in the statutory financial statements after appropriate tax adjustments.

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized.  It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2010 and 2009 are unaudited)

The provision for taxes on earnings consisted of:

	September 30,		December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Current income taxes expenses:
PRC Enterprises Income Taxes	$1,885,457	$1,353,887	$2,030,996	$441,337	$33,235
United States Federal Income Taxes	-	-	-	-	-
Total	$1,885,457	$1,353,887	$2,030,996	$441,337	$33,235

There are no significant permanent or temporary differences between book and tax income.

A reconciliation between the income tax computed at the U.S. statutory rate and the Company’s provision for income tax is as follows:

	September 30,		December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
U.S. statutory rate	34%	34%	34%	34%	34%
Foreign income not recognized in the U.S.	-34%	-34%	-34%	-34%	-34%
PRC preferential enterprise income tax rate	25%	25%	25%	25%	33%
Tax holiday and relief granted to the Company	-	-	-	-	-
Other	-	-	1%	1%	21%
Provision for income tax	25%	25%	26%	26%	54%

Accounting for Uncertainty in Income Taxes

The Company accounts for uncertainty in income taxes in accordance with applicable accounting standards, which prescribe a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These accounting standards also provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions. In the event it receives an assessment for interest and/or penalties, it will be classified in the financial statements as tax expense.

NOTE 15 - OPERATING LEASE

The Company has entered into multiple rental agreements for the lease of office premises. The Company’s commitments for minimum lease payments under these non-cancelable operating leases for the next five years are as follows:

Year Ended December 31,
2010	$18,930
2011	13,026
2012	13,678

Total	$45,634

Rent expense was $16,124, $15,649, and $12,456 for the years ended December 31, 2009, 2008 and 2007, respectively. Rent expense was $14,405 and $13,213 for the nine months ended September 30, 2010 and 2009, respectively.

CHINA WESEN RECYCLING TECHNOLOGY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2010 and 2009 are unaudited)

NOTE 16 - OPERATING RISK

Country risk

The Company has significant operating risk in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

Credit risk

A significant portion of the Company’s cash at September 30, 2010, December 31, 2009, 2008 and 2007 is maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposit.  The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

Exchange risk

The Company cannot guarantee the Renminbi, and US dollar exchange rate will remain steady. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

Concentration risk

For the nine months ended September 30, 2010, three customers had net sales exceeding 10% of the Company’s total sales for the year at 44%, 29%, and 12%, respectively. For the year ended December 31, 2009, three customers had net sales exceeding 10% of the Company’s total sales for the year at 42%, 31%, and 14%, respectively. For the year ended December 31, 2008, two customers had net sales exceeding 10% of the Company’s total sales for the year at 63% and 29%, respectively. For the year ended December 31, 2007, one customer accounted for 100% of the sales of the year.

For the nine months ended September 30, 2010, three suppliers had net transactions exceeding 10% of the Company’s total purchases for the year at 57%, 15% and 10%, respectively. For the year ended December 31, 2009, four suppliers had net transactions exceeding 10% of the Company’s total purchases for the year at 29%, 26%, 22%, and 21%, respectively. For the year ended December 31, 2008, two suppliers had net transactions exceeding 10% of the Company’s total purchases for the year at 53% and 40%, respectively. For the year ended December 31, 2007, two suppliers had net transactions exceeding 10% of the Company’s total purchases for the year at 89% and 11%, respectively.

Lack of Insurance

The Company could be exposed to liabilities or other claims for which the Company would have no insurance protection. The Company does not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage. As a result, the Company may incur uninsured liabilities and losses as a result of the conduct of its business. There can be no guarantee that the Company will be able to obtain additional insurance coverage in the future, and even if it can obtain additional coverage, the Company may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of the Company’s common stock could lose their entire investment.

NOTE 17 - SUBSEQUENT EVENTS

On November 12, 2010, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Weixin BVI, and the shareholders of Weixin BVI (“Weixin Shareholders”). Pursuant to the Exchange Agreement, the Company agreed to issue an aggregate of 7,865,556 shares of its common stock to the Weixin Shareholders in exchange for all of the issued and outstanding securities of Weixin BVI (the “Share Exchange”).  The Share Exchange closed on November 23, 2010.  Concurrently with the closing of the Share Exchange, the Company consummated an initial closing of a private placement of shares of the Company’s Common Stock (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors in the Private Placement, the Company sold an aggregate of 1,111,099 shares of Common Stock at $2.25 per share, for gross proceeds of approximately $2.5 million. Prior to the closing of the Share Exchange and the initial closing of the Private Placement, the stockholders of the Company agreed to cancel an aggregate of 6,679,899 shares of common stock held by them. As a result of the Share Exchange, Weixin BVI became the Company’s wholly-owned subsidiary and the former shareholders of Weixin BVI became controlling stockholders of the Company.  The transaction was accounted for as a reverse merger and recapitalization whereby Weixin BVI is the accounting acquirer and the Company is the acquired party.

[INSIDE BACK COVER].

1,200,000 Shares of Common Stock

China Wesen Recycling Technology, Inc.

PROSPECTUS

WestPark Capital, Inc.

_________, 2011

[RESALE PROSPECTUS ALTERNATE PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS                        Subject to Completion                               February 11, 2011

2,457,167 SHARES
China Wesen Recycling Technology, Inc.

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 2,457,167 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling stockholders.  The selling stockholders named herein may be deemed underwriters of the shares of common stock which they are offering.

Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NASDAQ Global Market or the NYSE Amex Equities under the symbol “[___].”  There can, however, be no assurance that our common stock will be accepted for listing on either such exchange.

Since there is currently no public market established for our securities, the selling security holders will sell at a fixed price that is equal to the price at which we sell shares in our public offering pursuant to the registration statement of which this prospectus is a part. Once, and if, our shares of common stock are quoted on the NASDAQ Global Market or the NYSE Amex Equities and there is an established market for these resale shares, the selling stockholders may sell the resale shares from time to time at the market price prevailing on the NASDAQ Global Market or the NYSE Amex Equities at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

The Selling Stockholders have entered into lock-up agreements pursuant to which they agreed that (i) if the Company’s proposed public offering is for $10 million or more, then the investors would not be able to sell or transfer their shares until at least six months after the public offering’s completion, and (ii) if the offering is for less than $10 million, then one-tenth of their shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  WestPark Capital, Inc., the placement agent in the private placement in which the Selling Stockholders acquired their shares and an underwriter to the public offering, in its discretion, may also release some or all the shares from the lock-up restrictions earlier.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 11.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: ____________________, 2011

[RESALE PROSPECTUS ALTERNATE PAGE]

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL DATA	10
RISK FACTORS	11
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	29
USE OF PROCEEDS	30
DIVIDEND POLICY	31
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	33
ACCOUNTING FOR THE SHARE EXCHANGE	34
SELECTED CONSOLIDATED FINANCIAL DATA	35
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36
DESCRIPTION OF BUSINESS	53
MANAGEMENT	63
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	68
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	72
DESCRIPTION OF SECURITIES	74
SHARES ELIGIBLE FOR FUTURE SALE	77
SELLING STOCKHOLDERS	80A
PLAN OF DISTRIBUTION	80
LEGAL MATTERS	83
EXPERTS	83
ADDITIONAL INFORMATION	83
INDEX TO FINANCIAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1
SIGNATURES	II-7

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

[RESALE PROSPECTUS ALTERNATE PAGE]

The Offering

Common stock offered by selling stockholders	2,457,167 shares

Common stock outstanding	13,430,178 shares (1)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

(1)
Based on 13,430,178 shares of common stock issued and outstanding as of the date of this prospectus, and excludes (i) 1,200,000 shares of common stock being registered for issuance in a public offering, (ii) the underwriter’s warrants to purchase up to 120,000 shares of common stock, and (iii) 782,545 shares of common stock that are issuable upon the exercise of outstanding warrants, exercisable at $0.0001 per share.

The Selling Stockholders have entered into lock-up agreements pursuant to which they agreed that (i) if the Company’s proposed public offering is for $10 million or more, then the investors would not be able to sell or transfer their shares until at least six months after the public offering’s completion, and (ii) if the offering is for less than $10 million, then one-tenth of their shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months. WestPark Capital, Inc., the placement agent in the private placement in which the Selling Stockholders acquired their shares and an underwriter to the public offering, in its discretion, may also release some or all the shares from the lock-up restrictions earlier. We currently expect the public offering to be in an amount less than $10 million. There can be no assurance on the size of the public offering.

9

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

30

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

The following table provides as of the date of this prospectus information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder prior to this offering;
•	the percentage owned by each stockholder prior to completion of the offering;
•	the total number of shares that are to be offered for each stockholder;
•	the total number of shares that will be owned by each stockholder upon completion of the offering; and
•	the percentage owned by each stockholder upon completion of the offering.

On, we received gross proceeds of approximately $5.5 million in the private placement transaction (the “Private Placement”) which closed in two tranches on November 23, 2010 and December 6, 2010. Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,457,167 shares of Common Stock at $2.25 per share. We sold the shares to an aggregate of 130 investors. We paid WestPark Capital a placement agent commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the financing. We also agreed to retain WestPark Capital for a period of six months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $4,000 per month.

We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the final closing of the Private Placement pursuant to the subscription agreement entered into with each investor. The 2,457,167 shares are being registered under this prospectus.

The Selling Stockholders have entered into lock-up agreements pursuant to which they agreed that (i) if the Company’s proposed public offering is for $10 million or more, then the investors would not be able to sell or transfer their shares until at least six months after the public offering’s completion, and (ii) if the offering is for less than $10 million, then one-tenth of their shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months. WestPark Capital, Inc., the placement agent in the private placement in which the Selling Stockholders acquired their shares and an underwriter to the public offering, in its discretion, may also release some or all the shares from the lock-up restrictions earlier. We currently expect the public offering to be in an amount less than $10 million. There can be no assurance on the size of the public offering.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Schwartzberg, Gil N.	315,208	(3)	2.6%	44,444	270,764	2.2%
Continuum Capital Partners LLP	222,222	(4)	1.8%	222,222	—	—
J&N Invest LLC	177,777	(5)	1.5%	177,777	—	—
MidSouth Investor Fund LP	133,333	(6)	1.1%	133,333	—	—
Douglas Kuber	111,111		*	111,111	—	—
David H. Clarke	90,000		*	90,000	—	—
Naylor, David Michael	88,888		*	88,888	—	—
Berg, Howard	88,888		*	88,888	—	—
Frederic Colman	66,666		*	66,666	—	—
Metsch, Richard	55,555		*	55,555	—	—
Pandey, Yogesh	50,000		*	50,000	—	—
Delaware Charter Tax id #51-0099493 FBO Frederick Berdon R/O IRA #4284-6540 C/O Legent Clearing 9300 Underwood, Suite 400 Omaha, NE, 68114	44,450	(7)	*	44,450	—	—
DLK Ret. Trust (David L. Kagel) TTEE	44,444	(8)	*	44,444	—	—

80A

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Clarke, David H.	43,333		*	43,333	—	—
deSejournet, Antoine	35,000		*	35,000	—	—
Shai Arahoni	33,333		*	33,333	—	—
Delaware Charter Tax id #51-0099493 FBO Paul Masters Roth IRA #6477-2985 C/O Legent Clearing 9300 Underwood, Suite 400 Omaha, NE, 68114	33,300	(9)	*	33,300	—	—
Delaware Charter Tax id #51-0099493 FBO S Michael Rosenberg R/O IRA #5993-9479 C/O Legent Clearing 9300 Underwood, Suite 400 Omaha, NE, 68114	31,111	(10)	*	31,111	—	—
Ernest William Houston IRA	25,000		*	25,000	—	—
Stellar Capital Fund LLC.	25,000	(11)	*	25,000	—	—
Lesniak, Richard J Irrev. Trust	25,000		*	25,000	—	—
David L. Boyer	22,222		*	22,222	—	—
The BDB Irrevocable Family Trust	22,222	(12)	*	22,222	—	—
Christensen, Kelsy	22,000		*	22,000	—	—
Rosenblatt, Marvin	20,000		*	20,000	—	—
Richard A. and Donna C. Hoefer	17,777		*	17,777	—	—
Charles M. Merkel	17,777		*	17,777	—	—
Richard Pawliger	17,777		*	17,777	—	—
Lahr, John W.	17,777		*	17,777	—	—
Delaware Charter Tax id #51-0099493 FBO Linda Rosenberg R/O IRA #3570-9445 C/O Legent Clearing 9300 Underwood, Suite 400 Omaha, NE, 68114	17,777	(13)	*	17,777	—	—
Steven Rothstein	17,000		*	17,000	—	—
Becker, Stanley	16,800		*	16,800	—	—
Jordan, David L	15,555		*	15,555	—	—
Miriam Mooney Trust FBO Catherine Sotto	15,555	(14)	*	15,555	—	—
Miriam Mooney Trust FBO Joan Connolly	15,555	(15)	*	15,555	—	—
Michael Sobeck SEP IRA	14,222		*	14,222	—	—
Joel A. Shumrak	13,333		*	13,333	—	—
William W. and Ann Y. Collins JTWROS	13,333		*	13,333	—	—
Scott Francis Jasper	13,333		*	13,333	—	—
MSL Investment Assoc. LLC	13,333	(16)	*	13,333	—	—
Katz, David C.	13,333		*	13,333	—	—
Miriam Mooney Trust FBO David Forrer	13,333	(17)	*	13,333	—	—
Charles, Thomas IRA	13,333		*	13,333	—	—
Lawrence Silverberg	12,000		*	12,000	—	—
James Tocco	11,500		*	11,500	—	—
Gerald E. Pheiffer	11,111		*	11,111	—	—
William Lurie	11,111		*	11,111	—	—

80B

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Lipcon, Mitchell J PSP Keough Plan	11,111	(18)	*	11,111	—	—
Lauren Topelsohn	11,111		*	11,111	—	—
Tangiers Investors LP	11,111		*	11,111	—	—
Rosetta (JTWROS), Bruce C. and Roxanne S.	11,000		*	11,000	—	—
Doetzel, Chad Peter	11,000		*	11,000	—	—
Roger Morrison	10,000		*	10,000	—	—
Leslie F. Olson ROTH IRA	10,000		*	10,000	—	—
Charles Barnes Darwin II	10,000		*	10,000	—	—
Richard and Tammie P. Schmidt	10,000		*	10,000	—	—
Clinical Consultant Assistant Inc.	10,000	(19)	*	10,000	—	—
Nielsen, Mark	10,000		*	10,000	—	—
Kendall, Peter M	10,000		*	10,000	—	—
Rosenblatt, Kenneth	10,000		*	10,000	—	—
Curtiss, Douglas M.	10,000		*	10,000	—	—
Delaware Charter Tax id #51-0099493 FBO Barry Fuller R/O IRA #2761-8721 C/O Legent Clearing 9300 Underwood, Suite 400 Omaha, NE, 68114	10,000	(20)	*	10,000	—	—
Hinkson, Chris P. and Shannon M	10,000		*	10,000	—	—
Brimhall, Kirk M	10,000		*	10,000	—	—
Andrew Irrevocable Trust U/A 5/4/94	10,000		*	10,000	—	—
Tasker, Geoffrey and Mary Jill	10,000		*	10,000	—	—
Collins, Jerry D. and Pam JTWROS	10,000		*	10,000	—	—
Delaware Charter Tax id #51-0099493 FBO Victor Sibila IRA #3015-3181 C/O Legent Clearing 9300 Underwood, Suite 400 Omaha, NE, 68114	10,000	(21)	*	10,000	—	—
David Keith Newton	8,888		*	8,888	—	—
Paul, Melvyn	8,888		*	8,888	—	—
Lavoie, Karine	8,880		*	8,880	—	—
Grossman, Martin	8,878		*	8,878	—	—
Del Neal Wisler	7,500		*	7,500	—	—
Douglas Hartley ROTH IRA	7,500		*	7,500	—	—
Steve Jon Palmatier	7,500		*	7,500	—	—
Raymond S. and Joan Huber	7,500		*	7,500	—	—
Brian Anthony Whittle	7,500		*	7,500	—	—
David W. Stange	7,500		*	7,500	—	—
Aguilar, David	7,500		*	7,500	—	—
Silber, Michael	7,500		*	7,500	—	—
Delaware Charter Tax id #51-0099493 FBO Denise A Webster R/O IRA #7439-1732 C/O Legent Clearing 9300 Underwood, Suite 400 Omaha, NE, 68114	7,500	(22)	*	7,500	—	—
Lesniak, Richard J	7,500		*	7,500	—	—
Gino and Joseph Tedesco JTWROS	7,000		*	7,000	—	—

80C

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Delaware Charter Tax id #51-0099493 FBO Eric J Pearson Roth IRA #4975-2227 C/O Legent Clearing 9300 Underwood, Suite 400 Omaha, NE, 68114	6,888	(23)	*	6,888	—	—
Zeev Tafel	6,666		*	6,666	—	—
Fredrick J. and Lynn Shimek	6,666		*	6,666	—	—
Mike Glantz	6,666		*	6,666	—	—
Reiff, Jerry	6,666		*	6,666	—	—
Taylor, Richard C.	6,666		*	6,666	—	—
Forrer, John	6,666		*	6,666	—	—
Chambers, Timothy E. and Heather L.	6,666		*	6,666	—	—
Delaware Charter Tax id #51-0099493 FBO Fred Williams R/O IRA #7201-7149 C/O Legent Clearing 9300 Underwood, Suite 400 Omaha, NE, 68114	6,666	(24)	*	6,666	—	—
Hardy, John	6,500		*	6,500	—	—
Chazanovitz, David	6,500		*	6,500	—	—
Hayden, Rhett G	6,000		*	6,000	—	—
Koondel, Ira	5,500		*	5,500	—	—
McClary, John A.	5,500		*	5,500	—	—
Ken Jerkins	5,000		*	5,000	—	—
George Centauro	5,000		*	5,000	—	—
Daniel Magalnick	5,000		*	5,000	—	—
James R. Gutglass	5,000		*	5,000	—	—
Norman W.Getz	5,000		*	5,000	—	—
Paideia Capital Private Ltd.	5,000		*	5,000	—	—
Robert and Deborah Cohen	5,000		*	5,000	—	—
Stancil, Donald Ray	5,000		*	5,000	—	—
Delaware Charter Tax id #51-0099493 FBO Sasson Joury R/O IRA #4313-7761 C/O Legent Clearing 9300 Underwood, Suite 400 Omaha, NE, 68114	5,000	(25)	*	5,000	—	—
Berke, Joel N. & Yulin	5,000		*	5,000	—	—
Wang, Luo	5,000		*	5,000	—	—
Jacobs, James A.	5,000		*	5,000	—	—
Ernie Graham Oil, Inc.	5,000	(26)	*	5,000	—	—
Podobinski, Daniel T. and Evelyn A.	5,000		*	5,000	—	—
Evans, Michael J & Kathleen A	5,000		*	5,000	—	—
Hampton, Dr. William	5,000		*	5,000	—	—
Golusin, Albert	5,000		*	5,000	—	—
Gary M. Goldstein	4,500		*	4,500	—	—
Frank D. Cole	4,444		*	4,444	—	—
Lauran A. Daman	4,444		*	4,444	—	—
Billy A. Joiner	4,444		*	4,444	—	—

80D

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Delaware Charter Tax id #51-0099493 FBO Jeffrey Todd Cole IRA #1486-3724 C/O Legent Clearing 9300 Underwood, Suite 400 Omaha, NE, 68114	4,444	(27)	*	4,444	—	—
Simon, Steve	4,444		*	4,444	—	—
Walker, James	4,444		*	4,444	—	—
DeCotis, James and Lynita	4,444		*	4,444	—	—
DeCotis, James A. IRA	4,444		*	4,444	—	—
Hall, Warren James	4,444		*	4,444	—	—
Jelcada LP	4,444	(28)	*	4,444	—	—
Sklanka, Edward	4,444		*	4,444	—	—
Bishop, Leslie J.	4,444		*	4,444	—	—
Storey, Edward and Carol	4,444		*	4,444	—	—
Schlenker, Ralph & Donna	4,444		*	4,444	—	—
Adler, Orrin	4,444		*	4,444	—	—
* Less than 1%

(1)
Based on 12,230,178 shares of common stock outstanding as of the date of this prospectus. The number of shares of our common stock outstanding excludes (i) up to 1,200,000 shares of our common stock to be offered by us in a firm commitment public offering concurrently herewith and (ii) 782,545 shares of common stock that are issuable upon the exercise of outstanding warrants. Also (i) excludes the 120,000 shares underlying warrants that we will issue to the Underwriters upon the closing of the public offering, (ii) excludes the 54,000 shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise in a public offering and (iii) is not affected by the 126,000 shares that the Underwriter may purchase from selling stockholders in such public offering.

(2)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(3)
Includes 159,022 shares of common stock and 65,240 shares of common stock issuable upon the exercise of outstanding warrants, each held by Debbie Schwartzberg, who is the spouse of the selling stockholder. Also includes 32,974 shares of common stock and 13,528 shares of common stock issuable upon the exercise of outstanding warrants held in such amounts by each of the Julie Schwartzberg Trust dated 2/9/2009 and the David N. Sterling Trust dated 2/3/2000. The selling stockholder is a co-trustee of the foregoing trusts. As a result, the selling stockholder may be deemed the indirect beneficial owner of these securities and disclaims beneficial ownership of the securities except to of his pecuniary interest in the securities. Excludes the shares held by Continuum Capital Partners, LP listed in the table above and footnote (4) below.

(4)
Gil N. Schwartzberg, as manager of the general partner, has voting and investment control over the shares owned by this entity. Mr. Schwartzberg is the spouse of Debbie Schwartzberg. Excludes shareholdings discussed under footnote (3), above.

(5)	Jeffrey Rubin, as manager, has voting and investment control over the shares owned by this entity.

(6)	Lyman O. Heidtke, as general partner, has voting and investment control over the shares owned by this entity.

(7)	Frederick Berdon has voting and investment controls over the shares owned by this entity.

(8)	David L. Kagel has voting and investment control over the shares owned by this entity.

(9)
Paul Masters has voting and investment control over the shares owned by this entity. Based on information provided to us by this selling stockholder, Mr. Masters is an affiliate of a broker-dealer but the selling stockholder acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

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(10)	Michael Rosenberg has voting and investment control over the shares owned by this entity.

(11)	Richard Schmidt, as managing member, has voting and investment control over the shares owned by this entity.

(12)	Duane H. Butcher, as Trustee has voting and investment control over the shares owned by this entity.

(13)	Linda S. Rosenberg has voting and investment control over the shares owned by this entity.

(14)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(15)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(16)	Marilyn Lefkowitz, as manager, has voting and investment control over the shares owned by this entity.

(17)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(18)	Mitchell J. Lipcon, as trustee, has voting and investment control over the shares owned by this entity.

(19)	Keith Foulis, as president, has voting and investment control over the shares owned by this entity.

(20)	Barry Fuller has voting and investment control over the shares owned by this entity.

(21)	Victor Sibila has voting and investment control over the shares owned by this entity.

(22)	Denise Webster has voting and investment control over the shares owned by this entity.

(23)	Eric J. Pearson has voting and investment control over the shares owned by this entity.

(24)	Fred Williams has voting and investment control over the shares owned by this entity.

(25)	Sasson Joury has voting and investment control over the shares owned by this entity.

(26)	Brian R. Olson, as controller/owner, has voting and investment control over the shares owned by this entity.

(27)	Jeffrey Todd Cole has voting and investment control over the shares owned by this entity.

(28)	John O. Forrer, as general partner, has voting and investment control over the shares owned by this entity.

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PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved. The maximum commission or discount to be received by any FINRA member or independent broker-dealer, however, will not be greater than eight (8) percent for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

WestPark Capital, Inc. (the “Underwriter”) is an underwriter of up to 1,200,000 shares of our common stock (excluding an underwriters’ option to purchase an additional 180,000 shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith, may dispose of shares on behalf of its account holders who are also selling stockholders. The maximum commission or discount to be received by the Underwriter will not be greater than eight percent (8%) for the sale of any securities being registered hereunder. Additionally, any securities acquired by any participating FINRA members during the 180-day period preceding the date of the filing of the prospectus with the Commission will be subject to lock-up restrictions under FINRA Rule 5110(g), unless an exemption is available under FINRA Rule 5110(g)(2). FINRA Rule 5110(g) provides that such securities shall not be sold during our public offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of sales of our public offering.

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In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective for twelve (12) months. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

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LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. K&L Gates LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law. An affiliate of a partner of Han Kun Law Offices owns 120,000 shares of common stock of our company.

EXPERTS

The consolidated financial statements of China Wesen Recycling Technology, Inc. as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 appearing in this prospectus and registration statement have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee(1)	$1,849
FINRA Filing Fee(1)	[____	]
Exchange Listing Fee(1)	[____	]
Transfer Agent Fees(1)	[____	]
Accounting fees and expenses(1)	[____	]
Legal fees and expenses(1)	[____	]
Blue Sky/Underwriters’ counsel fees and expenses(1)	[____	]
Research and Investor Relations fees and expenses(1)	[____	]
Printing fees and expenses(1)	[____	]
Roadshow fees and expenses(1)	[____	]
Miscellaneous(1)	[____	]
Total	$ [____	]

(1)	All amounts are estimates other than the Commission’s registration fee, FINRA filing fee and Exchange listing fee.

Item 14. Indemnification of directors and officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our Certificate of Incorporation provides for the indemnification, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, of officers, directors, employees and agents of the Company. We may, prior to the final disposition of any proceeding, pay expenses incurred by an officer or director upon receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We shall indemnify any officer, director, employee or agent upon a determination that such individual has met the applicable standards of conduct specified in Section 145. In the case of an officer or director, the determination shall be made by (a) a majority vote of directors who are not parties to such proceeding, even though less than a quorum; (b) a committee of such directors designated by majority vote of such directors, even though less than a quorum; (c) if there are no such directors, independent legal counsel in a written opinion or (d) the stockholders.

Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of no monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent sales of unregistered securities

On November 23, 2009, pursuant to the terms of the Exchange Agreement, Weixin BVI, Weixin HK, Kelida, Hua Su, Chuang Yi, Xin Ye, Li Jun, and all of the shareholders of Weixin BVI (collectively, the “Weixin Shareholders”)., SRKP 23 issued 7,865,556 shares of common stock to the Weixin Shareholders in exchange for all of the issued and outstanding securities of Weixin BVI. All of the securities were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act of 1933, as amended. We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) each recipient of the shares is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) each recipient of the shares has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) each recipient of the shares agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an available exemption from registration. We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

           On November 23, 2010, we received gross proceeds of approximately $2.5 million in an initial closing of a private placement transaction. Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,111,099 shares of Common Stock at $2.25 per share. On December 16, 2010, we conducted a second and final closing of the private placement, pursuant to which we sold an aggregate of 1,346,068 shares of Common Stock at $2.25 per share for gross proceeds of approximately $3.0 million. Accordingly, we sold a total of 2,457,167 shares of common stock in the private placement for aggregate gross proceeds of approximately $5.5 million (the “Private Placement”). The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On October 11, 2007, we offered and sold an aggregate of 7,096,390 shares of common stock for aggregate proceeds equal to $5,000.12, pursuant to the terms and conditions set forth in those certain common stock purchase agreements, and warrants to purchase an aggregate of 7,096,390 shares of common stock) for aggregate proceeds equal to $2,500.05, pursuant to the terms and conditions set forth in those certain warrant purchase agreements. On November 23, 2010, 5,434,753 of the shares and 6,414,693 of the warrants were cancelled. The Warrants have an exercise price equal to $0.0001. The Warrants are immediately exercisable and terminate five years from November 23, 2010, the date the Company ceased to be a “shell company” and a “blank check company.” The Company sold these shares of common stock and Warrants under the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereuner.

On November 3, 2010, we offered and sold an aggregate of 1,490,964 shares of common stock for aggregate proceeds of $1,050.00 and warrants to purchase an aggregate of 1,490,958 shares of common stock for aggregate proceeds of $525.00. The warrants have an exercise price equal to $0.0001 and expire on November 23, 2015. These securities were the only items of value received by any such stockholders from SRKP 23, Inc. The Company sold these shares of common stock and Warrants under the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereuner.

Item 16. Exhibits

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

2.1
Share Exchange Agreement dated November 12, 2010, by and among the Registrant, Weixin International Co., Limited, Wei Xin Holding Group Limited, Gangzhou Kelida Intelligent Equipment Co., Ltd., Zhaoqing Hua Su Plastic Trading Company, Zhaoqing Chuang Yi Resources Recycle Co., Ltd., Zhaoqing Xin Ye Plastic Co., Ltd., Zhaoqing Li Jun Craftwork Co., Ltd. and the shareholders of Weixin International Co., Limited (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53019) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53019) filed with the Securities and Exchange Commission on January 16, 2008).

3.3
Certificate of Ownership and Merger effecting name change filed with the Office of Secretary of State of Delaware on November 24, 2010 (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2010).

4.1	Specimen Certificate of Common Stock.

4.2	Form of Warrant (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-53019) filed with the Securities and Exchange Commission on January 16, 2008).

4.3	Form of Warrant (incorporated by reference from Exhibit 4.1 to the Quarterly Report on Form 10-Q (File No. 000-53019) filed with the Securities and Exchange Commission on November 8, 2010).

4.4*	Form of Underwriter’s Warrant.

5.1*	Opinion of K&L Gates LLP.

10.1
Share and Warrant Cancellation Agreement dated November 12, 2010 entered into by and between the Registrant and certain stockholders of the Registrant (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2010).

10.2
Registration Rights Agreement dated November 23, 2010 entered into by and between the Registrant, Weixin International Co., Limited and certain stockholders of the Registrant (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2010).

10.3
Land Tenancy Contract executed September 25, 2007 by and among Dinghu District Guicheng Office Longyi Residents’ Committee Team No. 15 and Zhaoqing Hua Su Plastic Trading Company, Zhaoqing Chuang Yi Resources Recycle Co., Ltd., Zhaoqing Xin Ye Plastic Co., Ltd., Zhaoqing Li Jun Craftwork Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2010).

Exhibit No.	Description

10.4
Transfer Contract for State-Owned Construction Land Use Right dated November 12, 2007 by and between the Bureau of Land Resources and Housing Management Guangzhou Municipality and Gangzhou Kelida Intelligent Equipment Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2010).

10.5
Sold Note, Bought Note and Instrument of Transfer by and between Wan Hongbing and Weixin International Co., Limited (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

10.6
Form of Share Transfer Contract by and between Gangzhou Kelida Intelligent Equipment Co., Ltd. and the persons and the related companies listed on Schedule A (translated to English) (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

10.7
Form of Master Agreement by and between Canvas Valley LLC and the companies listed on Schedule A (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

10.8
Form of Master Agreement by and between Global Green Lands LLC and the companies listed on Schedule A (incorporated by reference from Exhibit 10.8 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

10.9
Master Agreement by and between Zhaoqing Hua Su Plastic Trading Company and Tonghe Environmental Holdings Ltd. dated January 5, 2009 (incorporated by reference from Exhibit 10.9 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

10.10
Placement Agency Agreement dated as of November 23, 2010 by and among the Company, Weixin International Co., Limited and WestPark Capital, Inc. (incorporated by reference from Exhibit 10.10 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

10.11	Form of Purchasing Contracts with suppliers (incorporated by reference from Exhibit 10.11 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated February 1, 2011 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2010).

23.1	Consent of MaloneBailey LLC.

23.2*	Consent of K&L Gates LLP (contained in Exhibit 5.1).

23.3*	Consent of Han Kun Law Offices.

24.1	Power of Attorney (included on signature page).

* to be filed by amendment

Item 17. Undertakings

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

The undersigned Registrant hereby undertakes that to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i.	in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i)
for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii)
for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that:

(i) if the undersigned registrant is relying on Rule 430B:

(a) each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the undersigned registrant is subject to Rule 430C:

(a) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Guangzhou, People’s Republic of China, on the 10th day of February, 2011.

China Wesen Recycling Technology, Inc.

By:	/s/ Xiao Liu
Name:	Xiao Liu
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Xiao Liu, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) any and all amendments to this Form S-1 (including post-effective amendments) and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Xiao Liu	Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2011
Xiao Liu

/s/ Yonghua Deng	Senior Accounting Manager (Principal Financial and Accounting Officer)	February 10, 2011
Yonghua Deng

/s/ Hongbing Wan	Chairman of the Board and Chief Operating Officer	February 10, 2011
Hongbing Wan

/s/ Xiaozhu Pang	Director	February 10, 2011
Xiaozhu Pang

/s/ Yuhong Hu	Director	February 10, 2011
Yuhong Hu

EXHIBIT INDEX
Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

2.1
Share Exchange Agreement dated November 12, 2010, by and among the Registrant, Weixin International Co., Limited, Wei Xin Holding Group Limited, Gangzhou Kelida Intelligent Equipment Co., Ltd., Zhaoqing Hua Su Plastic Trading Company, Zhaoqing Chuang Yi Resources Recycle Co., Ltd., Zhaoqing Xin Ye Plastic Co., Ltd., Zhaoqing Li Jun Craftwork Co., Ltd. and the shareholders of Weixin International Co., Limited (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53019) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53019) filed with the Securities and Exchange Commission on January 16, 2008).

3.3
Certificate of Ownership and Merger effecting name change filed with the Office of Secretary of State of Delaware on November 24, 2010 (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2010).

4.1	Specimen Certificate of Common Stock.

4.2	Form of Warrant (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-53019) filed with the Securities and Exchange Commission on January 16, 2008).

4.3	Form of Warrant (incorporated by reference from Exhibit 4.1 to the Quarterly Report on Form 10-Q (File No. 000-53019) filed with the Securities and Exchange Commission on November 8, 2010).

4.4*	Form of Underwriter’s Warrant.

5.1*	Opinion of K&L Gates LLP.

10.1
Share and Warrant Cancellation Agreement dated November 12, 2010 entered into by and between the Registrant and certain stockholders of the Registrant (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2010).

10.2
Registration Rights Agreement dated November 23, 2010 entered into by and between the Registrant, Weixin International Co., Limited and certain stockholders of the Registrant (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2010).

10.3
Land Tenancy Contract executed September 25, 2007 by and among Dinghu District Guicheng Office Longyi Residents’ Committee Team No. 15 and Zhaoqing Hua Su Plastic Trading Company, Zhaoqing Chuang Yi Resources Recycle Co., Ltd., Zhaoqing Xin Ye Plastic Co., Ltd., Zhaoqing Li Jun Craftwork Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2010).

10.4
Transfer Contract for State-Owned Construction Land Use Right dated November 12, 2007 by and between the Bureau of Land Resources and Housing Management Guangzhou Municipality and Gangzhou Kelida Intelligent Equipment Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2010).

10.5
Sold Note, Bought Note and Instrument of Transfer by and between Wan Hongbing and Weixin International Co., Limited (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

10.6
Form of Share Transfer Contract by and between Gangzhou Kelida Intelligent Equipment Co., Ltd. and the persons and the related companies listed on Schedule A (translated to English) (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

10.7
Form of Master Agreement by and between Canvas Valley LLC and the companies listed on Schedule A (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

Exhibit No.	Description

10.8
Form of Master Agreement by and between Global Green Lands LLC and the companies listed on Schedule A (incorporated by reference from Exhibit 10.8 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

10.9
Master Agreement by and between Zhaoqing Hua Su Plastic Trading Company and Tonghe Environmental Holdings Ltd. dated January 5, 2009 (incorporated by reference from Exhibit 10.9 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

10.10
Placement Agency Agreement dated as of November 23, 2010 by and among the Company, Weixin International Co., Limited and WestPark Capital, Inc. (incorporated by reference from Exhibit 10.10 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

10.11	Form of Purchasing Contracts with suppliers (incorporated by reference from Exhibit 10.11 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated February 1, 2011 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 1, 2011).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2010).

23.1	Consent of MaloneBailey LLC.

23.2*	Consent of K&L Gates LLP (contained in Exhibit 5.1).

23.3*	Consent of Han Kun Law Offices.

24.1	Power of Attorney (included on signature page).

* to be filed by amendment.